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Exhibit 99.3

NON-GAAP FINANCIAL MEASURES

              In this document, we make references to EBITDA and Adjusted EBITDA, which are supplemental measures of performance that are not required by, or presented in accordance with, generally accepted accounting principles, or GAAP. See footnote 3 under "Summary—Summary Historical Consolidated Financial and Other Data" and "Summary—Reconciliation of Adjusted EBITDA" for the definitions of EBITDA and Adjusted EBITDA, respectively.

              EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation from, or as a substitute for analysis of, results as reported under GAAP. Some of these limitations are:

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  they do not reflect cash outlays for capital expenditures, contractual commitments or liabilities including pension obligations, post-retirement health benefit obligations and prior year income tax liabilities;

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  they do not reflect changes in, or cash requirements for, working capital requirements;

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  they do not reflect the interest expense, or the cash requirements necessary to service interest or principal payments, on indebtedness;

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  although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect cash requirements for such replacements; and

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  other companies, including other companies in our industry, may calculate these measures differently than as presented in this document, limiting their usefulness as a comparative measure.

              Because of these limitations, EBITDA and Adjusted EBITDA should not be considered as measures of discretionary cash available to invest in our business or reduce indebtedness. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA and Adjusted EBITDA only supplementally. For more information, see our audited consolidated financial statements and related notes for the year ended September 30, 2009 and our unaudited consolidated financial statements for the nine months ended June 30, 2010.

i

MARKET DATA

              We generate market and competitive position data on a regular basis to measure the performance of, and plan for, our business. We obtained the market and competitive position data used throughout this document from our own research along with information supplied by sources that we believe are reliable. However, we have not independently verified any such third-party information and it is possible that the market data and information may not be accurate in all material respects. The gaming market in the Northeastern United States and Canada is subject to continual change, including changes in the number of facilities and the size of such facilities. For these and other reasons discussed in this document, estimates of our future performance could prove to be materially inaccurate.

FORWARD-LOOKING STATEMENTS

              This document includes "forward-looking statements" within the meaning of the federal securities laws. Statements regarding our expected financial condition, results of operations, business, strategies and financing plans under the headings "Summary," "Risk Factors," "Use of Proceeds," "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this document are forward-looking statements. In addition, in those and other portions of this document, the words "anticipate," "expect," "plan," "intend," "designed," "estimate," "adjust" and similar expressions, as they relate to us or our management, indicate forward-looking statements. These forward-looking statements may prove to be incorrect.

              Forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements or industry results to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. These risks, uncertainties and other important factors are disclosed under "Risk Factors" and elsewhere in this document, including, without limitation, in conjunction with the forward-looking statements included in this document.

              Given these uncertainties, readers are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements are made as of the date of this document. We assume no obligation to update or revise them or provide reasons why actual results may differ. Important factors that could cause our actual results to differ materially from our expectations include, without limitation:

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  the local, regional, national, or global economic climate;

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  our substantial indebtedness and ability to meet our financial obligations and operate in accordance with the restrictions imposed by to such indebtedness;

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  our incurrence of any additional indebtedness;

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  the availability of financing;

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  our inability to generate cash flows;

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  increased competition;

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  changes in federal Indian law;

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  matters relating to the Nation-State Gaming Compact between the Seneca Nation of Indians and New York State;

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  the control of our company by the Seneca Nation of Indians;

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  changes in the Nation's executives, the membership of the Nation's Council (the Nation's legislative body) or the Nation's financial condition, laws or policies;

ii

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  changes in gaming laws or regulations;

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  ongoing or future litigation challenging our ability to conduct gaming operations;

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  changes in federal or state tax laws or the administration of such laws;

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  our inability to retain existing management, fill current vacancies and attract new personnel;

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  our limited experience operating the recently opened Seneca Hickory Stick Golf Course;

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  seasonality and weather-related factors;

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  investigative reviews by regulatory authorities relating to our gaming revenues;

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  acts of war or terrorism; and

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  the other risks described under the heading "Risk Factors" contained herein.

iii

 SUMMARY

              Except as otherwise expressly stated or otherwise indicated by the context, in this document (1) "SGC" or the "Company" means Seneca Gaming Corporation, (2) "SNFGC" means Seneca Niagara Falls Gaming Corporation, a wholly owned subsidiary of SGC and a guarantor of the Notes (as defined herein), (3) "STGC" means Seneca Territory Gaming Corporation, a wholly owned subsidiary of SGC and a guarantor of the Notes, (4) "SEGC" means Seneca Erie Gaming Corporation, a wholly owned subsidiary of SGC and a guarantor of the Notes, (5) "LGCC" means the Lewiston Golf Course Corporation, a wholly owned subsidiary of SNFGC and a guarantor of the Notes, (6) the "Guarantors" means, collectively, SNFGC, STGC, SEGC and LGCC, (7) the "Nation" or "Seneca Nation of Indians" means the Seneca Nation of Indians of New York, (8) the "Compact" means the Nation-State Gaming Compact between the Seneca Nation of Indians of New York and the State of New York, dated August 18, 2002, and (9) "we," "our," "ours" and "us" mean SGC, acting through SNFGC, STGC, SEGC and LGCC.

Our Company

              Seneca Gaming Corporation, wholly owned and chartered by the Seneca Nation of Indians, owns, develops and operates all of the Nation's Class III gaming operations on the Nation's territories in Western New York State. We currently operate three casinos in Western New York State: Seneca Niagara Casino and Hotel, located in Niagara Falls, New York; Seneca Allegany Casino and Hotel, located in Salamanca, New York; and Seneca Buffalo Creek Casino, located in Buffalo, New York. Our three casinos are located on land held in restricted fee by the Nation, which, together with the Nation's exclusive rights under the Compact, allow us to conduct Class III gaming operations in Western New York State. Our casinos are the only resort gaming facilities in Western New York State permitted to offer full Las Vegas-style gaming, including, but not limited to, blackjack, craps, roulette and slot machines. Additionally, we own and operate the Lewiston Golf Course Corporation, a wholly owned subsidiary of SNFGC, which operates the Seneca Hickory Stick Golf Course, located approximately 10 miles from the Seneca Niagara Casino and Hotel.

              Our strategy is to capitalize on our high quality resort facilities, diverse products and our dedication to superior customer service to effectively compete in each of our markets and create value for our stakeholders. Significant investment in our assets has enabled SGC to maintain its position as the premier gaming operator in Western New York State and the surrounding areas. Our principal goal is for our facilities to complement one another, offering diverse gaming, lodging and entertainment experiences that meet the various demands of our patrons in our target markets. We offer among the greatest variety of quality gaming and non-gaming amenities in our markets with the most up-to-date slot product, first-class lodging accommodations and high quality dining experiences. Our product quality and superior customer service have been proven through the various awards our properties have won over the past several years, including the AAA Four-Diamond Awards at both Seneca Niagara Casino and Hotel, and Seneca Allegany Casino and Hotel. SGC continues to brand the Seneca name through advertising and promotion of our Seneca Link Player's Card, which is accepted at all of SGC's facilities in order to promote increased customer loyalty, increased visitation and expansion of our customer base.

              As of June 30, 2010, our consolidated gaming operations featured approximately 221,100 square feet of gaming space, with 6,574 slot machines, 135 table games and 816 hotel rooms. For the twelve months ended June 30, 2010, on a consolidated basis we generated gaming revenue of $531.6 million, net revenue of $577.9 million, net income of $86.7 million and EBITDA of $168.7 million. During the same period, on a consolidated basis we generated $243.6 million of Adjusted EBITDA, which represents a 42.1% Adjusted EBITDA margin. See footnotes 3 and 4 to the table under "—Summary Historical Financial And Other Data" for definitions of EBITDA and Adjusted EBITDA and "—Reconciliation of Adjusted EBITDA" for a reconciliation of net income to EBITDA and to Adjusted EBITDA.

Our Properties

			As of June 30, 2010			Twelve Months ended as of June 30, 2010
						(Dollars in millions) (unaudited)
Name	Date Opened	Total Gaming Square Footage	Slots	Tables	Hotel Rooms	Net Revenue
Seneca Niagara Casino & Hotel	12/31/2002	147,000	3,973	102	604	$380
Seneca Allegany Casino & Hotel	5/1/2004	63,500	2,144	33	212	149
Seneca Buffalo Creek Casino	7/3/2007	10,600	457	—	—	49

Seneca Niagara Casino and Hotel

              Seneca Niagara Casino and Hotel operates on approximately 48 acres (24 of which are available for future development) in Niagara Falls, New York, 20 miles north of Buffalo, New York, and offers gaming, entertainment, lodging and related amenities. Seneca Niagara Casino and Hotel is SGC's flagship resort property catering to mid-to-high value gaming guests looking for a full service first-class gaming resort destination and is open 24 hours per day, seven days per week. We opened our original Niagara Falls gaming facility on December 31, 2002 in the former Niagara Falls Convention and Civic Center. Since opening, we have continued to invest in the facilities and equipment at this property. On March 31, 2006, we completed the phased opening of our luxury hotel, along with all other amenities. Our aggregate capital investment in the Seneca Niagara Casino and Hotel as of June 30, 2010 is approximately $532.5 million.

              As of June 30, 2010, Seneca Niagara Casino and Hotel featured:

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  approximately 147,000 square feet of Class III gaming space with approximately 3,973 slot machines; approximately 102 table games, including, but not limited to, blackjack, craps and roulette; and keno;

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  604 luxury hotel rooms, comprised of 486 standard rooms, 22 individually themed center suites, 86 corner suites and 10 penthouse suites;

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  a full-service luxury spa, salon and fitness center;

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  food and beverage amenities, including three full-service themed fine dining restaurants, a 400-seat international buffet, two casual dining restaurants, a walk-up delicatessen, a snack bar, and four bars and lounges;

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  five retail stores;

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  an approximately 24,000-square-foot multi-purpose entertainment and special event facility, which can seat up to 2,400 for concerts, and can also be used for meetings, banquets and conventions;

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  a 468-seat showroom;

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  approximately 9,000 square feet of conference and banquet space; and

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  an approximately 2,130-space parking garage, surface parking for approximately 1,500, vehicles which includes employee parking, and a bus transportation center.

Seneca Allegany Casino and Hotel

              Seneca Allegany Casino and Hotel, which is located on the Nation's Allegany Territory in Salamanca, New York, approximately 60 miles south of Buffalo, New York and 75 miles northeast of Erie, Pennsylvania, offers gaming, entertainment, lodging and related amenities. Seneca Allegany Casino and Hotel caters primarily to mid value gaming guests and drive-in patrons from its primary and secondary markets, and is open 24 hours per day, seven days per week. Seneca Allegany Casino opened on May 1, 2004. On December 28, 2006, we opened a new permanent gaming floor and on March 30, 2007, we opened a 212-room resort hotel, including food and beverage and other amenities. In March 2008, we completed the conversion of the former temporary casino structure into an event center and additional administrative office space. Our aggregate capital investment in the Seneca Allegany Casino and Hotel as of June 30, 2010 is approximately $348.7 million.

              As of June 30, 2010, Seneca Allegany Casino and Hotel featured:

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  approximately 63,500 square feet of gaming space with approximately 2,144 slot machines and 33 table games, including, but not limited to, blackjack, craps and roulette;

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  212 luxury hotel rooms, including 28 suites of various sizes;

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  a full-service luxury spa, salon, and fitness center;

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  food and beverage amenities, including two full-service themed fine dining restaurants, a 200-seat international buffet, a 24-hour casual dining restaurant, a walk-up delicatessen, a snack bar, and two bars and lounges;

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  retail outlets including a multi-faceted retail store, including logo merchandise and sundries and a discount store where all items are priced at $10;

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  an approximately 22,000-square-foot multi-purpose entertainment and special event facility, which can seat up to 2,200 for concerts, and can also be used for meetings, banquets and conventions; and

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  a parking garage for approximately 1,840 vehicles and surface parking for approximately 1,050 vehicles.

Seneca Buffalo Creek Casino

              Seneca Buffalo Creek Casino is located in the inner harbor district of downtown Buffalo, New York on an approximately nine acre parcel and offers a convenient local gaming experience that caters primarily to patrons within the Buffalo metropolitan area. On July 3, 2007, we commenced operations at this temporary facility, which featured 135 slot machines and a snack bar. During the quarter ended March 31, 2008, the temporary facility was expanded to include an additional 109 slot machines. In February 2009, the facility began operating 24 hours a day, seven days a week. On March 5, 2010, we completed an approximately $7.4 million expansion of the temporary facility, increasing the number of total slot machines to approximately 457 and the total square feet of gaming space to approximately 10,600. Our aggregate capital investment as of June 30, 2010 in the Seneca Buffalo Creek Casino is approximately $19.8 million.

              As of June 30, 2010, Seneca Buffalo Creek Casino featured:

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  approximately 10,600 square feet of gaming space with approximately 457 slot machines;

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  food and beverage snack bar; and

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  surface parking for approximately 300 vehicles.

Seneca Hickory Stick Golf Course

              In addition to our Las Vegas-style gaming operations, we also own and operate Seneca Hickory Stick Golf Course, a championship level golf course, in Lewiston, New York. Located approximately 10 miles from the Seneca Niagara Casino and Hotel, the golf course opened for public play on July 2, 2010. The golf course serves as an amenity for our patrons and is intended to enable us to increase our demographic and geographic reach. Designed by world-renowned golf architect Robert Trent Jones II, Seneca Hickory Stick Golf Course currently features a scenic, 18-hole par 72, PGA-style layout. A recently completed permanent clubhouse is expected to open in the spring of 2011. It features approximately 4,300 square feet, including a pro shop, bar and casual dining for 40 patrons and additional area adjacent to the clubhouse that has been designed to facilitate the use of temporary structures to accommodate special events.

Our Strengths

Prudent Fiscal Management

              The Nation and our management team have a strong track record of driving top-line revenues while proactively managing our cost base to generate positive cash flow with industry leading margins. Management continues to selectively pursue growth and development opportunities and maintain fiscal prudence relating to capital expenditures, tribal distributions and lease payments under operating lease agreements, or Head Leases, between the Nation and each of SNFGC, STGC and SEGC. The top five members of our management team have substantial experience in the gaming industry with a combined tenure of approximately 85 years.

              In 2008, as we began to see the impact of the economic recession, we implemented operating and expense control initiatives aimed at: hotel yield management, increasing our cash paying patrons, repricing our food and beverage products, reducing food and beverage costs as a percentage of food and beverage revenue, maximizing effectiveness of marketing programs and reducing marketing costs, achieving labor efficiencies through active monitoring of scheduling activities and reducing our workforce. As a result of these actions, our Adjusted EBITDA decreased by only 5.4% despite a decrease in net revenue of 8.6% and a decrease in net income of 15.5% when comparing the fiscal year ending 2008 to the last twelve months ended June 30, 2010. If further adjusted for the increase in our exclusivity payment rate from 22% to 25% effective January 2, 2010, our Adjusted EBITDA during this time period would have decreased by only 2.6%.

              The Nation, our Board and management team have also effectively managed our use of cash in order to maintain our strong liquidity position. We proactively halted the expansion projects at Seneca Allegany Casino and Hotel and Seneca Buffalo Creek Casino in 2008 due to the economic recession, and both projects remain suspended indefinitely today. In addition, the Nation has demonstrated its willingness and ability to adjust distributions based on the economic environment, including reduced discretionary tribal distributions from $51 million in the fiscal year ended 2008 to $31.5 million for the twelve months ended June 30, 2010, as well as keeping Head Lease payments constant at $76 million from the fiscal year ended 2009 to the current fiscal year ending 2010, in lieu of a planned increase. As a result, despite the recent economic recession, as of June 30, 2010, we maintained $117 million in cash and cash equivalents (including $48 million of restricted cash reserves), had no outstanding borrowings on our existing revolving credit facility and a ratio of total debt to EBITDA of 3.0x, a ratio among the lowest of our gaming operator peers.

              Our contemplated refinancing further demonstrates the Nation's and the Company's dedication to fiscal prudence. Consistent with the Nation's desire to deleverage, the five-year term loan under the $225 million senior secured credit agreement that we will enter into concurrently with the issuance of the Notes, or the New Senior Secured Credit Agreement, will contain a mandatory amortization schedule of 20% per annum. In addition, in the absence of future expansion plans with respect to projects that have been suspended, we will have limited capital expenditure requirements, other than maintenance capital requirements, which will help us generate significant cash flow to service the required amortization, deleverage the Company and continue to maintain a strong liquidity position.

High Quality, Diversified, Full Service Product Offering and Strong Barrier to Entry

              We are the only Las Vegas-style gaming operator located in our primary and secondary markets and have a competitive advantage over other operators in our markets that do not offer the same quality and breadth of product offerings as our facilities. With approximately 221,100 square feet of gaming space, 6,574 slot machines, 135 table games and 816 hotel rooms in three casinos combined with a broad array of non-gaming related initiatives and offerings, including entertainment events, conference/meeting rooms, golf, restaurants and bars, retail, spa and salon amenities, we believe that we are the premier gaming operator in Western New York State and in the areas of Northern Pennsylvania and Ohio. As slot play currently represents approximately 90% of our consolidated gross gaming revenues, we strive to offer the most popular and current slot machine game content to differentiate ourselves from our regional competition. In addition to the broad and state-of-the-art product offering, we believe that we distinguish our gaming facilities from competitors with consistent, superior guest experiences, as evidenced by our achieving the AAA Four Diamond Award for five consecutive years at Seneca Niagara Casino and Hotel and for two consecutive years at Seneca Allegany Casino and Hotel. In addition, we have a diversified product offering with each of our properties catering to different demographics, providing a diversified and more stable cash flow stream. Furthermore, there are strong barriers of entry to our market as we have the exclusive right to offer Class III gaming in Western New York State, which we believe puts our competitors in an inferior position with respect to product offering capabilities and meeting customer demands.

Strong Market Demographics and Strategic Location

              More than 3.5 million adults live within our primary and secondary markets within the United States, and we draw from an adult population of approximately 9 million that resides in Canada and is located within a 110 mile driving distance to our facilities. Our markets include major cities such as Buffalo, Rochester and Niagara Falls, New York; Toronto, Canada; Erie and Pittsburg, Pennsylvania; Cleveland and Akron, Ohio; and other areas of New York and Canada. In addition, our facilities are located directly off heavily traveled major highways, providing convenient access to patrons, and have superior locations closer to major population centers than our competitors.

Significant Investment

              Since the December 31, 2002 opening of the Seneca Niagara Casino, we have invested significantly in the development, expansion and maintenance of our resort facilities, including the completion of the hotel and gaming expansion projects at Seneca Niagara Casino and Hotel, and Seneca Allegany Casino and Hotel, and the opening and expansion of the Seneca Buffalo Creek Casino. These investments enable us to maintain our position as the premier gaming operator in Western New York State. Our capital program includes reinvestment in slot product, hotel rooms, information technology and infrastructure and other non-gaming amenities. We have invested over $900 million in our three casinos as of June 30, 2010. Since July 1, 2009, we have replaced approximately 1,800 gaming machines, representing approximately 27% of our gaming machines. To help maintain our current market position, and to provide for expanded opportunities in the convention and tourism markets, we intend to continue to explore opportunities for our Niagara Falls, Allegany and Buffalo facilities, subject to the availability of necessary funding and an appropriate return on investment.

Our Strategy

              Our gaming facilities provide a high-quality and diverse gaming experience which we believe adds to our patron base and strengthens patron loyalty in each segment of the gaming market. A principal goal is for the facilities to complement each other, offering diverse hotel, entertainment and gaming experiences for our guests. In order to maximize income from operations, we attempt to coordinate advertising, promotions, entertainment and special events to minimize competition among its gaming facilities, and integrate administrative and information technology functions. We plan to continue to brand the Seneca name through advertising and promotion of our Seneca Link Player's Card, which is accepted at all of our facilities. The key components of our integrated marketing plan include the following:

Offer the Highest Quality Service

              We believe that we distinguish our gaming and resort facilities from competitors with consistent superior patron service, as evidenced by our achieving the AAA Four Diamond Award since 2005 at Seneca Niagara Casino and Hotel and since 2008 at Seneca Allegany Casino and Hotel. Consistent superior patron service is a fundamental component of our business and marketing strategy. We attribute much of our success to our employees' ability to provide high quality, efficient and friendly service, which promotes increased and repeat visitation and spend per visit and strengthens customer loyalty at our properties and to the Seneca brand. We require that each new employee participate in substantial customer service training as part of their orientation. In addition, we seek feedback from our patrons through "blind" surveys and the use of "secret shopper" programs to constantly improve our service to meet patron demand. It is our intention to continue to invest in providing the highest level of guest service as an integral component of our long-term financial success.

Reinvest in our Resort Facilities

              We believe our commitment to reinvest in each of our gaming facilities is critical to our continued success and future growth. We intend to reinvest in our gaming facilities to ensure their attractiveness to our patrons, while at the same time providing maximum return on investment. To increase our profitability, we intend to regularly update our slot machines with the most popular game content in order to create a more exciting gaming experience for our patrons. We have also invested in technology, including slot machine "ticket-in/ticket-out" technology, automated ticket redemption machines, player tracking system enhancements and the development of a Seneca brand inter-property progressive slot jackpot. Reinvestment in our gaming and resort facilities serves to enhance our patrons' entertainment experience.

Offer Diversified Gaming Experience to Broadest Customer Base

              We intend to operate each of our gaming and resort facilities in a manner that will be complementary and offer a product for every demographic and budget with unique facilities that cater to our customer demands. Seneca Niagara Casino and Hotel is SGC's flagship resort property, catering to mid-to-high value gaming guests looking for a full service gaming resort destination. With the opening of the permanent casino and 212-room resort hotel at Seneca Allegany Casino and Hotel, SGC expanded its marketing efforts to attract higher-value gaming patrons and extend its geographic reach. Seneca Buffalo Creek Casino serves as a convenient local gaming experience designed to expand SGC's patron base.

Incorporate the Seneca Link Player's Card

              Our Seneca Link Player's Card program, which tracks play at all of our properties, enables targeted marketing programs and helps to establish patron loyalty to the Seneca brand. We encourage patrons to sign up for a Seneca Link Player's Card and to use their Player's Card at their venue of choice. Patrons accumulate points at our facilities and may redeem them at any of our casinos. Our Player's Card program enables us to understand our patron preferences by providing us with valuable information about our their gaming activity and use of our facilities' various non-gaming amenities. As of June 30, 2010, we had approximately 552,000 active members in the Seneca Link Player's Card database, each with at least one rated trip to our properties during the twelve months ended June 30, 2010. Rated play accounts for 78% of our slot machine and 72% of our table games revenues.

Expand Target Markets and Patron Base

              The completion of our resort hotels in Niagara Falls, New York and Salamanca, New York has enabled us to expand our marketing efforts to higher value gaming patrons from a wider geographic area. We continue to evaluate our marketing programs and efforts to attract more guests from the region, including New York, Pennsylvania and Ohio, as well as higher value patrons from New England, New Jersey, New York City and Toronto, Canada. We intend to continue to market to these areas by offering various promotions, including special events for preferred gaming patrons, use of commissioned, independent representatives or splinter arrangements, air charters, motor coach tours and organized package group visits. We have also recently expanded our player development staff and have upgraded our entertainment offerings to further brand our properties and to attract repeat visits, encourage loyalty and attract higher-end gaming patrons.

Utilize an Integrated Marketing Strategy

              Our marketing strategy relies on the superior quality of our facilities, the personal service level of our employees and an integrated approach to targeted marketing and promotional initiatives. These initiatives pertain to direct mail, radio, print, outdoor advertising, promotions, slot and table tournaments, special events, busing, entertainment and player development, each serving to attract and retain our patrons and to brand the Seneca name as the premier gaming and entertainment experience in Western New York State. We coordinate our marketing events to maximize the quality, frequency and length of stay of patron visits and to minimize competition among our gaming facilities. Our patron tracking system is sophisticated and scalable and provides us with the ability to analyze our patrons' gaming and non-gaming preferences. In addition, we recently redesigned our player's club based on patron spend, to ensure each tier is properly recognized and rewarded for its gaming activity. In May 2004, we began using a "promotional credit" program that provides slot credits to our patrons based on spend at our facilities. These credits, which are not redeemable for cash, are available on the patron's Seneca Link Player's Card when they return for visits, which we believe encourages repeat business.

Seneca Gaming Corporation and the Nation

              Seneca Gaming Corporation was established in August 2002 under Nation law for the purpose of developing, constructing, owning, leasing, operating, managing, maintaining, promoting and financing Nation gaming facilities in the Nation's area of exclusivity, including without limitation any Class III gaming facilities established in accordance with the Compact. SGC is a governmental instrumentality of the Nation and was established by the Nation pursuant to Nation law by a duly enacted resolution of the Council, which is the legislative governing body of the Nation. SGC is wholly owned by the Nation for economic and governmental purposes and shares in the Nation's sovereign immunity, which can be waived if SGC's board of directors adopts a resolution waiving immunity in a specific situation and such waiver is approved by the Nation's Council. SGC is managed by a board of directors with seven members, not less than five of whom must be enrolled members of the Nation. The Nation's Council alone has the power to appoint and remove SGC's directors. The Nation's Council must approve significant liabilities and significant expenditures by SGC of personal property and other certain material contracts, including any waiver of sovereign immunity.

              SGC's current corporate structure is as follows:

Recent Developments

Management Appointment

              On July 12, 2010, SGC entered into an amended and restated employment agreement with Catherine A. Walker, pursuant to which Ms. Walker agreed to serve as President and Chief Executive Officer of SGC and its subsidiaries for a period of five years. Ms. Walker had served as Chief Operating Officer since March 16, 2008 and was the principal executive officer of SGC since March 2008, until her recent appointment as President and CEO.

Fiscal Year and Three-Month Period Ended September 30, 2010 Estimated Results

              The following are our unaudited estimated operating results for the fiscal year ended September 30, 2010 and the three-month period ended September 30, 2010, compared to actual results for the fiscal year ended September 30, 2009 and the three-month period ended September 30, 2009, respectively.

	Fiscal Years Ended		Three Months Ended
	September 30, 2009	September 30, 2010 (Estimated)	September 30, 2009	September 30, 2010 (Estimated)
		(Unaudited)	(Unaudited)	(Unaudited)
	(Dollars in Thousands)
Net revenues	$579,510	$583,752	$151,721	$157,524
Net income	(19,370)	77,925	34,235	25,414
Adjusted EBITDA(1)	250,078	237,167	71,797	65,414
Cash and cash equivalents(2)	83,230	147,046	83,230	147,046
Total debt(3)	497,363	498,379	497,363	498,379

(1)
EBITDA represents earnings before interest and depreciation. Adjusted EBITDA is defined as EBITDA before pre-opening costs, impairment of property and equipment, other non-operating income (expense) and Head Lease expense. The term Adjusted EBITDA is not defined under GAAP, and Adjusted EBITDA is not a measure of net income, operating income or any other performance measure derived in accordance with GAAP, and is subject to important limitations. A reconciliation of net income, the most directly comparable GAAP measure, to Adjusted EBITDA for the periods indicated is as follows:

	Fiscal Years Ended September 30,		Three Months Ended September 30,
Reconciliation of Adjusted EBITDA	2009	2010 (Estimated)	2009	2010 (Estimated)
		(Unaudited)	(Unaudited)	(Unaudited)
	(Dollars in Thousands)
Net (loss) income	$(19,370)	$77,925	$34,235	$25,414
Depreciation	47,850	44,138	11,012	11,253
Net Interest Expense	37,965	38,508	9,387	9,863

EBITDA	66,445	160,571	54,634	46,530
Pre-opening costs	363	512	117	134
Impairment of property and equipment	107,557	(29)	(1,479)	(250)
Other non-operating (income) expense	(287)	113	(475)	—
Head Lease	76,000	76,000	19,000	19,000

Adjusted EBITDA	$250,078	$237,167	$71,797	$65,414

(2)
Cash and cash equivalents at September 30, 2010 include $74.7 million of restricted cash, including $46.9 million of cash reserves for future repayment of outstanding debt and $27.8 million for satisfaction of other accrued liabilities.
(3)
As of September 30, 2010, no amounts were outstanding under our Existing Senior Secured Credit Agreement (as defined herein). As of September 30, 2010, the lender under our Existing Senior Secured Credit Agreement had issued letters of credit totaling $17.4 million.

              The estimated operating results above for the fiscal year and three-month period ended September 30, 2010 are estimates of certain of our fourth quarter 2010 financial results, based on information available to management as of November 3, 2010, and are subject to completion by management of our financial statements for the fiscal year ended September 30, 2010. During the course of the preparation of the financial statements and related notes, additional items that would require material adjustments to be made to the estimated operating results presented above may be identified. The Company's actual results for the fourth quarter may differ materially from the estimates contained above. Accordingly, no assurance can be made that we will achieve the estimated results set forth above. Investors should not place undue reliance on our estimated financial results. See "Forward-Looking Statements" and "Risk Factors."

              Our estimates of net revenues, net income, Adjusted EBITDA, cash and cash equivalents and total debt reflect numerous estimates of certain amounts, including, but not limited to, accrued gaming liabilities and accrued other current liabilities, in accordance with our accounting policies on our liability for unredeemed Seneca Link Player's Card points, self-insurance reserves and accrued regulatory costs. Although we believe that the estimates underlying our expected operating results are reasonable, estimates included in our actual results could be materially different, which could cause the actual net revenues, net income, Adjusted EBITDA, cash and cash equivalents and total debt for the fiscal year and three-month period ended September 30, 2010 to be materially different.

              Our independent registered public accounting firm has not audited, reviewed or performed any procedures with respect to such preliminary financial amounts as of September 30, 2010 or for the year or three months ended September 30, 2010 and accordingly do not express an opinion or any other form of assurance with respect thereto.

Compact Disputes between the Nation and the State of New York

              In January 2010, the Nation delivered a letter to the office of the Governor of the State of New York noticing the State that the Nation believed the operation of certain games (known as "Moxie Mania") within the Nation's zone of exclusivity (as defined in the Compact) constituted the operation of a "slot machine" (as defined in the Compact) and was a breach of its exclusivity under the Compact. Subsequently, two days later, the Nation remitted exclusivity payments for the period through December 2008. Timing of payment for this period was consistent with previous payments to the State for exclusivity. After no response from the State, the Nation passed a resolution in late August 2010 to withhold exclusivity payments and subsequently, the Nation informed the State of its position in writing. On October 6, 2010, the Nation received a copy of a letter from the Counsel to the Governor of the State of New York invoking the negotiation provisions contained in paragraph 14(b) of the Compact between the Nation and the State of New York. The Nation has informed us that the letter alleges the Nation owes the State $214 million for exclusivity payments pursuant to the Compact.

              The Nation maintains that the State has breached the exclusivity provisions of the Compact by allowing the operation of various gaming devices within the Nation's exclusivity area. The Compact provides that the State's right to receive exclusivity payments shall "cease immediately" in the event of a breach by the State of the Compact's exclusivity provisions. The State has informed the Nation that it disagrees with the Nation's claim that exclusivity has been breached.

              We are informed that discussions between the State and the Nation have begun pursuant to the dispute resolution provisions set forth in the Compact, which discussions included an in-person meeting between Nation and New York State representatives on October 19, 2010, consistent with the Compact's requirements that the parties "use their best efforts to settle the applicable dispute, claim, question or disagreement." If the parties are unsuccessful in reaching a solution within thirty days after this meeting, either party may submit the dispute to binding arbitration. Neither the State nor the Nation may electively or unilaterally terminate the Compact unless the other party commits a "material, uncured breach" and the party terminating the Compact has given notice to the other party which notice shall not be effective until six months from receipt. Neither the Nation nor the State has provided such a termination notice. Furthermore, the Nation believes it has the ability to cure any non-payment defaults by making payment as part of, or at the conclusion of, the dispute resolution process contemplated in the Compact.

              Each month, we have been transferring funds to the Nation for purposes of making exclusivity payments under the Compact. Pursuant to a Council Resolution in August 2010, the Nation has not made any such payments to the State for any amounts the State alleges is due for January 1, 2009 and after, and we understand that the Nation has instead withheld this money, pending resolution of the current dispute. Under certain provisions incorporated into the Nation Agreement, on the closing date for the Notes, the Nation will fund into a blocked account with a third party financial institution, or the Nation Compact Reserve Account, amounts sufficient to fully fund amounts allegedly due as of that date for exclusivity fee payments, and, going forward, we will agree to transfer each month into such account the amount we calculate to be the accruing monthly amounts allegedly becoming due for exclusivity payments. Under certain defaults, if we are unable to transfer those monthly amounts to the Nation Compact Reserve Account, we will deposit those amounts into our own segregated account, which will satisfy the obligation in the Nation Agreement toward funding the potentially liability. Except for amounts greater than the accruing alleged liability for exclusivity amounts, until final resolution of the exclusivity fee dispute, amounts in these two accounts, collectively referred to as the Compact Reserve Account, only can be released to pay exclusivity fees to the State, or if permitted, directly to local governments, in which case the Nation will receive credit as against its exclusivity fee obligations. The Compact Reserve Account will not be pledged to secure any debt.

              Separately, going back to 2002, the Nation has had a dispute with the New York State Police and the New York State Racing and Wagering Board, or collectively SGO, relating to State assessments for expenses incurred by these agencies relating to their respective duties at the various gaming facilities operated by SGC. The Nation has informed us it believes it has been over-charged by the SGO and, accordingly, we have not been funding payment for all of such assessments with approximately $46 million being alleged by the State to be due.

              The Nation has advised us that it intends to vigorously defend its position regarding both disputes and to pursue all of its rights and remedies under the Compact or otherwise take advantage of the cure provisions provided for in the Compact. We believe that we have adequate resources and means to satisfy any negotiated agreement with the State or arbitration ruling resulting from the SGO fee dispute.

              For more information, please see "Risk Factors—The Nation is involved in a dispute with the State of New York over payment obligations owed to the State under the Compact and over expense reimbursement obligations under agreements with the New York State Police and the New York State Racing and Wagering Board" and "Legal Proceedings—Nation Exclusivity Fee and Regulatory Fee Disputes with New York State."

Recent Transactions

Tender Offer

              On November 3, 2010, SGC announced a cash tender offer, or the Tender Offer, to purchase any and all of its outstanding 7 1/4% Senior Notes due 2012, or the 2012 Notes. SGC expects to use all of the net proceeds of certain notes being offered pursuant to Rule 144A or Regulation S, or the Notes, along with the proceeds from a term loan under the New Senior Secured Credit Agreement, and cash on hand, to purchase the 2012 Notes that are validly tendered by holders and accepted by SGC in the Tender Offer, to redeem or retire any 2012 Notes not purchased in the tender offer and to pay for costs associated with the issuance of the Notes and the Tender Offer. We are also soliciting consents from holders of the 2012 Notes to remove certain restrictive covenants and certain events of default from the indenture governing the 2012 Notes.

New Credit Facility

              Concurrently with the issuance of the Notes, SGC will enter into the New Senior Secured Credit Agreement, which will replace our existing $50 million senior secured loan agreement that we entered into on June 19, 2008 and amended on December 18, 2009. The New Senior Secured Credit Facility will consist of a $175 million term loan facility and a $50 million revolving credit facility. SGC's obligations under the New Senior Secured Credit Agreement will be secured by substantially all of SGC's and the Guarantors' assets (including substantially all gaming revenues) not constituting real property or improvements. SGC's obligations will be guaranteed by SNFGC, STGC, SEGC and LGCC. See "Description of Certain Indebtedness—New Senior Secured Credit Agreement." In this document, we refer to the issuance of the Notes, the Tender Offer and the New Senior Secured Credit Agreement collectively as the "Refinancing Transactions."

              Our principal executive offices are located at 310 Fourth Street, Niagara Falls, New York (Nation Territory) 14303, and our telephone number is (716) 299-1100. SGC makes available, free of charge, through its internet website, www.senecagamingcorporation.com, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and, if applicable, amendments to those reports filed or furnished pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, as soon as reasonably practicable after they are electronically filed with, or furnished to, the Securities and Exchange Commission, or the SEC. The information on this website is not part of, or incorporated by reference into, this document. Although SGC currently files or furnishes Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and any amendments to those reports to the SEC, as required by the indenture governing the 2012 Notes, the indenture governing the Notes will not require SGC to file annual, quarterly and current reports with the SEC and SGC does not intend to file such reports with the SEC.

              The websites for our Seneca Niagara Casino and Hotel, and Seneca Allegany Casino and Hotel properties are located at www.senecaniagaracasino.com and www.senecaalleganycasino.com, respectively. The Nation also furnishes information about SGC and its properties at www.sni.org. The information on these websites is not part of, or incorporated by reference into, this document.

              Seneca Gaming Corporation™, Seneca Niagara Casino™, Seneca Niagara Casino and Hotel™, Seneca Allegany Casino™, Seneca Allegany Casino and Hotel™, Seneca Buffalo Creek Casino™, Seneca Players Club™, Seneca Link™, and The Western Door™ are registered trademarks in the U.S. All other trademarks, trade names and service marks appearing in this document are the property of their respective holders.

Summary Historical Consolidated Financial and Other Data

              The following summary historical consolidated and other data for each of the years in the three-year period ended September 30, 2009 and as of September 30, 2008 and as of September 30, 2009 have been derived from our audited consolidated financial statements. The summary historical consolidated balance sheet data as of September 30, 2007 has been derived from our audited consolidated financial statements. The audited consolidated financial statement for each of the years in the three-year period ended September 30, 2009 have been audited by Ernst & Young LLP, an independent registered public accounting firm. The summary historical consolidated financial data as of and for the nine-month periods ended June 30, 2009 and 2010 have been derived from our unaudited interim financial statements. The summary historical consolidated financial data as of and for the twelve-month period ended June 30, 2010 has been derived by adding our financial data for the year ended September 30, 2009 to the financial data for the nine-month period ended June 30, 2010, and then subtracting the financial data for the nine-month period ended June 30, 2009. Historical results are not necessarily indicative of the results to be expected for future periods.

              As Adjusted Data reflect the consummation of the Refinancing Transactions.

              The summary historical consolidated and other data should be read in conjunction with, and are qualified by reference to, "Capitalization," "Selected Consolidated Financial and Other Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our audited and unaudited condensed consolidated financial statements and related notes.

	Fiscal Years Ended September 30,			Nine Months Ended June 30,
						Twelve Months Ended June 30, 2010
	2007(1)	2008(1)	2009	2009	2010
				(Unaudited)	(Unaudited)	(Unaudited)
	(Dollars in Thousands)
Statement of Operations Data:
Revenues:
Gaming(2)	$553,837	$581,664	$531,255	$392,615	$392,949	$531,589
Food and beverage	56,608	63,272	58,476	43,174	41,337	56,639
Lodging	24,352	28,757	24,252	17,800	17,885	24,337
Retail, entertainment and other	20,190	25,032	23,259	17,619	16,800	22,440

Gross Revenues	654,987	698,725	637,242	471,208	468,971	635,005
Less: Promotional allowances(2)	(62,023)	(66,637)	(57,732)	(43,419)	(42,743)	(57,056)

Net Revenues	592,964	632,088	579,510	427,789	426,228	577,949
Expenses:
Gaming	153,259	169,472	152,199	112,534	122,122	161,787
Food and beverage	47,863	49,907	44,505	33,030	31,824	43,299
Lodging	10,218	13,191	12,368	9,243	8,747	11,872
Retail, entertainment and other	14,530	16,952	14,188	10,752	10,711	14,147
Advertising, general and administrative	153,838	187,011	182,172	140,949	138,071	179,294
Pre-opening costs	15,426	286	363	246	378	495
Depreciation	49,597	51,081	47,850	36,838	32,885	43,897
Impairment of property and equipment	—	—	107,557	109,036	221	(1,258)

Total operating expenses	444,731	487,900	561,202	452,628	344,959	453,533

Operating income (loss)	148,233	144,188	18,308	(24,839)	81,269	124,416
Other income and (expense):
Other non-operating income and (expenses), net	3,220	(5,600)	287	(188)	(113)	362
Interest income	3,886	1,344	214	199	54	69
Interest expense	(36,063)	(37,325)	(38,179)	(28,777)	(28,699)	(38,101)

Net non-operating expense	(28,957)	(41,581)	(37,678)	(28,766)	(28,758)	(37,670)

Net income (loss)	$119,276	$102,607	$(19,370)	$(53,605)	$52,511	$86,746

Cash Flow Data:
Cash provided by operating activities	$179,748	$158,853	$138,791	$84,791	$85,407	$139,407
Cash used in investing activities	(125,046)	(118,205)	(52,263)	(41,077)	(71,046)	(82,232)
Cash used in financing activities	(54,235)	(66,005)	(56,603)	(43,937)	(28,628)	(41,294)
Capital expenditures and payments for land acquisitions and other assets	178,967	147,257	52,345	41,159	23,144	34,330
Balance Sheet Data (at period end):
Cash and cash equivalents	$78,662	$53,305	$83,230	$53,082	$68,963	$68,963
Total assets	885,960	935,718	841,928	812,035	860,058	860,058
Total liabilities	655,716	644,872	602,119	594,731	608,841	608,841
Total capital	230,244	290,846	239,809	217,304	251,217	251,217
Other Data:
EBITDA(3)	$201,050	$189,669	$66,445	$11,811	$114,041	$168,675
Adjusted EBITDA(4)	260,056	257,555	250,078	178,281	171,753	243,550
Average daily room rate (ADR)	$104	$102	$86	$85	$91	$90
Occupancy rate	90.2%	95.1%	95.2%	94.7%	92.2%	93.4%
Revenue per available room (REVPAR)	$94	$97	$82	$81	$83	$84
Weighted average number of slot machines (in units)	6,480	6,708	6,646	6,666	6,552	6,561
Gross slot win per unit per day	$227	$236	$223	$196	$201	$203
Weighted average number of table games (in units)	138	142	144	143	136	139
Table games revenue per unit per day	$1,524	$1,310	$1,110	$1,119	$1,071	$1,075

As Adjusted Data:	As Adjusted
EBITDA	$168,675
Ratio of total debt to EBITDA	3.0x

(1)
Certain operating expenses from fiscal years 2007 and 2008 have been reclassified between the Lodging and Retail, Entertainment and Other categories to conform to the fiscal year 2009 presentation. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(2)
Gaming revenues and promotional allowances for fiscal years 2007, 2008 and 2009 and the nine months ended June 30, 2009 were reclassified to conform to the current year presentation.

(3)
EBITDA represents earnings before interest and depreciation. We are not subject to U.S. federal income taxation under our current interpretation of the U.S. federal tax code. EBITDA is presented to provide additional information that our management uses to assess our business and because we believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. However, other companies in our industry may calculate EBITDA differently than we do. EBITDA is not a measurement of financial condition or profitability under generally accepted accounting principles and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of our operating performance or any other measures of performance derived in accordance with generally accepted accounting principles.

(4)
Adjusted EBITDA represents EBITDA before pre-opening costs, impairment of property and equipment, other non-operating income (expense) and Head Lease expense.

Reconciliation of Adjusted EBITDA

              The following table sets forth a reconciliation of net income (loss) to Adjusted EBITDA (which represents EBITDA before pre-opening costs, impairment of property and equipment, other non-operating (income) expense and Head Lease expense), which management believes is the most nearly equivalent measure under GAAP. The adjustments set forth below are those relevant to the periods presented.

	Fiscal Years Ended September 30,			Nine Months Ended June 30,
						Twelve Months Ended June 30, 2010
	2007	2008	2009	2009	2010
				(Unaudited)	(Unaudited)	(Unaudited)
	(Dollars in Thousands)
Net income (loss)	$119,276	$102,607	$(19,370)	$(53,605)	$52,511	$86,746
Depreciation	49,597	51,081	47,850	36,838	32,885	43,897
Net interest expense	32,177	35,981	37,965	28,578	28,645	38,032

EBITDA	201,050	189,669	66,445	11,811	114,041	168,675
Pre-opening costs	15,426	286	363	246	378	495
Impairment of property and equipment	—	—	107,557	109,036	221	(1,258)
Other non-operating (income) expense	(3,220)	5,600	(287)	188	113	(362)
Head Lease	46,800	62,000	76,000	57,000	57,000	76,000

Adjusted EBITDA	$260,056	$257,555	$250,078	$178,281	$171,753	$243,550

 RISK FACTORS

              If any of the risks discussed below actually occur, our business, financial condition, operating results or cash flows could be materially and adversely affected. Other risks, including those that we do not currently consider material and others we may not currently anticipate, may impair our business.

Risks Relating to Our Indebtedness

We have substantial indebtedness and other financial obligations which could adversely affect our financial condition and prevent us from fulfilling our obligations.

              We have substantial indebtedness, which includes significant fixed and variable debt service obligations, in addition to our operating expenses. As of June 30, 2010, after giving pro forma effect to the Refinancing Transactions, the amount of the consolidated indebtedness of SGC was approximately $500 million, of which $175 million was secured indebtedness. The indenture governing the Notes will permit us and our subsidiaries to incur additional debt. If we incur additional debt in the future, the related risks could increase.

              Concurrently with the issuance of the Notes, we will enter into a $225 million senior secured loan agreement, or the New Senior Secured Credit Agreement, which will replace our existing $50 million senior secured loan agreement that we entered into on June 19, 2008 and amended on December 18, 2009. The indenture governing the Notes will permit additional credit facility indebtedness up to an aggregate principal amount of $275 million and will permit additional amounts, subject to satisfaction of certain conditions.

              In connection with an April 2007 issuance by the Seneca Nation of Indians Capital Improvements Authority, or the Authority, a governmental instrumentality of the Nation of $159.5 million of bonds, or the Authority Bonds, we are obligated to make monthly distributions to the Nation at the times and in the amounts necessary to pay the debt service on such Authority Bonds. These monthly distributions are subject to our contractual obligations and are governed by a Distribution Agreement among the Nation, SGC, the Authority and Wells Fargo Bank, National Association, as Trustee, or the Distribution Agreement. The foregoing distribution obligations are in addition to payments made to the Nation to reimburse the Nation for certain of our operating expenses billed to, or incurred by, the Nation, including Compact exclusivity fees and certain regulatory and shared services expenses, and also for Head Lease payments. See "Certain Relationships and Related Party Transactions—Transaction with the Nation." If we become obligated or committed to make additional distributions or reimbursement payments to the Nation in the future, the related risks could increase.

              Our high level of indebtedness, distribution obligations and other commitments could have important consequences to holders of our outstanding debt and significant adverse effects on our business. For example, it could:

  •
  increase our vulnerability to general adverse economic and industry conditions or a downturn in our business;

  •
  limit our ability to obtain additional debt financing for working capital, capital expenditures, development projects or other purposes;

  •
  require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness or to meet our obligations under the Distribution Agreement or other obligations, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, development projects and other general business purposes;

  •
  limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; and

  •
  place us at a competitive disadvantage compared to our competitors that have less debt and other financial obligations and/or more financial resources.

              If our indebtedness and distribution obligations and commitments affect our operations in these ways, our business, financial condition and results of operations could suffer, making it more difficult for us to satisfy our financial obligations.

Despite current indebtedness levels and restrictive covenants, we may incur additional indebtedness in the future, which would intensify our leverage risks.

              Although the indenture governing the Notes, the New Senior Secured Credit Agreement and the Distribution Agreement restrict us and our subsidiaries from incurring additional indebtedness, these restrictions are subject to exceptions and qualifications in certain limited circumstances. If we and/or our subsidiaries incur additional indebtedness, the risks that they and we now face as a result of our indebtedness could intensify. If our financial condition or operating results deteriorate, our relations with our creditors and lenders may be materially and adversely affected.

Our failure to generate sufficient cash flow from our operations could adversely affect our ability to fulfill our financial obligations.

              Our ability to fulfill our financial obligations will depend on our ability to generate cash flow from our current and future operations. Our ability to generate sufficient cash flow to satisfy our financial obligations will depend on our future operating performance, which is subject to many economic, competitive, regulatory and business factors that are beyond our control. If we are not able to generate sufficient cash flow to service our financial obligations, we may need to refinance or restructure such obligations, sell assets or reduce or delay capital investments, or seek to raise additional capital. For the following reasons, among others, these measures may not be available to us on reasonable terms or at all, or, if available, they may not be adequate to enable us to satisfy our financial obligations:

  •
  our ability to incur additional debt will be limited by the covenants of the indenture governing the Notes and the New Senior Secured Credit Agreement and the covenants of the Distribution Agreement;

  •
  the indenture governing the Notes and the New Senior Secured Credit Agreement include covenants which limit our ability to create additional liens on or sell our assets and the covenants of the Distribution Agreement limit our ability to sell our assets;

  •
  unlike non-governmental businesses, we are prohibited by law from generating cash through an offering of equity securities; and

  •
  based on general economic or market conditions, including the current economic uncertainty in the global credit markets or in the public debt markets, our ability to refinance on favorable terms may be limited.

              If our cash flow is insufficient and we are unable to raise additional capital, we may not be able to satisfy our financial obligations.

Our unsecured creditors' rights to receive payments are effectively subordinated to SGC's and the Guarantors' secured indebtedness.

              Holders of SGC's and the Guarantors' secured indebtedness will have claims that are prior to the claims of unsecured holders to the extent of the value of the assets securing the other indebtedness.

The indenture governing the Notes will permit certain secured indebtedness. In the event of any distribution or payment in any foreclosure, dissolution, winding-up, liquidation, reorganization, or other bankruptcy proceeding, holders of SGC's and the Guarantors' secured indebtedness will have prior claim to those assets that constitute their collateral. In any of the foregoing events, we can make no assurances that there will be sufficient assets to pay all creditors. As a result, unsecured creditors may receive less, ratably, than holders of secured indebtedness or may not receive anything if no assets remain after satisfying our or our Guarantors' secured indebtedness.

              As of June 30, 2010, after giving pro forma effect to the Refinancing Transactions, the amount of the consolidated indebtedness of SGC was approximately $500 million, of which $175 million was secured indebtedness.

SGC conducts substantially all of its operations through its restricted subsidiaries and may be limited in its ability to access funds from its restricted subsidiaries to meet its financial obligations.

              SGC conducts substantially all of its operations through SNFGC, STGC, SEGC and LGCC. Accordingly, SGC relies on dividends from its restricted subsidiaries to provide funds necessary to meet its obligations. The ability of any restricted subsidiary to pay dividends or make cash distributions to SGC may be contractually restricted. If SGC is unable to access the cash flows from its restricted subsidiaries, SGC may have difficulty meeting its financial obligations.

Uncertainty exists as to whether a federal court would have jurisdiction in an action filed in such court, and a federal or state court may decline to hear a matter.

              Obtaining jurisdiction over an Indian tribe and tribal instrumentalities, such as the Nation and us, can be difficult. Often, a commercial dispute with an Indian tribe or tribal instrumentality cannot be heard in federal court because the typical requirements for federal jurisdiction are absent. The failure to satisfy the requirements for federal jurisdiction occurs because there is generally no federal law question involved and there is no diversity of citizenship because an Indian tribe and its instrumentalities may not be considered to be a citizen of a state for purposes of obtaining federal diversity jurisdiction.

              Under certain legal doctrines, a federal court or state court otherwise having jurisdiction may decline to hear a matter involving an Indian tribe and instead defer the matter for disposition in a tribal court or other tribal proceedings. Under the Nation's constitution, Nation courts will have jurisdiction to consider claims against the Nation and us. Additionally, under case law in New York, if two courts, such as a state court and a tribal court, each have concurrent jurisdiction with respect to a litigated matter, the court may conduct a case-by-case balancing of relevant factors when determining which court should have jurisdiction, including where the first action was filed, the relative burdens on the parties, and whether the nature of the action implicates tribal sovereignty. Also, under case law, tribal courts generally have exclusive jurisdiction over matters involving the internal affairs of the Tribe, civil claims brought under the Indian civil rights act must be heard in a tribal court, and some courts have held that interpretations of tribal law must be heard in tribal court.

              The Nation's court system is different from federal and state civil courts. For example, there is no requirement that a judge be a lawyer and the Nation's highest court, the Supreme Court, is comprised of the sixteen Nation Councillors who are the elected Councillors to the Nation's Council, the governing body of the Nation, and the Nation's President. The Nation's courts may reach a different conclusion than the federal or state courts would and this could have a material adverse effect on the rights of Note holders.

              Additionally, depending on the particular claim asserted, certain disputes may be required to be heard in Nation courts. For example, the U.S. Supreme Court has held that most claims under the federal Indian Civil Rights Act can only be brought in tribal courts, and lower federal and state courts have held, on occasion, that tribal law may only be interpreted in tribal courts.

              Additionally, any non-Nation court judgment requiring satisfaction or enforcement within Nation territories may require that an order for such enforcement be issued by Nation courts. Nation courts do not have specific rules related to granting full faith and credit to judgments of courts of the United States or New York State, except to the extent that an application for an order of attachment is made in the Nation courts and federal law requires the Nation courts to give full faith and credit to such a judgment.

              Accordingly, claimants may have difficulty bringing suits against the Nation and us in federal or state court.

The indenture governing the Notes and the New Senior Secured Credit Agreement will contain various covenants and provisions that limit our management's discretion in the operation of our business.

              The indenture governing the Notes and the New Senior Secured Credit Agreement will include covenants and provisions that, among other things, restrict our ability to:

  •
  incur additional debt;

  •
  make investments;

  •
  create liens;

  •
  enter into transactions with affiliates;

  •
  sell assets;

  •
  merge, consolidate or sell substantially all of our assets; and

  •
  make capital expenditures.

              The New Senior Secured Credit Agreement will also include certain financial covenants requiring SGC to maintain a total leverage ratio (of total funded debt to consolidated EBITDA) of not more than 3.75 to 1.0 for the first three fiscal quarters following effectiveness of the New Senior Secured Credit Agreement and decreasing on a step basis to 2.5 to 1.0 for the fiscal quarters ending after December 31, 2014 and a fixed charge coverage ratio of 1.05 to 1.0. The New Senior Secured Credit Agreement will also contain additional customary covenants, including covenants restricting the incurrence of additional indebtedness, the creation of additional liens and the disposition of assets. All of these restrictive covenants may limit our ability to pay debt service on other indebtedness, to expand our operations or to pursue our business strategies. Changes in business conditions or results of operations, adverse regulatory developments or other events beyond our control may affect our ability to comply with these and other provisions of the indenture governing the Notes. The breach of any of these covenants could result in a default under the indenture governing the Notes and the New Senior Secured Credit Agreement, which could cause those obligations to become immediately due and payable. If our indebtedness were to be accelerated, we cannot assure you that we would be able to pay such indebtedness.

Risks Relating to our Relationship to the Nation

The Nation has a limited body of laws and has not adopted a corporate code. Also, we are not necessarily aware of all those laws. As a result, legal terms used in this document and other documents may have different meanings under the laws of the Nation than under laws with which you are familiar.

              We believe the Nation has a limited number of laws, primarily consisting of the Nation's constitution, a limited number of ordinances and codes, Council resolutions and judicial and regulatory interpretations of Nation law. However, we are not necessarily aware of all Nation laws that could materially affect us.

              Because the body and scope of the Nation's laws are not as fully developed as federal and state law, in many instances under Nation law it is difficult to predict how and which laws will be applied. Although SGC and each of the Guarantors were formed as governmental instrumentalities of the Nation under Nation law, the Nation has not adopted a corporate code. A federal or state court may not regard SGC and the Guarantors as corporations, therefore, terms used in this document and other documents, including, but not limited to, terms such as "dividend," "subsidiary," "liquidation" and "dissolution" that may require application and interpretation of the Nation's laws may have no defined meanings under those laws or may have meanings different from what one is accustomed to finding under laws with which one is familiar. For federal tax purposes, we take the position that we enjoy the same tax immunities as the Nation, which is consistent with Internal Revenue Service, or IRS, rulings that certain federally chartered corporations formed by tribes have the same tax-exempt status as the tribes.

We are governmentally owned and will not necessarily be operated in the same way as if we were a privately owned for-profit business, which may materially adversely affect our ability to meet our financial obligations.

              As a sovereign government, the Nation is governed by elected officials who have responsibility for the welfare of all Nation members. The Nation's elected officials appoint the SGC board of directors and retain certain approval authority over certain actions by the SGC board of directors. In making decisions relative to appointment of SGC's board of directors and certain other aspects of SGC's gaming business, these officials may consider the interests of their electorate, instead of pure economic or other business factors. Therefore, SGC's gaming business will not be necessarily operated in the same manner as a private for-profit business, and we cannot assure you that this fact will not materially adversely affect us or our operations.

A change in the Nation's non-taxable status could reduce our cash flow and our ability to repay our obligations under our indebtedness.

              Based on current interpretation of the Internal Revenue Code of 1986, as amended, or the Code, the Nation as a federally recognized Indian tribe is not subject to federal income tax. Several years ago, efforts were made in Congress to amend federal law to provide for taxation on the net income of tribal business entities. These efforts have included a bill that would have taxed gaming income earned by Indian tribes as unrelated business income subject to corporate tax rates. While this legislation was not enacted, similar legislation could be enacted in the future. Any future tax-related legislation or changes in the interpretation of existing tax laws could harm our business, financial condition, results of operations and our ability to pay our indebtedness.

Potential withholding tax obligations of the Nation could result in efforts to increase distributions to the Nation or otherwise adversely affect us.

              We have entered into a series of leases with the Nation for each of our subsidiaries. See "Certain Relationships and Related Party Transactions" for a description of these leases. We have been advised by the Nation that it distributes substantially all those rental revenues to its members.

              The Nation's position has long been that lease revenues, including lease revenues we have paid to the Nation since 2002, and which are distributed to its members, are not subject to federal income taxation and the Nation is not required to withhold for such taxes. This position is based in part on certain language in treaties and federal laws related to the Nation. The Nation has never withheld federal income taxes from distributions of revenues received under its leases, and the United States has not challenged this practice as giving rise to potential tax liability on the part of the Nation or its members. Although the Nation's position has never been challenged in the past, it has never been ruled upon by the IRS nor through any other administrative or judicial determination.

              The primary source of revenues that we use to pay our rent under the leases with the Nation are from our gaming operations. Direct distributions of gaming net revenues by Indian tribes to their members are subject to federal income tax, and tribes are required to withhold for federal income taxes from such distributions. The lease payments we make to the Nation are treated by us as an operating expense for the respective subsidiary company rather than a distribution of gaming net revenues to the Nation, and are recorded as such in our audited financials. The Nation makes no direct distributions of gaming net revenues from our operations.

              The Nation has advised us that the IRS has notified the Nation that it intends to conduct an examination of the Nation's Form 945 filing for the tax year ending December 31, 2008. Form 945 is filed by a payor with respect to federal income tax withholding. The precise scope of the review has not yet been determined. The Nation has retained independent tax counsel, and is cooperating with the IRS in this regard.

              If the IRS were to challenge the Nation's position with respect to tax withholding for lease rentals distributed to its members, or if it is otherwise determined that some or all of the distributions paid to the Nation's members were subject to federal income tax withholding, then, the IRS could seek to collect that withholding tax liability, together with interest and penalties. It is not possible to precisely quantify the potential amount of any such assertion by the IRS, but such amount may be substantial. The Nation has advised us that the Nation believes any such determination would be contrary to the governing law and Treaties between the Nation and the US government, and long standing historical practice and treatment, and that the Nation would vigorously contest any such claims by the IRS.

              In the absence of controlling judicial authority it is possible that a Court of competent jurisdiction could enter a final determination that the Nation was liable for such taxes, interest or penalties. In such an event, it is possible that the Nation could seek additional distributions from us to satisfy such liabilities, which could create additional cash flow pressures on us. Distributions, however, are limited by the terms of the indenture governing the Notes, the Senior Secured Credit Agreement, other debt instruments and the Nation Agreement. It is also possible that the IRS, to satisfy any determined liability against the Nation, could seek to levy the rental payments or distributions we make to the Nation or seek to collect the amount of unpaid tax, penalties and interest directly from us.

              Absent extenuating circumstances or specific provisions of law, generally business corporations formed under state law are not liable for the obligations of their shareholders. Governments commonly set up instrumentalities to carry out specific functions on behalf of the government, and to separate and safeguard the government and the instrumentality from one another's liabilities. The Nation has advised that it has established instrumentalities such as SGC and its subsidiaries under Nation law, in part, with this intent.

              Notwithstanding the Nation's efforts to establish instrumentalities under Nation law to shield the Nation and us from one another's liabilities, it is possible that a court could refuse to apply these principles to the Nation and us. If the Nation were required to seek additional distributions from us or if the IRS were to seek to collect directly against us or our assets, it could cause a material adverse impact on our financial position and cash flows.

There is a lack of authority regarding the United States' tax treatment of entities that have been chartered by Indian tribes.

              SGC and its subsidiaries exist under charters granted by the Nation that state we are separate legal entities and instrumentalities of the Nation, entitled to the privileges and immunities of the Nation. The Nation does not have a formal corporate code or corporate organizing statute. Based on current interpretation of the Code the Nation, as a federally recognized Indian tribe, is not subject to federal income tax. The IRS has taken the position that entities of a tribal nation or tribe incorporated under Section 17 of the Indian Reorganization Act of 1934 are also not subject to federal income tax because they are treated as having the same tax status as the nation or tribe. However, entities incorporated by tribes under state law are subject to federal income tax. The IRS has not taken a formal position on whether entities incorporated under tribal law are subject to federal income tax or whether entities (such as SGC and its subsidiaries) chartered by a tribe in the absence of a tribal corporate organizing statute are subject to federal income tax. We have taken the position that the Company and its subsidiaries are exempt from federal income tax. No ruling on this issue has been sought from the IRS by us or the Nation and neither we nor the Nation intend to seek such a ruling in the future. If the IRS were to successfully assert that entities incorporated by tribal law or chartered by a tribe are subject to federal income tax, or are liable for any tax obligations of the incorporating tribe, it would cause a material adverse impact on our financial position and cash flows.

Changes in the membership of the Council, its policies or the Nation's constitution could adversely affect our operations.

              The Nation is governed by a legislative Council, consisting of sixteen members, of which eight members are elected from each of the two principal Nation territories. Councillors are elected to four-year terms, which are staggered. Any member of the Nation at least 21 years old who has not been convicted of a felony can be elected as a Councillor or officer, except that the Nation's President must be at least 30 years old with two years' residence on a Nation territory. The Nation holds an election every two years for its three executive branch officers: the President, the Treasurer and the Clerk. These officers alternate between the two principal Nation territories, thus ensuring that the occupants of those offices will change at each election. The most recent election of the executive branch officers and eight Council members took place on November 2, 2010. We cannot assure that the current Council, or any subsequently elected Council, will pursue the same agenda or goals as the prior government, in particular with respect to us and our obligations including the covenants contained in the indenture governing the Notes. In addition, the Council acts by majority vote and with respect to any issue or policy, a change in views by one or more members could result in a change in the policy adopted by the Council. Changes in the Council or its policies could result in significant changes in our structure or operations or in our planned expansion. In particular, the Council appoints the members of SGC's board of directors and may remove a member of SGC's board of directors for cause either upon the recommendation of a majority of SGC's board of directors, or upon its own initiative with a vote of at least ten Councillors. The term cause has not been defined in SGC's charter or in Nation law; therefore, it is uncertain how this term will be interpreted. As a result, a change in the membership of Council or in the views of existing members of Council, adverse to the existing board or management could result in a change in SGC's board of directors and potentially in SGC's management. Any such changes could adversely affect our business plan or otherwise result in a material adverse effect in our business, financial condition, results from operations or ability to meet our financial obligations.

              Further, while we believe that under the Nation's constitution, adopted in 1848 and last amended in 1993, a referendum may only be called by the Council, our interpretation of the Nation's constitution could be incorrect or the constitution may be amended in the future to provide that the Seneca people may call a referendum without the approval of the Council. If the constitution were amended to allow the Seneca people to call for a referendum directly, the Nation may, through the referendum process, adopt laws adversely affecting our business and results of operations.

An NIGC review of the Nation's use of net gaming revenues which commenced in 2007 could result in an enforcement action being taken against the Nation or our gaming operations.

              IGRA limits the purposes to which a tribe may apply gaming net revenues and requires a tribe to adopt a formal revenue allocation plan before distributing gaming net revenues to tribal members. IGRA generally defines "net revenues" as the gross revenues of an Indian gaming activity, less amounts paid out as, or paid for, prizes and total operating expenses. The Nation makes annuity payments to tribal members from a portion of the rent payments we make to the Nation under leases of the land underlying our casinos and hotels. We make lease payments from gaming revenues and treat such payments as an operating expense. The Nation takes the position that its payment of annuities from lease revenues is not a distribution of gaming net revenues. Accordingly, the Nation does not have a revenue allocation plan.

              In 2007, the NIGC commenced a formal review of the Nation's use of gaming revenues and the Nation's position that the lease rental payments the Nation receives from us are an operating expense of the gaming activity and thus not "net revenues" of gaming activity under IGRA. The Nation has cooperated with the NIGC in connection with its review. Neither the Nation nor the NIGC have had further contact on this matter since early 2008. There is no timeline within which the NIGC must complete its review and no requirement for the NIGC to notify the Nation of the results of the results of the review.

              Should the NIGC determine that the Nation used net gaming revenues for purposes not allowed under IGRA, the NIGC could take enforcement action against the Nation and our gaming operations, including imposition of civil fine assessments and closure orders, depending upon the severity of the violation. A closure order would materially adversely affect our operations.

A default under the Nation's agreements with its creditors may result in a material adverse effect on the credit of the Nation.

              In connection with the issuance of the Authority Bonds, the Nation agreed in the Distribution Agreement that it would not permit SGC to enter into any contractual obligations that would materially adversely affect SGC's ability to make distributions to pay the debt service requirements of the Authority Bonds. Based upon historical operating results and expected operating results of SGC, the Nation believes that the provisions of the New Senior Secured Credit Agreement and the indenture governing the Notes would not materially adversely affect SGC's ability to make distributions to pay the debt service requirements of the Authority Bonds in violation of the Distribution Agreement. A violation of the Distribution Agreement may result in an event of default under the Authority Bonds, but the Distribution Agreement does not permit recourse to SGC's assets for a default or violation. A violation of the Distribution Agreement may result in a material adverse effect on the credit of the Nation, and indirectly, on SGC.

Risks Relating to our Business

Our business is particularly sensitive to reductions in discretionary consumer spending as a result of downturns in the economy.

              Consumer demand for casino hotel properties, such as ours, are particularly sensitive to downturns in the economy and the corresponding impact on consumer confidence and discretionary spending on leisure activities. Changes in discretionary consumer spending or consumer preferences brought about by factors such as perceived or the current economic conditions, housing crisis and credit crisis, the impact of high energy and food costs, the increased cost of travel, the potential for continued bank failures, perceived or actual disposable consumer income and wealth and changes in consumer confidence in the economy, or fears of war and future acts of terrorism could further reduce customer demand for the amenities that we offer, thus imposing practical limits on pricing and harming our operations. Even an uncertain economic outlook, such as we are currently experiencing, may adversely affect consumer spending at our gaming facilities and related operations, because consumers tend to spend less in anticipation of ongoing economic challenges or further potential downturns.

We are subject to greater risks than a geographically diverse company due to our location in Western New York State and are particularly susceptible to conditions affecting this region or the local communities within our region.

              We currently rely exclusively on cash flow from Seneca Niagara Casino and Hotel, Seneca Allegany Casino and Hotel, Seneca Buffalo Creek Casino and, to a lesser extent, Seneca Hickory Stick Golf Course to service our financial obligations. While we expect to continue to expand the geographic scope of our patron base, our Seneca Niagara Casino and Hotel relies primarily on patrons from within a 50-mile radius for its cash flow, Seneca Allegany Casino and Hotel relies primarily on patrons from within an 75-mile radius for its cash flow and Seneca Buffalo Creek Casino relies primarily on patrons from within a 30-mile radius. Further, any future expansion plans for additional casino operations as permitted by the Compact are limited to Western New York State. As a result, in addition to our susceptibility to adverse global and domestic economic, political and business conditions, any economic downturn in, or negative conditions unique to, the Western New York State region or the local communities within which our casinos operate could have a material adverse effect on our operations. Risks attributable to the geographic concentration of our operations include exposure to the following:

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  regional economic downturns that would likely reduce disposable income of consumers in the Western New York State region or the local communities in which we operate, which could result in decreases in the number of patrons visiting our facilities, trip frequency, trip duration, and amounts spent by patrons;

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  increases in competition in New York, Pennsylvania and Ohio or the Northeastern United States and Canada, particularly for day-trip patrons residing in New York State;

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  impeded access to our facilities due to road construction or closures of primary access routes; and

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  adverse weather, and natural and other disasters in the Northeastern United States and Canada.

              The occurrence of any one of the events described above could cause a material disruption in our business and make us unable to generate sufficient cash flows to fulfill our financial obligations. Furthermore, we cannot assure you that our property, casualty, terrorism and business interruption insurance will be adequate or available to cover all the risks to which our business and assets may be subject, and such insurance would not apply at all to losses resulting from economic or competition-related risks.

We compete with casinos, other forms of gaming and entertainment, and other resort properties. If we are unable to compete successfully, we may not be able to generate sufficient cash flow to fund our operations or fulfill our financial obligations as they become due.

              Our casino operations compete with casinos, other forms of gaming and entertainment, and other resort properties located within and outside New York State. We face intense competition in our primary and secondary market areas, in addition to competition from casinos and gaming operations in our broader regional market. New market entrants in New York State, Pennsylvania and elsewhere in the Northeastern United States could also adversely affect our operations and our ability to meet our financial obligations. For a more extensive discussion regarding our competition, see "Business—Market and Competition."

New York State could object to the December 9, 2016 automatic renewal of the Compact.

              The Compact is in effect until December 9, 2016, and will automatically renew for an additional period of seven years unless either party objects in writing, or unless it is earlier terminated as a result of any of the following: (1) the repeal of the Indian Gaming Regulatory Act of 1988, or IGRA; (2) the Nation's adoption of a referendum revoking the Nation's authority to conduct Class III gaming; or (3) either the Nation or the State commits an uncured "material breach" as defined by the Compact. In the event a party objects to automatic renewal, the Compact requires that the parties use their best efforts to address an objecting party's concerns regarding renewal and only the issue of a party's good faith in the renewal may be submitted to dispute resolution. The Compact provides that it will remain in effect during the pendency of a dispute regarding a party's good faith. Notwithstanding the foregoing, there can be no assurances that events beyond our control will not prevent the automatic renewal of the Compact, and any failure to renew the Compact could have a material adverse effect on our ability to conduct our gaming operations as currently conducted.

If we lose the ability to conduct Class III gaming because of a termination of the Compact, we may be unable to conduct any gaming, and even if we are permitted to operate Class II gaming, our operations nevertheless may be materially and adversely affected.

              The Nation approved our operation of a number of Class II gaming machines on March 13, 2010, as part of a limited trial. All other Class II gaming is presently conducted on behalf of the Nation by Seneca Gaming and Entertainment, a separate division of the Nation. Those Class II operations include non-banked poker operated in space we lease to Seneca Gaming and Entertainment at our casinos. If we lose the right to conduct Class III gaming operations upon any termination of the Compact, we would be unable to conduct Class II gaming unless the Nation granted us the right to do so. If we are unable to conduct Class II gaming operations, upon losing the right to conduct Class III gaming, we would be unable to conduct gaming.

              If the Compact should be terminated so that we could not conduct Class III gaming, we would seek the Nation's approval to operate Class II gaming. With advances in gaming technology, differences in the playing experience between Class II gaming machines and video-based Class III gaming machines have diminished. In 2006 the U.S. Department of Justice proposed law amendments that would have subjected the use of Class II gaming devises to criminal sanction unless authorized by a tribal-state compact or by NIGC regulation. Such proposal was never introduced into Congress, but the NIGC has proposed regulations (recently withdrawn) that would have imposed additional requirements on Class II gaming devices that studies have shown would have made Class II gaming devices less attractive and less profitable than some presently being operated. Any regulatory or other efforts to impose requirements materially adverse to the operation of current lawful Class II gaming devices would likely be met by legal proceedings challenging the validity of those requirements. We cannot predict when or if new regulations affecting Class II gaming might be adopted or what the provisions of any finally adopted regulations might be. Nevertheless, if we are required to rely on Class II gaming machines at our casinos, we would be subject to a risk of reduced revenues and an increased risk that future regulations might materially and adversely affect our operating results. Additionally, any conversion of our gaming floor could result in material costs and disruption.

Our leases with the Nation may be void under federal law, and we may not have a legal right to occupy the locations where we operate substantially all of our businesses.

              We lease substantially all of the real property used in connection with our businesses from the Nation. Federal law generally provides that leases of Indian lands, such as the sites on which our casinos and hotels are located, are void unless approved by the Secretary of the United States Department of the Interior. None of our leases with the Nation have received such approval. The Nation's position is that the Seneca Nation Settlement Act of 1990, or SNSA, and the Seneca Leasing Act of 1950 exempt its leases from the requirement to receive approval of the Secretary. To date, the Nation's position has not been confirmed or challenged. If successfully challenged, and either the Nation or the U.S. Bureau of Indian Affairs took action against us for occupying the Nation's lands without valid leases, our operations could be materially adversely affected.

If we are unable to retain our key personnel, or to fill the currently vacant position of General Manager of the Seneca Niagara Casino and Hotel, our ability to execute our business strategy could be impaired.

              The continued services of our key operating and executive personnel are important to our future success. The loss of the services of such key operating and executive personnel could have an adverse impact on our business, operating results and financial condition. There can be no assurance that the services of such personnel will continue to be made available to us. We do not maintain key person life insurance policies on any of our executives. Additionally, we have experienced several changes in our executive management team and have not yet filled the vacancy at the position of

General Manager of the Seneca Niagara Casino and Hotel. An inability to retain our current senior managers or to fill our current senior management vacancies could have a materially adverse effect on our operations.

We could face difficulties in attracting and retaining qualified employees.

              The operation of Seneca Niagara Casino and Hotel, Seneca Allegany Casino and Hotel, and Seneca Buffalo Creek Casino requires us to hire qualified executives and managers and a significant number skilled employees with gaming and hospitality industry experience and qualifications. There can be no assurance that we will be able to continue to recruit, train and retain a sufficient number of qualified employees, particularly due to the very small number of workers skilled in the gaming industry that reside in the immediate vicinity of our casinos.

We may not be successful in operating our golf course in Lewiston, New York due to our lack of experience in this business and a variety of other factors, many of which are beyond our control.

              On July 2, 2010, our Lewiston, New York golf course, Seneca Hickory Stick, owned by LGCC, a wholly owned subsidiary of SNFGC, opened for public play. LGCC has engaged Kemper Sports Management, Inc. to manage and operate the course on its behalf. We have no experience opening and operating a golf course, and accordingly, we may not be able to identify or anticipate all of the material risks associated with this business. There are substantial risks and uncertainties associated with this new line of business. The course may fail to attract the necessary number of patrons to achieve profitability. In addition to market risks, golf course operations are subject to operating risks such as adverse weather conditions, including heavy prolonged rain, snow, or cold temperatures, blight or other diseases affecting grass or other vegetation, and costs of equipment and supplies. Failure to successfully manage these risks could affect our future operating results, ability to generate adequate cash flows and ability to fulfill our financial obligations.

Although our internal policies and procedures are designed to deter and detect fraud, such measures may not protect us from being victimized by fraud.

              In September 2008, the Nation's Council accepted the resignation of Bergal L. Mitchell, III from the Board of Directors of SGC and its subsidiaries following revelation that Mr. Mitchell was being investigated by federal authorities for possible fraudulent activity. The investigation focused on the purchase of land for $2.1 million in 2006 for the Hickory Stick Golf Course. Also in September 2008, the SGC Audit Committee commenced an internal investigation (and retained the investigative firm of Manuel, Daniels, Burke International, LLC, or MDBI, to determine, among other things, what information, if any, existed that would suggest that current or former directors, officers or employees of SGC engaged in any improprieties in connection with the 2006 golf course land acquisition. In its report, MDBI found no evidence to indicate that any Board member or employee of SGC (other than former Director Mitchell) was involved in any wrongdoing associated with the golf course land acquisition.

              In December 2009, Timothy Toohey, an attorney in Lewiston, New York, plead guilty to a violation of 18 USC 1163 (embezzlement and theft from Indian tribal organizations), arising out of his undisclosed receipt of a portion of the proceeds from the 2006 golf course land acquisition. On April 30, 2010, SNFGC and SGC filed suit in the New York Supreme Court, County of Niagara, against a number of individual defendants including Toohey and Mitchell alleging that the defendants, individually and collectively, engaged in fraud. The suit also alleges that Mitchell breached his fiduciary duties by concealing certain material information with respect to the transaction, including his alleged receipt of undisclosed transaction proceeds. To date, former Director Mitchell has not been indicted by federal authorities, while Mr. Toohey awaits sentencing.

              The investigations of Mr. Mitchell and Mr. Toohey have received attention in the local media, which has also reported alleged involvement of SGC's then-Chairman of the board, Barry E. Snyder, Sr. However, as of September 2008 the U.S. Attorney's Office confirmed that Mr. Snyder was not a target nor a subject of any criminal investigation. Since that time, neither our internal investigations nor informal discussions with federal authorities supports the conclusion that any SGC board member or employee other than former Director Mitchell had improperly benefitted from the golf course land acquisition.

              Although the Company believes that it has reasonable and appropriate internal procedures and controls, such internal procedures and controls may not prevent all fraud or self-dealing transactions which may occur. Any case of fraud or self-dealing involving a board member, whether current or former, may have a material adverse effect on the reputation, business and affairs of the Company.

Our business could be affected by weather-related factors and seasonality.

              Our results of operations may be adversely affected by weather-related and seasonal factors. Since opening, Seneca Niagara Casino and Hotel's, Seneca Allegany Casino and Hotel's, and Seneca Buffalo Creek Casino's gaming revenue have not been materially affected by severe weather conditions, but severe winter weather conditions may deter or prevent patrons from reaching our gaming facilities or undertaking day trips. In addition, some recreational activities, such as tourism, are curtailed during the winter months. Although our cash flow management system assumes seasonal fluctuations in gaming revenue for our casinos to ensure adequate cash flow during expected periods of lower revenue, there can be no assurance that weather-related and seasonal factors will not have a material adverse effect on our operations. Our limited operating history makes it difficult to predict the future effects of seasonality on our business, if any.

Terrorism and war may directly or indirectly harm our business.

              The strength and profitability of our business will depend on consumer demand for casino resorts in general and for the type of amenities Seneca Niagara Casino and Hotel, Seneca Allegany Casino and Hotel, Seneca Buffalo Creek Casino and Seneca Hickory Stick Golf Course offer. Changes in consumer preferences or discretionary consumer spending could harm our business. The terrorist attacks of September 11, 2001 and ongoing terrorism threat in the United States and terrorist and war activities elsewhere, have had a negative impact on travel and leisure expenditures, including lodging, gaming and tourism. We cannot predict the extent to which terrorist or war activities may affect us, directly or indirectly, in the future. An extended period of reduced discretionary spending and/or disruptions or declines in travel, conferences and conventions could significantly harm our operations.

 Risks Relating to Legal Disputes and Regulation

The Nation is involved in a dispute with the State of New York over payment obligations owed to the State under the Compact and over expense reimbursement obligations under agreements with the New York State Police and the New York State Racing and Wagering Board, and if the Compact were to be terminated as a result of this dispute, we would not be able to conduct Class III gaming which would likely have a material adverse effect on our business, financial condition and results of operations.

              In January 2010, the Nation delivered a letter to the office of the Governor of the State of New York noticing the State that the Nation believed the operation of certain games (known as "Moxie Mania") within the Nation's zone of exclusivity (as defined in the Compact) constituted the operation of a "slot machine" (as defined in the Compact) and was a breach of its exclusivity under the Compact. Subsequently, two days later, the Nation remitted exclusivity payments for the period through December 2008. Timing of payment for this period was consistent with previous payments to the State for exclusivity. After no response from the State, the Nation passed a resolution in late August 2010 to withhold exclusivity payments and subsequently, the Nation informed the State of its position in writing. On October 6, 2010, the Nation received a copy of a letter from the Counsel to the Governor of the State of New York invoking the negotiation provisions contained in paragraph 14(b) of the Compact between the Nation and the State of New York. The Nation has informed us that the letter alleges the Nation owes the State $214 million for exclusivity payments pursuant to the Compact.

              The Nation maintains that the State has breached the exclusivity provisions of the Compact by allowing the operation of various gaming devices within the Nation's exclusivity area. The Compact provides that the State's right to receive exclusivity payments shall "cease immediately" in the event of a breach by the State of the Compact's exclusivity provisions. The State has informed the Nation that it disagrees with the Nation's claim that exclusivity has been breached.

              We are informed that discussions between the State and the Nation have begun pursuant to the dispute resolution provisions set forth in the Compact, which discussions included an in-person meeting between Nation and New York State representatives on October 19, 2010, consistent with the Compact's requirements that the parties "use their best efforts to settle the applicable dispute, claim, question or disagreement." If the parties are unsuccessful in reaching a solution within thirty days after this meeting, either party may submit the dispute to binding arbitration. Neither the State nor the Nation may electively or unilaterally terminate the Compact unless the other party commits a "material, uncured breach" and the party terminating the Compact has given notice to the other party which notice shall not be effective until six months from receipt. Neither the Nation nor the State has provided such a termination notice. Furthermore, although there is some ambiguity in the Compact, the Nation believes it has the ability to cure any non-payment defaults by making payment as part of, or at the conclusion of, the dispute resolution process contemplated in the Compact.

              Each month, we have been transferring funds to the Nation for purposes of making exclusivity payments under the Compact. Pursuant to a Council Resolution in August 2010, the Nation has not made any such payments to the State for any amounts the State alleges is due for January 1, 2009 and after, and we understand that the Nation has instead withheld this money pending resolution of the current dispute. Under certain provisions incorporated into the Nation Agreement, on the closing date for the Notes, the Nation will fund into a blocked account with a third party financial institution, or the Nation Compact Reserve Account, amounts sufficient to fully fund amounts allegedly due as of that date for exclusivity fee payments, and, going forward, we will agree to transfer each month into such account the amount we calculate to be the accruing monthly amounts allegedly becoming due for exclusivity payments. Under certain defaults, if we are unable to transfer those monthly amounts to the Nation Compact Reserve Account, we will deposit those amounts into our own segregated account, which will satisfy the obligation in the Nation Agreement toward funding the potentially liability. Except for amounts greater than the accruing alleged liability for exclusivity amounts, until final resolution of the exclusivity fee dispute, amounts in these two accounts, collectively referred to as the

Compact Reserve Account, only can be released to pay exclusivity fees to the State, or if permitted, directly to local governments, in which case the Nation will receive credit as against its exclusivity fee obligations. The Compact Reserve Account will not be pledged to secure any debt.

              Separately, going back to 2002, the Nation has had a dispute with the New York State Police and the New York State Racing and Wagering Board, or collectively SGO, relating to State assessments for expenses incurred by these agencies relating to their respective duties at the various gaming facilities operated by SGC. The Nation has informed us it believes it has been over-charged by the SGO and, accordingly, we have not been funding payment for all of such assessments with approximately $46 million being alleged by the State to be due.

              The Nation has advised us that it intends to vigorously defend its position regarding both disputes and to pursue all of its rights and remedies under the Compact or otherwise take advantage of the cure provisions provided for in the Compact. We believe that we have adequate resources and means to satisfy any negotiated agreement with the State or arbitration ruling resulting from the SGO fee dispute.

              The Compact provides that, for uncured, material breaches, arbitrators may impose as a remedy only specific performance or termination of the Compact. If an arbitrator did not allow the Nation to cure any alleged deficiency in exclusivity amounts owed and determined to order termination of the Compact as a remedy, such action could adversely affect SGC's ability to operate Class III gaming activities on its lands in New York State and could have a material adverse effect on SGC's business, financial condition and results of operations.

Although litigation challenging the validity of our Compact and our right to conduct Class III gaming in New York State has been unsuccessful to date, the validity of the Compact and our right to conduct Class III gaming in New York State could still be challenged in court or otherwise adversely affected by legislation, regulation, or judicial action relating to gaming generally, or our right to conduct Class III gaming, in particular.

              In October 2001, the New York Legislature passed Chapter 383 of the Laws of 2001, or Chapter 383, which allowed former Governor Pataki to enter into a gaming compact with the Nation and to enter into gaming compacts with other Indian tribes for the establishment of three additional casinos in the Catskills. Chapter 383 also approved the installation of video lottery terminals, or VLTs, at certain racetracks.

              In January 2002, two actions were filed in the Supreme Court of the State of New York, County of Albany, challenging the validity of Chapter 383. The actions were captioned Dalton v. Pataki, et al, and Karr v. Pataki, et al. Plaintiffs sought a judgment declaring the legislation unconstitutional and enjoining its implementation. These two cases were consolidated and we refer to both cases below as Dalton v. Pataki.

              On July 17, 2003, the New York Supreme Court dismissed the plaintiffs' complaints in Dalton v. Pataki and held that Chapter 383 is constitutional. The plaintiffs appealed the Court's decision to the Third Department of the New York Supreme Court's Appellate Division. On July 7, 2004, a five-judge panel issued its Opinion and Order declaring the provisions of Chapter 383 authorizing the additional compacts constitutional, the licensing of VLTs to racetracks to be unconstitutional due to the impermissible revenue distribution scheme set forth therein and the provision of Chapter 383 authorizing the Division of the Lottery to participate in the multi-state lottery constitutional.

              On May 3, 2005, the New York Court of Appeals, the State's highest court, held all of Chapter 383 (including the licensing of VLTs to racetracks) to be constitutional. In July 2005, the New York Court of Appeals denied a motion to rehear the case. Appellants filed a writ of certiorari seeking review by the United States Supreme Court. On November 28, 2005, the United States Supreme Court denied the writ.

              If New York State were to make various forms of gaming illegal or against public policy (or the courts were to similarly rule), or otherwise to take a legal position adverse to us, such actions could affect the ability of the Nation to conduct those forms of gaming under the Compact, which could have a material adverse effect on our ability to conduct our gaming operations as currently conducted.

Our ability to operate Class III gaming facilities on land held in restricted fee by the Nation under the SNSA is presently subject to challenges, which if successful could have a material adverse effect on our ability to conduct gaming operations in Niagara Falls and Erie County.

              Under IGRA, Indian tribes can conduct both Class II gaming and Class III gaming only on "Indian lands" as defined in that Act. "Indian lands," under IGRA, means "(A) all lands within the limits of any Indian reservation; (B) any lands title to which is held in trust by the United States for the benefit of any, Indian tribe or individual over which an Indian tribe exercises governmental power; and (c) lands title to which is held by any Indian tribe or individual subject to restriction by the United States against alienation and over which an Indian tribe exercises governmental power (restricted fee).

              In 1990, Congress enacted the SNSA which provides the Nation with fair compensation for use of its land and for the impact on the Nation from prior lease arrangements in Salamanca, New York. The funds appropriated under the SNSA are available for the Nation to acquire land, which could be placed into restricted fee status. The Compact authorizes the Nation to use funds appropriated under the SNSA to acquire parcels of land in Niagara Falls and Erie County for gaming purposes. The U.S. Secretary of the Interior and the NIGC, have determined that the Nation possesses jurisdiction over lands acquired by the Nation and placed into restricted fee status pursuant to SNSA and that such lands constitute Indian lands under IGRA. Seneca Niagara Casino and Hotel is located on lands so acquired, as is the Seneca Buffalo Creek Casino temporary facility.

              The Nation is currently involved in several pending lawsuits alleging that, among other things, (1) the lands in Buffalo, NY on which we conduct our Class III gaming operations are not "Indian lands" within the meaning of IGRA, (2) the NIGC Chairman ignored the intention of Congress when he approved the Nation's amendment to its Class III Gaming Ordinance regarding the Nation's Buffalo Creek Territory, (3) the land purchase provisions contained in the SNSA are unconstitutional, (4) the Compact does not apply to the Nation's Buffalo Creek Territory because the Buffalo Creek Territory was not "Indian land" under IGRA when the Compact was approved, and (5) even if the Nation's Buffalo Creek Territory were "Indian land" under IGRA, it is subject to IGRA's prohibitions against gaming on after-acquired land and does not qualify for the settlement of land exception. See "Business—Legal Proceedings" for a further description of these lawsuits.

              Each of these cases is in various stages of litigation. If the plaintiffs in any of these actions were to ultimately prevail, SGC could be unable to conduct any gaming under IGRA at its existing gaming facility in Erie County, NY. Moreover, if plaintiffs in these actions were to prevail, a similar claim could be brought challenging our operations of Class III gaming facilities in Niagara Falls. An adverse determination in any of these actions would not affect the ability of SGC to operate its Seneca Allegany Casino and Hotel, which is located on existing Nation reservation territory.

The current review by the NIGC of the Nation's use of gaming revenues could materially adversely affect our operations.

              In December of 2006, the NIGC notified the Nation that it would be commencing a review of the Nation's use of gaming revenues starting in January 2007. The NIGC sent representatives on-site three times during February and March of 2007 to review Nation financial records for fiscal years 2005 and 2006. On March 7, 2007, following a request by the Nation that the NIGC clarify the scope of documents its representatives were reviewing, the NIGC issued a subpoena to obtain certain documents needed to complete their review. On March 8, 2007, Nation and SGC staff met with NIGC representatives to obtain clarification on the scope of the review and the documents being sought. The

Nation cooperated with the NIGC and made Nation and SGC staff available to answer questions that arose during the course of the review. Neither the Nation nor SGC have been in contact with the NIGC concerning this review since 2008. However, the NIGC also has not indicated that it has concluded its review of the Nation's use of net gaming revenues. There is no timeline within which the NIGC must complete its review.

              Under IGRA, net revenues from tribal gaming operations may only be used for the following purposes: (i) to fund tribal government operations or programs; (ii) to provide for the general welfare of the Indian tribe and its members; (iii) to promote economic development; (iv) to donate to charitable organizations; or (v) to help fund operations of local government agencies. Under IGRA, tribal member distributions of gaming net revenues may only be made pursuant to a revenue allocation plan approved by the Bureau of Indian Affairs, Department of the Interior, or DOI. The Nation makes annuity payments from lease rental payments we pay the Nation under operating leases, or Head Leases, with the Nation. If the NIGC or DOI determines that the tribal member annuities from the operating lease payments are distributions of gaming net revenues subject to IGRA's requirements, it may attempt to take enforcement actions against the Nation.

              IGRA provides for civil penalties for a violation of the provisions of IGRA or the regulations promulgated by the NIGC. Such civil enforcement actions include without limitation: notices of violation, issuance of temporary or permanent closure orders, and assessment of civil fines of up to $25,000 per violation. IGRA also provides for an opportunity for an appeal and hearing before the NIGC with respect to any civil penalty imposed. Judicial review also remains available. We cannot predict the outcome of the NIGC's review of the Nation's use of net gaming revenues. If the NIGC determines that the Nation has violated IGRA and takes enforcement actions against the Nation, such actions may materially adversely affect our ability to conduct our gaming operations as currently conducted.

SNFGC may be subject to material liabilities arising out of the condemnation process through which it has acquired lands in the 50-acre footprint in Niagara Falls, New York.

              Commencing in 2002 and pursuant to the Compact, the Nation acquired from the State of New York, the City of Niagara Falls and private parties approximately 24 acres of land and related improvements in Niagara Falls, New York, including the then-Niagara Falls Convention Center. The State of New York further agreed in the Compact to assist the Nation in whatever manner appropriate, including through the exercise of its power of eminent domain, to acquire the remaining acreage within the approximately 50-acre footprint in Niagara Falls, New York, designated by New York State under the Compact for ownership by the Nation. The Compact specifically excluded approximately 1.5 acres of land within the footprint owned by a Roman Catholic Church. Additionally, in July 2006, the Nation agreed to waive its right to acquire approximately one half acre of additional land within the footprint owned by End Time Handmaidens, Inc., a religious organization. In return for the waiver, the Nation obtained a right of first negotiation and refusal with respect to the future sale of the parcels. As a result of the carve-out relating to the parcels owned by the Roman Catholic Church, and the Nation's agreement with End Time Handmaidens, the total acreage of the Niagara Territory upon completion of the condemnation process is anticipated to be approximately 48 acres.

              We have obtained possession of, either through eminent domain proceedings or private purchase, substantially all of the remaining acreage within the footprint, other than a bicycle path owned by the New York State Department of Transportation.

              Many of our post-2002 real property acquisitions in Niagara Falls, New York have been pursuant to New York State Eminent Domain Procedure Law, or EDPL, through the State's use of its power of eminent domain (with the Empire State Development Corporation, or ESDC, acting on behalf of the State).

              The amounts paid to condemnees from whom we have acquired property are deemed to be advance payments. Pursuant to the EDPL, the New York state courts will determine the final purchase price to be paid to condemnees who elect to challenge the initial appraised value of their property. To date, all record owners from whom property was condemned pursuant to the EDPL have reserved rights to claim additional compensation.

              Fallsite LLC and Fallsville Splash, LLC have filed notices of claim in the amounts of $40.0 million and $35.0 million for land and trade fixtures, respectively, relating to a former water park within the footprint. ESDC's fair market appraisal value for the foregoing was approximately $17.0 million. On April 5, 2010, the New York State Supreme Court determined that no additional compensation was owed to the former property owners for the water park real estate and fixtures. SGC anticipates that the former property owners will appeal the valuation decision. In a related action, on June 21, 2010 the waterpark condemnees separately moved to vacate the original 2006 order that vested title to the Splashpark properties in ESDC. ESDC is vigorously contesting the condemnees' claims as procedurally improper and substantively without merit. If the claimants are successful, the former Splashpark properties could be returned to the property owners at which point ESDC would seek return of the amounts paid for the properties.

              In other pending condemnation matters, JFD Holdings has filed a notice of claim for $1.1 million for a parcel of land at 621 Niagara Street within the footprint. ESDC's fair market appraisal for the parcel is approximately $550,000. No trial date has yet been set. Also, three individuals have filed notices of claim with respect to four other small parcels within the footprint seeking $1.3 million, in aggregate, for the parcels. ESDC's fair-market appraisal for the four properties, in aggregate, is $185,000. No trial dates have been set.

              If a court determines that the value for the land and improvements is higher than the appraised value we paid to a condemnee, then we may be liable to the condemnee for the difference and potentially also responsible for certain additional costs and payments to the condemnee, such as attorneys' fees. As of June 30, 2010, $0.8 million of the previously recorded reserve of $6.4 million remained for such matters and is included in the current and long-term liabilities sections on SGC's consolidated balance sheet. Should our liability be greater than our reserve for such matters, it could have a negative impact on our income and financial condition.

We may be subject to material environmental liability, including as a result of unknown environmental hazards.

              Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real estate may be required to investigate and clean up hazardous or toxic substances or chemical releases on or relating to its property and may be held liable to a governmental entity or to third parties for property damage, personal injury and for investigation and cleanup costs incurred by such parties in connection with the contamination. Such laws and regulations typically impose cleanup responsibility and liability without regard to whether the owner knew of or caused the presence of contaminants. The costs of investigation, remediation or removal of such contaminants may be substantial. Although neither we nor the Nation have waived sovereign immunity with regard to such federal, state and local environmental legislation, the existence or discovery of an environmental hazard on any of our or its lands could result in an assertion of liability under environmental laws and regulations which could materially and adversely affect our financial condition and have a significant adverse effect on the Nation's relations with the state and the local community. In the case of facilities located on property that is not owned by SGC or otherwise held in trust for SGC, our facilities and operations may be fully subject to environmental liability and pollution control laws and regulations implemented by federal, state and local authorities, including laws and regulations relating to the use, release and disposal of, or exposure to, hazardous substances. Failure to comply with such laws and regulations could lead to substantial fines and penalties, adversely affect the value of our activities and operations on such property, and adversely affect our ability to pay principal of or interest on our outstanding indebtedness. Such laws and regulations change frequently, resulting in a risk that changes in law will apply to our business activities or facilities and will adversely affect the costs of our operations.

We rely in part on federal and in part on common law trade name protection to protect certain of our trademarks.

              We rely in part on federal and in part on common law trade name protection to protect certain of our trademarks. We may face claims by third parties for alleged trade name infringement. Any resulting claims, if successful, could require us to cease using one or more of the names used in our business or require us to pay to use these names.

Any adverse changes in the laws regulating our gaming operations or our failure to maintain licenses required under gaming laws and regulations and other permits and approvals required under applicable laws and regulations could have a material adverse effect on our ability to conduct gaming operations and to fulfill our financial obligations.

              Gaming on the Nation's land is regulated by Nation laws, the Compact and federal statutes, most notably the IGRA. Several bills have been proposed during the recent sessions of Congress that could affect Indian gaming. Certain of such bills, if enacted, could impair the ability of the Nation and SGC to expand its gaming operations and adversely impact the future growth of the Nation's revenue base. In addition, from time to time, various government officials have proposed taxing Indian casino gaming or otherwise limiting or restricting the conduct of gaming operations by Indian tribes. No assurance can be given that such legislation, if and when enacted by Congress, would not have a material adverse effect on our operations. In addition, under federal law, gaming on the Nation's lands may be dependent upon the continued permissibility under New York law of certain forms of gaming or similar activities. If New York State were to make various forms of gaming illegal or against public policy (or the courts were to similarly rule), or otherwise to take a legal position adverse to the Compact or any of its provisions, such actions could affect the ability of the Nation to conduct those forms of gaming under the Compact, which could have a material adverse effect on our ability to conduct our gaming operations as currently conducted. Moreover, the 1996 U.S. Supreme Court decision in Seminole Tribe of Florida v. Florida may permit a state to avoid or refuse to negotiate amendments to existing compacts such as the Compact.

              The operation of all gaming on Indian lands is subject to IGRA. For the past several years, legislation has been introduced in Congress designed to amend this Act. Most of the proposals that have been seriously considered would be prospective in effect and have contained clauses that would grandfather existing Indian gaming operations such as Seneca Niagara Casino and Hotel, Seneca Allegany Casino and Hotel, and Seneca Buffalo Creek Casino. However, certain legislative acts have also proposed repealing many of the provisions of IGRA. We cannot predict the success of future legislative acts. Changes in applicable laws and regulations or an increase in the cost of compliance with applicable laws and regulations could limit or materially affect the types of gaming that we may offer and the revenue our operations generate. Furthermore, if Congress enacted legislation that was applied retroactively, our ability to meet our outstanding debt and other financial obligations could be adversely affected.

              Under the Compact and federal, state and Nation law, we are required to maintain certain licenses, permits and approvals in order to conduct gaming operations and construct and operate our facilities. Failure to maintain such licenses, permits and approvals could have a material adverse affect on our ability to conduct gaming operations or otherwise operate our facilities, and to fulfill our financial obligations.

 USE OF PROCEEDS

              We intend to use the gross proceeds from the issuance of the Notes, proceeds from a term loan under the New Senior Secured Credit Agreement and cash on hand to pay the purchase price for the 2012 Notes that are validly tendered by holders and accepted by us pursuant to the Tender Offer, to redeem or retire any 2012 Notes not purchased in the Tender Offer and to pay fees and expenses incurred in connection with the issuance of the Notes and the Tender Offer.

 CAPITALIZATION

              The following table sets forth as of June 30, 2010 our actual capitalization and our capitalization on an as-adjusted basis to give effect to the Refinancing Transactions. This table should be read in conjunction with the sections titled "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the related notes thereto.

	As of June 30, 2010
	Actual	As Adjusted(1)
	(dollars in thousands)
Cash and cash equivalents	$68,963	$73,415
Restricted cash	47,910	22,378

Secured Debt:
Existing senior secured revolving credit facility(2)	$—	$—
New senior secured revolving credit facility(3)	—	—
New senior secured term loan facility	—	175,000
Unsecured Debt:
7.25% Senior Notes due 2012	498,124	—
Notes	—	325,000

Total debt	498,124	500,000
Total owner's equity(4)	251,217	245,189

Total capitalization	$749,341	$745,189

(1)
Represents the application of the gross proceeds from the issuance of the Notes, proceeds from the term loan facility under the New Senior Secured Credit Agreement and the use of approximately $21 million of the Company's funds to pay for the purchase price of the 2012 Notes validly tendered by holders and accepted by us pursuant to the Tender Offer or to redeem or retire any 2012 Notes not purchased in the Tender Offer, and to pay fees and expenses incurred in connection with the issuance of the Notes, the Tender Offer and the New Senior Secured Credit Agreement.

(2)
See "Description of Certain Indebtedness—Existing Senior Secured Loan Agreement."

(3)
Provides for a $50 million revolving loan facility. No amounts will be drawn on the issuance date of the Notes and approximately $17.4 million of letters of credit will be outstanding under this facility. See also "Description of Certain Indebtedness."

(4)
The as-adjusted amount reflects the estimated loss of $6.0 million associated with the settlement of the 2012 Notes, consisting of the write-off of deferred financing costs and original issue discount.

 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

              The Nation established Seneca Gaming Corporation as a wholly owned entity to operate all of the Nation's Class III gaming operations on the Nation's territories in Western New York State. The selected consolidated financial data set forth below as of and for the periods ended September 30, 2005 through September 30, 2009 has been derived from our audited financial statements. The summary financial data for the nine months ended June 30, 2009 and June 30, 2010 and the other data are unaudited. This information should be read with our financial statements and the related notes. You should also read the following information in conjunction with the sections in this document entitled "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

	Fiscal Years Ended September 30,					Nine Months Ended June 30,
	2005(1)	2006(1)	2007(1)	2008(1)	2009	2009	2010
						(Unaudited)
	(Dollars in Thousands)
Statement of Operations Data:
Revenues:
Gaming(2)	$424,909	$490,004	$553,837	$581,664	$531,255	$392,615	$392,949
Food and beverage	41,689	50,141	56,608	63,272	58,476	43,174	41,337
Lodging	—	10,654	24,352	28,757	24,252	17,800	17,885
Retail, entertainment and other	16,955	19,940	20,190	25,032	23,259	17,619	16,800

Gross revenues	483,553	570,739	654,987	698,725	637,242	471,208	468,971
Less: Promotional allowances(2)	(34,400)	(48,245)	(62,023)	(66,637)	(57,732)	(43,419)	(42,743)

Net revenues	449,153	522,494	592,964	632,088	579,510	427,789	426,228
Expenses:
Gaming	114,746	129,396	153,259	169,472	152,199	112,534	122,122
Food and beverage	34,877	43,485	47,863	49,907	44,505	33,030	31,824
Lodging	—	5,505	10,218	13,191	12,368	9,243	8,747
Retail, entertainment and other	10,418	12,294	14,530	16,952	14,188	10,752	10,711
Advertising, general and administrative	117,188	131,997	153,838	187,011	182,172	140,949	138,071
Pre-opening costs	1,509	9,478	15,426	286	363	246	378
Depreciation	26,295	38,992	49,597	51,081	47,850	36,838	32,885
Impairment of property and equipment	—	—	—	—	107,557	109,036	221

Total operating expenses	305,033	371,147	444,731	487,900	561,202	452,628	344,959

Operating income	144,120	151,347	148,233	144,188	18,308	(24,839)	81,269
Other (expense) income:
Other non-operating (expense) income, net	(13,301)	(558)	3,220	(5,600)	287	(188)	(113)
Interest income	5,116	5,814	3,886	1,344	214	199	54
Interest expense	(90,366)	(33,198)	(36,063)	(37,325)	(38,179)	(28,777)	(28,699)

Net non-operating expense	(98,551)	(27,942)	(28,957)	(41,581)	(37,678)	(28,766)	(28,758)

Net income (loss)	$45,569	$123,405	$119,276	$102,607	$(19,370)	$(53,605)	$52,511

	Fiscal Years Ended September 30,					Nine Months Ended June 30,
	2005(1)	2006(1)	2007(1)	2008(1)	2009	2009	2010
						(Unaudited)
	(Dollars in Thousands)
Other Financial Data:
EBITDA(3)	$157,114	$189,781	$201,050	$189,669	$66,445	$11,811	$114,041
Adjusted EBITDA(4)	198,674	230,717	260,056	257,555	250,078	178,281	171,753
Cash provided by operating activities	47,652	181,838	179,748	158,853	138,791	84,791	85,407
Cash used in investing activities	(192,147)	(233,582)	(125,046)	(118,205)	(52,263)	(41,077)	(71,046)
Cash provided by (used in) financing activities	75,367	(12,528)	(54,235)	(66,005)	(56,603)	(43,937)	(28,628)
Capital expenditures and payments for land acquisitions and other assets	172,684	241,741	178,967	147,257	52,345	41,159	23,144

	As of September 30,					Nine Months Ended June 30,
	2005	2006	2007	2008	2009	2009	2010
						(Unaudited)
	(Dollars in Thousands)
Balance Sheet Data:
Cash and cash equivalents	$142,467	$78,195	$78,662	$53,305	$83,230	$53,082	$68,963
Total assets	698,848	840,376	885,960	935,718	841,928	812,035	860,058
Total liabilities	589,423	650,745	655,716	644,872	602,119	594,731	608,841
Total capital	$109,425	$189,631	$230,244	$290,846	$239,809	$217,304	$251,217

(1)
Certain operating expenses from fiscal years 2005, 2006, 2007 and 2008 have been reclassified between the Lodging and Retail, Entertainment and Other categories to conform to the fiscal year 2009 presentation.

(2)
Certain gaming revenues and promotional allowances for fiscal years 2005, 2006, 2007, 2008 and 2009 and the nine months ended June 30, 2009 have been reclassified to conform to the current year presentation.

(3)
EBITDA represents earnings before interest and depreciation. We are not subject to U.S. federal income taxation under our current interpretation of the U.S. federal tax code. EBITDA is presented to provide additional information that our management uses to assess our business and because we believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. However, other companies in our industry may calculate EBITDA differently than we do. EBITDA is not a measurement of financial condition or profitability under generally accepted accounting principles and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of our operating performance or any other measures of performance derived in accordance with generally accepted accounting principles.

(4)
Adjusted EBITDA represents EBITDA before pre-opening costs, impairment of property and equipment, other non-operating income (expense) and Head Lease expense.

Reconciliation of Adjusted EBITDA

              The following table sets forth a reconciliation of net income to Adjusted EBITDA (which represents EBITDA before pre-opening costs, impairment of property and equipment, other non-operating income (expense) and Head Lease expense), which management believes is the most nearly equivalent measure under U.S. generally accepted accounting principles. The adjustments set forth below are those relevant to the periods presented.

	Fiscal Years Ended September 30,					Nine Months Ended June 30,
	2005	2006	2007	2008	2009	2009	2010
	(Dollars in Thousands)
Net income (loss)	$45,569	$123,405	$119,276	$102,607	$(19,370)	$(53,605)	$52,511
Depreciation	26,295	38,992	49,597	51,081	47,850	36,838	32,885
Net interest expense	85,250	27,384	32,177	35,981	37,965	28,578	28,645

EBITDA	$157,114	$189,781	$201,050	$189,669	$66,445	$11,811	$114,041
Pre-opening costs	1,509	9,478	15,426	286	363	246	378
Impairment of property and equipment	—	—	—	—	107,557	109,036	221
Other non-operating expense (income)	13,301	558	(3,220)	5,600	(287)	188	113
Head lease	26,750	$30,900	46,800	62,000	76,000	57,000	57,000

Adjusted EBITDA	$198,674	$230,717	$260,056	$257,555	$250,078	$178,281	$171,753

 MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

              You should read the following discussion and analysis in conjunction with the section "Selected Consolidated Financial and Other Data" and our financial statements and related notes. References herein to years are to fiscal years of Seneca Gaming Corporation unless otherwise noted. Our fiscal year is from October 1 through September 30. This discussion contains forward looking statements that are based on management's current expectations, estimates and projections about our business and operations. Our actual results may differ materially from those currently anticipated and expressed in these forward looking statements as a result of the factors we describe under "Forward-Looking Statements," "Risk Factors" and elsewhere in this document. In the discussion below, certain operating expenses from fiscal years 2007 and 2008 have been reclassified between the Lodging and Retail, Entertainment and Other categories to conform to the fiscal year 2009 presentation, and free promotional slot play amounts previously reported as Promotional Allowances for the fiscal years 2007, 2008, and 2009 were reclassified as a reduction of Gaming Revenues to conform to current year presentation.

Overview

              SGC, wholly owned and chartered by the Nation, owns, develops and operates all of the Nation's Class III gaming operations on the Nation's territories in Western New York State. SGC was chartered by the Nation in August 2002. In August 2002, the Nation entered into the Compact with New York State that provides the Nation with the right to establish and operate three Class III gaming facilities in Western New York State. Class III gaming, the most heavily regulated of the gaming classes includes, among other things, slot machines and table games. We currently operate three Class III gaming facilities in Western New York State—Seneca Niagara Casino and Hotel, which is located in Niagara Falls, New York (Niagara Territory) and operated by Seneca Niagara Falls Gaming Corporation, or SNFGC, approximately 20 miles north of Buffalo, New York; Seneca Allegany Casino and Hotel, which is located in Salamanca, New York (Allegany Territory) and operated by Seneca Territory Gaming Corporation, or STGC, approximately 75 miles northeast of Erie, Pennsylvania; and Seneca Buffalo Creek Casino, which is located in the inner harbor district of Buffalo, New York (Buffalo Creek Territory) and operated by Seneca Erie Gaming Corporation, or SEGC. Seneca Niagara Casino and Hotel opened on December 31, 2002 (initially, as the Seneca Niagara Casino). Seneca Allegany Casino and Hotel opened on May 1, 2004 (initially, as the Seneca Allegany Casino). Seneca Buffalo Creek Casino commenced operations on July 3, 2007. Our three casinos are located on land held in restricted fee by the Nation, which, together with the rights under the Compact, allows us to conduct Class III gaming operations at these locations in New York State and are the only casino resort gaming facilities in Western New York State to offer both Class III slot machines and table games.

Executive Summary

              Our Current Operations.    We currently operate three Class III gaming facilities: Seneca Niagara Casino and Hotel, in Niagara Falls, New York (Niagara Territory), featuring over 147,000 square feet of gaming space, 3,973 slot machines, 102 table games and 604 hotel rooms; Seneca Allegany Casino and Hotel, in Salamanca, New York (Allegany Territory), featuring over 63,500 square feet of gaming space, 2,144 slot machines, 33 table games and 212 hotel rooms; and the Seneca Buffalo Creek Casino (slots only facility), in Buffalo, New York (Buffalo Creek Territory), featuring approximately 10,600 square feet of gaming space and 457 slot machines. Certain of these operations also include dining, entertainment, retail and spa and salon services. For the nine months ended June 30, 2010 and 2009, approximately 92% of our net revenue was derived from our gaming activities.

              Seneca Niagara Casino and Hotel.    Upon opening on December 31, 2002, Seneca Niagara Casino primarily relied on drive-in and bus patrons from the Buffalo, Niagara Falls and Rochester areas in New York and secondarily from Erie, Pennsylvania, Ohio and other parts of New York.

              In March 2006, SNFGC completed the phased opening of its luxury hotel expansion, which included a permanent 147,000 square foot gaming facility, a 604-room luxury hotel with 118 suites of various sizes, a full-service spa, salon and fitness center, three fine dining restaurants and a 24-hour casual restaurant, three retail stores, and a 24,000 square foot multi-purpose room and events center. The expansion of Seneca Niagara Casino and Hotel, including the addition of our luxury hotel and other amenities, has enabled us to attract higher-end patrons, increase length of stay, and extend our geographic market penetration and appeal to a more diverse demographic base.

              Seneca Allegany Casino and Hotel.    Since opening on May 1, 2004, Seneca Allegany Casino and Hotel has attracted patrons from the southern portion of Western New York State, Erie and Pittsburgh, Pennsylvania and Ohio. As of June 30, 2010, approximately 69% of the casino's patron base is from outside of the State of New York.

              In March 2007, we opened a 212-room resort hotel, including two fine dining restaurants, a 24-hour casual restaurant and certain other amenities after officially opening the new permanent gaming floor in December 2006. In March 2008, we completed the conversion of the former approximate 120,000 square foot temporary casino structure into an events center with a seating capacity for 2,200 people, along with additional administrative office space and amenities. We believe the resort hotel, casino and events center provide a first-class gaming experience for our patrons, encouraging longer patron length of stay and helping to maintain the competitive position of the facility in light of our closest and most immediate competition, Presque Isle Downs, in Erie, Pennsylvania (approximately 80 miles from the Seneca Allegany Casino and Hotel). Presque Isle Downs has approximately 2,000 slot machines and 48 table games and offers dining and entertainment options that include a steakhouse, a buffet and four lounges, but it does not offer lodging.

              Seneca Buffalo Creek Casino.    On October 3, 2005, the Nation acquired approximately nine acres of land in the inner-harbor district of Buffalo, New York. On July 3, 2007, we began operating a temporary Class III gaming facility (approximately 6,000 square feet) featuring 135 slot machines and a snack bar. During the quarter ended March 31, 2008, that facility was expanded to include an additional 109 slot machines. During the quarter ended March 31, 2010, the existing facility was further expanded to include an additional 4,600 square feet of gaming space and an additional 213 slot machines. The current facility has approximately 10,600 square feet of gaming space, and features 457 slot machines and a snack bar.

              Our ability to continue to operate the Seneca Buffalo Creek Casino facility will depend on various factors, including existing legal challenges. See "Legal Proceedings" below for a description of the legal proceedings relating to the Seneca Buffalo Creek Casino.

              Seneca Hickory Stick Golf Course—Lewiston, New York.    In March 2006, we acquired 257 acres of land with the intent to design and build the Seneca Hickory Stick Golf Course, LGCC's championship level golf course, in Lewiston, New York. Located approximately 10 miles from the Seneca Niagara Casino and Hotel, the golf course opened for public play on July 2, 2010. The golf course serves as an amenity for our patrons and is intended to enable us to increase our demographic and geographic reach. Designed by world-renowned golf architect Robert Trent Jones II, Seneca Hickory Stick Golf Course currently features a scenic, 18-hole par 72, PGA-style layout. A recently completed permanent clubhouse is expected to open in the spring of 2011. It features approximately 4,300 square feet, including a pro shop, bar and casual dining for 40 patrons and additional area adjacent to the clubhouse that has been designed to facilitate the use of temporary structures to accommodate special events. LGCC has engaged Kemper Sports Management, Inc. to manage and operate the course.

              Recent Developments.    On October 19, 2009, we broke ground on an expansion of the Seneca Buffalo Creek Casino which added approximately 4,600 square feet of gaming space to the existing facility and 213 slot machines. The expansion was opened on March 5, 2010.

              Also, during the nine months ended June 30, 2010, 685 new slot machines were installed at the Niagara Falls and Allegany properties furthering our goal of providing the best and newest entertainment experiences for our patrons.

              In July 2010, nine Pennsylvania casinos offered table games for the first time in that state. In western Pennsylvania, The Rivers Casino, Meadows Racetrack and Casino and Presque Isle Downs unveiled 86, 62 and 48 table games, respectively. In central Pennsylvania, Mohegan Sun at Pocono Downs, Mount Airy Resort Casino in the Poconos and Hollywood Casino opened 82, 72 and 54 table games, respectively. In eastern Pennsylvania, Parx Casino, Harrah's Chester Casino and Racetrack and Sands Bethlehem opened 57, 99 and 89 table games, respectively.

              On July 12, 2010, we entered into an amended and restated Employment Agreement with Catherine A. Walker, pursuant to which Ms. Walker agreed to serve as President and Chief Executive Officer of SGC and its subsidiaries for a period of five years. Ms. Walker had served as Chief Operating Officer since March 16, 2008, and was the principal executive officer of SGC until her recent appointment as President and CEO.

              Key Performance Indicators.    Our operating results are dependent on the volume of patrons at our casinos, our ability to attract them for repeat visits and the ability to increase patron revenue per trip.

              Class II Gaming Operations.    In January 2005, we transferred all Class II gaming operations to the Nation, which included our poker operations at the Seneca Niagara Casino and Hotel, and Seneca Allegany Casino and Hotel. The transfer of the Class II operations in January 2005 was consistent with the Seneca Nation Tribal Council's (the Nation's legislative body) intent that we manage and operate the Nation's Class III operations and that Council directly manage and operate the Nation's Class II operations.

              The Nation, through its wholly owned business enterprise, Seneca Gaming & Entertainment, operates the Class II poker operations at Seneca Niagara Casino and Hotel, pursuant to an arms length lease transaction in addition to two stand alone Class II gaming facilities located on the Nation's territories in Salamanca and Irving, New York, respectively. On November 9, 2009, Seneca Gaming & Entertainment relocated its poker operations at Seneca Allegany Casino to a new facility located within one mile of our property.

              Pursuant to a recent Nation resolution, SGC began operating a limited number of Class II gaming devices on a temporary basis.

              Current, Continued and Future Reliance on Cash Flow.    We intend to fund the maintenance of our existing facilities from our future cash flow and current cash on hand. We currently rely and will continue to rely on our ability to generate cash flow from operations to satisfy our financial obligations and maintenance capital expenditure requirements.

              Seasonality.    We have generally observed seasonal increases in gaming activity during the spring and summer months and decreases in gaming activity during the winter months associated with inclement weather.

              Overall Outlook.    SGC continues to believe that it is the premier gaming operator in Western New York State and in the areas of Northern Pennsylvania and Ohio, which are within its primary and secondary markets. Since the December 31, 2002 opening of the Seneca Niagara Casino, SGC has invested significantly in the development, expansion and maintenance of its gaming and related facilities, including the completion of the hotel and gaming expansion projects at Seneca Niagara Casino and Hotel, and Seneca Allegany Casino and Hotel, and the opening and expansion of the casino on the Seneca Buffalo Creek Territory. These investments have helped enable SGC to maintain its position as the premier gaming operator in the region described above. To help maintain its current market position, and to provide for expanded opportunities in the convention and tourism markets,

SGC intends to continue to explore opportunities for its Niagara Falls, Allegany and Buffalo facilities, subject to the availability of funding and acceptable return on investment. A principal goal is for the facilities to complement each other, offering diverse hotel, entertainment and gaming experiences for our guests.

              SGC's senior management, board of directors and its owner, the Nation, monitor and review our financial condition and liquidity needs to help ensure appropriate operating, financial and strategic plans meet ongoing economic challenges and address our ongoing liquidity requirements.

Explanation of Key Financial Statement Captions

              Gross revenues.    Our gross revenues are derived primarily from the following four sources:

  •
  gaming revenues, which include revenues from slot machines exclusive of free play, table games and keno;

  •
  food and beverage revenues;

  •
  hotel revenues; and

  •
  retail, entertainment and other revenues, which include revenues from retail shops and spa and salon services.

              Our largest component of revenues is gaming revenues, which is recognized as amounts wagered less prizes paid out, and is comprised primarily of revenues from our slot machines and table games. Revenues from slot machines are the largest component of our gaming revenues. Gross slot revenues, also referred to as gross slot win, represent all amounts played in the slot machines reduced by both (1) winnings paid out and (2) slot tickets issued but not redeemed.

              Other commonly used terms in the discussion of revenues from slot machines include progressive slot machines, progressive jackpots, net slot revenues, slot handle, gross slot hold percentage and net slot hold percentage. Progressive slot machines retain a portion of each amount wagered and aggregate these amounts with similar amounts from other slot machines in order to create one-time winnings that are substantially larger than those paid in the ordinary course of play. We refer to such aggregated amounts as progressive jackpots. Wide-area progressive jackpot amounts are paid by a third party vendor and we remit a weekly payment to the vendor based on a percentage of the slot handle for each wide-area progressive slot machine. We accrue in-house progressive jackpot amounts until paid, and such accrued amounts are deducted from gross slot revenues, along with wide-area progressive jackpot amounts, to arrive at net slot revenues, also referred to as net slot win. Net slot revenues are included in gaming revenues in the accompanying consolidated statements of operations. Slot handle is the total amount wagered by patrons on slot machines during the period. Gross slot hold percentage is the gross slot win as a percentage of slot handle. Net slot hold percentage is the net slot win as a percentage of slot handle.

              Commonly used terms in the discussion of revenues from table games include table games revenues, table games drop and table games hold percentage. Table games revenues represents the closing table games inventory plus table games drop and credit slips for coins or chips returned to the casino cage, less opening table games inventory, discounts provided on patron losses, free bet coupons and chip fills to the tables. Table games drop is the total amount of cash, free bet coupons, cash advance drafts, customer deposit withdrawals, safekeeping withdrawals and credit issued at the table contained in the locked container at each gaming table. Table games hold percentage is the table games revenues as a percentage of table games drop.

              Revenues from food and beverage, hotel, retail, spa and salon, entertainment events and other services are recognized at the time the service is performed.

              Promotional allowances.    We operate a program for our guests, without membership fees, called the Seneca Link Player's Card. This program provides complimentary food, beverages, hotel, retail, entertainment and other services to guests based on points that are awarded for guests' gaming activities. These points may be used to purchase, among other things, items at the retail stores, spa and salon and restaurants located within our properties. Points also may be used to purchase hotel services and tickets to entertainment events. The retail value of points are included in gross revenues when redeemed at our facilities and then deducted as promotional allowances to arrive at net revenues.

              Gaming expenses.    The largest component of gaming expenses is the percentage of slot machine net drop (money dropped into the machines after payout but before our expenses) which must be paid to the State of New York, pursuant to the Compact, which is referred to as the exclusivity payment. The exclusivity payment remitted to the Nation was 18% for the first four calendar years (January 1, 2002 through December 31, 2006), was 22% for years 5-7 (January 1, 2007 through December 31, 2009), and is 25% for the remainder of the current term of the Compact (beginning January 1, 2010).

              Gaming expenses also include, among other things, expenses associated with operation of slot machines, table games, keno, certain marketing expenses, and promotional expenses for the Seneca Link Player's Card points redeemed at our hotel, restaurants and retail outlets.

              Advertising, general and administrative.    The largest components of advertising, general and administrative expenses are those charges related to advertising, marketing, regulatory oversight, insurance, utilities, legal services and the Head Leases with the Nation, which represent amounts paid to the Nation for the use of the land and certain improvements on which our operations are located.

              Operating Income.    We calculate income from operations as net revenues less total operating costs and expenses. Income from operations represents only those amounts that relate to our consolidated operations and excludes interest income, interest expense and other non-operating income and expense.

Operating Results—Nine Months Ended June 30, 2010 Compared to the Nine Months Ended June 30, 2009

              SGC's financial performance during the nine months ended June 30, 2010 reflects positively on the company's efforts to effectively manage its operations and financial performance in an uncertain economic environment.

              For the nine months ended June 30, 2010, operating income was $81.3 million, a $106.1 million increase when compared to an operating loss of $24.8 million for the nine months ended June 30, 2009. This increase results principally from the effects of the $109.0 million impairment charge recognized during the nine months ended June 30, 2009. An $8.1 million increase in exclusivity fees payable to New York State from 22% to 25%, when comparing the nine months ended June 30, 2010 to the nine months ended June 30, 2009, slightly offset this increase.

              SGC has also increased cash, cash equivalents and restricted cash from $83.2 million as of September 30, 2009 to $116.9 million as of June 30, 2010. As of June 30, 2010, cash was reserved for payment of fees associated with the future refinancing of outstanding senior notes and for satisfaction of other accrued liabilities.

Summary of Operating Results

              The following table summarizes our results from operations by corporation and/or facility:

	Nine Months Ended June 30,
	2009	2010
	(Dollars in Thousands)
Net revenues:
Seneca Niagara Falls Casino and Hotel	$286,851	$280,460
Seneca Allegany Casino and Hotel	110,610	107,199
Seneca Buffalo Creek Casino	30,328	38,569

Total	$427,789	$426,228
Operating expenses:
Seneca Niagara Falls Casino and Hotel	$213,379	$211,821
Seneca Allegany Casino and Hotel	126,485	104,003
Seneca Buffalo Creek Casino	110,713	26,770
Seneca Hickory Stick Golf Course	198	364
Seneca Gaming Corporation	1,853	2,001

Total	$452,628	$344,959
Operating income (loss):
Seneca Niagara Falls Casino and Hotel	$73,472	$68,639
Seneca Allegany Casino and Hotel	(15,875)	3,196
Seneca Buffalo Creek Casino	(80,385)	11,799
Seneca Hickory Stick Golf Course	(198)	(364)
Seneca Gaming Corporation	(1,853)	(2,001)

Total	$(24,839)	$81,269

              The most important factors or trends contributing to our operating performance during the nine months ended June 30, 2010 were:

  •
  Extension of hours of operation of the Seneca Buffalo Creek facility, effective February 2009 and subsequent expansion of the Buffalo Creek facility, which opened in March 2010, to approximately 10,600 square feet of gaming space and a total of 457 slot machines;

  •
  Capital investment in approximately 685 slot machines, 421 at Seneca Niagara Falls Casino and Hotel and 264 at Seneca Allegany Casino and Hotel, introducing new gaming content to our gaming floors;

  •
  Relatively temperate weather during the nine months ended June 30, 2010 compared to the same period in 2009;

  •
  A 3% increase in the exclusivity fee remitted to the Nation, beginning January 1, 2010, from 22% to 25% which resulted in a $7.4 million increase to our operating expenses during the first nine months of Fiscal 2010 ($4.7 million of the increase is attributable to Seneca Niagara Falls Casino and Hotel, $1.9 million is attributable to Seneca Allegany Casino and Hotel, and $0.8 million is attributable to Seneca Buffalo Creek); and

  •
  The ongoing economic recession and impact on discretionary consumer spending.

Gross Revenues

              Gross revenues consisted of the following:

	Nine Months Ended June 30,
	2009	2010
	(Dollars in Thousands)
Gaming	$392,615	$392,949
Food and beverage	43,174	41,337
Lodging	17,800	17,885
Retail, entertainment and other	17,619	16,800

Total	$471,208	$468,971

              The table below summarizes the percentage of gross revenues from each revenue source:

	Nine Months Ended June 30,
	2009	2010
Gaming	83.3%	83.8%
Food and beverage	9.2%	8.8%
Lodging	3.8%	3.8%
Retail, entertainment and other	3.7%	3.6%

Total	100.0%	100.0%

Gaming Revenue

              Our gaming revenue for the nine months ended June 30, 2010 increased from $392.6 million to $392.9 million when compared to the same period in the prior year, primarily due to the expansion of the Seneca Buffalo Creek Casino, which has offset the ongoing impact of adverse economic conditions on consumer demand for gaming and entertainment offerings.

              During the nine months ended June 30, 2010, Seneca Niagara Casino and Hotel's net gaming revenue decreased $4.8 million, or 2%; Seneca Allegany Casino and Hotel's net gaming revenue decreased $2.9 million, or 3%; and Seneca Buffalo Creek Casino's net gaming revenue increased $8.0 million, or 27%, as compared to the same period in 2009.

              Revenues from slot machines are the largest component of our gaming revenues. The following table presents data related to slot revenues (in thousands, except where noted):

	Nine Months Ended June 30,
	2009	2010
Slot handle	$4,609,068	$4,597,842
Gross slot revenue	$357,560	$359,611
Net slot revenue	$348,173	$352,913
Free promotional slot plays(1)	$38,890	$33,492
Weighted average number of slot machines (in units)	6,666	6,552
Gross slot hold percentage	7.8%	7.8%
Gross slot win per unit per day (in dollars)	$196	$201

(1)
Free promotional slot plays are included in slot handle, but not reflected in slot revenues.

              Net slot revenue increased $4.7 million, or 1%, when comparing the nine months ended June 30, 2010 to the nine months ended June 30, 2009, due primarily to the expansion of the Seneca Buffalo Creek Casino.

              The following table presents data related to table game revenues (in thousands, except where noted):

	Nine Months Ended June 30,
	2009	2010
Table games drop	$274,848	$257,678
Net table games revenue	$44,098	$39,787
Weighted average number of table games (in units)	143	136
Table games hold percentage	15.9%	15.5%
Gross table games revenue per unit per day (in dollars)	$1,119	$1,071

              Net table games revenue decreased $4.3 million, or 10%, when comparing the nine months ended June 30, 2010 to the nine months ended June 30, 2009. The decrease was principally due to a decrease in the average number of table games and the table games hold percentage, coupled with the economic and related factors previously noted, when comparing these same periods.

Food and Beverage Revenue

              The following table presents data related to food and beverage revenue:

	Nine Months Ended June 30,
	2009	2010
Covers (in thousands)	2,904	2,812
Average check (in dollars)	$14.87	$14.70

              During the nine months ended June 30, 2010, our consolidated food and beverage revenue decreased $1.8 million, or 4% when compared to the same period in 2009, due primarily to the ongoing economic conditions causing a decrease in overall consumer spending for leisure and entertainment purposes. Seneca Niagara Casino and Hotel's food and beverage revenue accounted for $0.9 million of the decrease; Seneca Allegany Casino and Hotel's and food and beverage revenue accounted for $1.0 million of the decrease; and Seneca Buffalo Creek Casino's food and beverage revenue increased $0.1 million when compared with the same period in the prior year. During the nine months ended June 30, 2010 and 2009, 52% of our food and beverage revenue was the result of Seneca Link Player's Card point redemptions.

Lodging Revenue

              The following table presents data related to lodging revenue:

	Nine Months Ended June 30,
	2009	2010
Occupied rooms	208,664	197,447
Average daily room rate (ADR)	$85.31	$90.58
Occupancy rate	94.7%	92.2%
Revenue per available room (REVPAR)	$80.76	$83.48

              During the nine months ended June 30, 2010, our lodging revenue increased $0.1 million, or 1%, when compared to the nine months ended June 30, 2009, due primarily to an increase in the average rate per occupied room, which more than offset a decrease in the number of occupied rooms resulting from ongoing economic conditions. Seneca Niagara Casino and Hotel's lodging revenue increased $0.2 million while Seneca Allegany Casino and Hotel's lodging revenue decreased by $0.1 million. During the nine months ended June 30, 2010 and 2009, 80% and 76% of our lodging revenue, respectively, was the result of Seneca Link Player's Card point redemptions.

Retail, Entertainment and Other Revenue

              During the nine months ended June 30, 2010, our retail revenue approximated that of the same period in 2009. During the nine months ended June 30, 2010 and 2009, 73% and 77%, respectively, of our retail revenue was attributable to Seneca Link Player's Card point redemptions.

              During the nine months ended June 30, 2010, our entertainment revenue decreased $0.2 million, or 8%, when compared to the same period in 2009, primarily due to the impact of the entertainment product mix at Seneca Niagara Casino and Hotel including more shows in the Bear's Den (a smaller venue compared to the Seneca Niagara Events Center) during the nine months ended June 30, 2010, coupled with lower average ticket prices, compared to the nine months ended June 30, 2009. During the nine months ended June 30, 2010 and 2009, 55% and 50% of our entertainment revenue, respectively, was attributable to Seneca Link Player's Card point redemptions.

              The following table presents data related to entertainment revenue:

	Nine Months Ended June 30,
	2009		2010
	SNFGC	STGC	SNFGC	STGC
Number of shows	37	6	63	14
Number of tickets sold	40,836	12,084	35,433	21,784
Occupancy percentage	84%	83%	70%	67%
Average ticket price	$52.86	$44.63	$44.58	$41.94

              During the nine months ended June 30, 2010, other revenue decreased $0.6 million, or 8%, when compared to the same period in 2009, primarily due to the impact of non-recurring negotiated supplier refunds received during the nine months ended June 30, 2009.

Promotional Allowances

              SGC operates a complimentary program in which food and beverage, retail, entertainment, and other services are provided to patrons based on points earned through the Seneca Link Player's Card. The retail value of these complimentary items is included in gross revenues and then deducted as promotional allowances to arrive at net revenues.

              The retail value of providing such promotional allowances was included in revenues as follows:

	Nine Months Ended June 30,
	2009	2010
	(Dollars in Thousands)
Food and beverage	22,529	21,307
Lodging	13,500	14,317
Retail, entertainment and other	7,390	7,119

Total	$43,419	$42,743

              The estimated cost of providing such promotional allowances was as follows:

	Nine Months Ended June 30,
	2009	2010
	(Dollars in Thousands)
Food and beverage	$16,782	$15,949
Lodging	6,777	6,856
Retail, entertainment and other	6,229	5,607

Total	$29,788	$28,412

              Promotional allowances as a percentage of gaming revenue were 10.9% and 11.1% during the nine months ended June 30, 2010 and 2009, respectively. Promotional allowances decreased $0.7 million, or 2%, when comparing the nine months ended June 30, 2010 to the same period in 2009. As shown in the table above, food and beverage and retail, entertainment and other promotional allowances decreased $1.2 million and $0.3 million, respectively, while lodging promotional allowances increased $0.8 million.

Detailed Operating Expense Information

	Nine Months Ended June 30,
	2009	2010
	(Dollars in Thousands)
Operating expenses:
Gaming	$112,534	$122,122
Food and beverage	33,030	31,824
Lodging	9,243	8,747
Retail, entertainment and other	10,752	10,711
Advertising, general and administrative	140,949	138,071
Pre-opening costs	246	378
Depreciation	36,838	32,885
Impairment of property and equipment	109,036	221

Total operating expenses	$452,628	$344,959

Gaming Expenses

              Gaming expenses principally consist of costs incurred from operating our table games and slot machines, of which the primary components are payroll and payroll related costs and the slot exclusivity fee remitted to the Nation pursuant to the Compact.

              The following table summarizes the exclusivity fees expense by property:

	Nine Months Ended June 30,
	2009	2010
	(Dollars in Thousands)
Seneca Niagara Falls Casino and Hotel	$50,815	$55,266
Seneca Allegany Casino and Hotel	20,707	21,774
Seneca Buffalo Creek Casino	6,549	9,119

Total	$78,071	$86,159

              The slot exclusivity fee increased $8.1 million, from $78.1 million for the nine months ended June 30, 2009 to $86.2 million for the nine months ended June 30, 2010, due to a 3% increase in the exclusivity fee percentage which became effective January 1, 2010, and resulted in a $7.4 million increase to expense during the nine months ended June 30, 2010, compared to the nine months ended June 30, 2009. Gaming expenses as a percentage of gross gaming revenues were 31.1% and 28.7% for the nine months ended June 30, 2010 and 2009, respectively. Gaming expenses, prior to exclusivity fees expense, as a percentage of gross gaming revenues were 9.2% and 8.8% for those same periods.

Food and Beverage Expenses

              Food and beverage expenses represent those costs incurred for the operation of our restaurants, snack bars and beverage outlets. The primary components of these expenses are the cost of food and beverage products and payroll and payroll related expenses for team members providing the service. During the nine months ended June 30, 2010, food and beverage costs decreased $1.2 million, or 4%, when compared to the same period in 2009, primarily due to lower volumes, reflected as a decrease in covers (as indicated above under "Food and Beverage Revenue"). Food and beverage expenses as a percentage of food and beverage revenues were 77.0% and 76.5% for the nine months ended June 30, 2010 and 2009, respectively.

Lodging Expenses

              Lodging expenses represent those costs incurred for the operation of our luxury hotel at Seneca Niagara Casino and Hotel and our resort hotel at Seneca Allegany Casino and Hotel. The components of these expenses include payroll and payroll related expenses, guest amenity supplies, laundry and other expenses. During the nine months ended June 30, 2010, lodging expenses decreased approximately $0.5 million, or 5%, when compared to the nine months ended June 30, 2009. Lodging expenses as a percentage of lodging revenues were 48.9% and 52.0% for the nine months ended June 30, 2010 and 2009, respectively. While we continue to monitor efficiencies in the lodging segment, we seek to maintain the quality of our product and services for the benefit of our patrons.

Retail, Entertainment and Other Expenses

              Retail, entertainment and other expenses primarily represent those costs incurred for the operation of our retail shops and spas and our entertainment offerings. The components of these expenses include payroll and payroll related costs, the purchase of products offered for sale in our retail outlets and spas and contract costs for entertainers. For the nine months ended June 30, 2010, these costs approximated those of the comparable 2009 period. Retail, entertainment and other expenses as a percentage of retail, entertainment and other revenues were 63.8% and 61.0%, for the nine months ended June 30, 2010 and 2009, respectively. The increase over the prior year percentage is in part due to the effect of $0.6 million of non-recurring negotiated supplier refunds.

Advertising, General and Administrative Expenses

              Advertising, general and administrative expenses consist primarily of payroll and payroll related expenses, regulatory fees, advertising and marketing costs, Head Lease expense, insurance, legal and utility costs. For the nine months ended June 30, 2010, such costs decreased $2.9 million, or 2%, from the same period in 2009. The decrease was primarily due to a decrease of $5.5 million in payroll and related expenses due to ongoing efficiency measures employed by the Company and a decrease of $0.4 million in regulatory expense, offset by increases of $1.7 million in professional services expenses; $0.5 million in special events expense; $0.5 million in advertising expense; and $0.3 million in promotional expense. Advertising, general and administrative expenses as a percentage of gross revenues were 29.4% and 29.9%, for the nine months ended June 30, 2010 and 2009, respectively.

Pre-opening Expenses

              Pre-opening expenses are non-recurring costs incurred to support the expected opening of new facilities. During the nine months ended June 30, 2010 and 2009, $0.4 million and $0.2 million, respectively, of pre-opening expenses were incurred, primarily related to the preparation of the Seneca Hickory Stick Golf Course, operated by the Lewiston Golf Course Corporation.

Depreciation Expense

              During the nine months ended June 30, 2010 and 2009, depreciation expense was $32.9 million and $36.8 million, respectively, a decrease of $3.9 million, or 11%.

Impairment of Property and Equipment

              On August 27, 2008, the construction activities at Seneca Allegany Casino and Hotel and Seneca Buffalo Creek Casino, as previously described, were suspended for reasons including: the economic recession; inability to obtain construction financing at reasonable interest rates; and operating and other demands on our available cash, such as our payments and distributions to the Nation. As a result of the ongoing suspension and reassessment of estimated impairment charges, approximately $221,000 was recorded during the nine months ended June 30, 2010, in addition to the impairment charge of $107.6 million recognized during the third and fourth quarters of Fiscal 2009.

              During the nine months ended June 30, 2010 and 2009, we recorded an other-than-temporary loss on one specific investment of $0.1 million and $0.2 million, respectively, as other non-operating expense. The cost basis of this investment has been reduced by the amount of the other-than-temporary loss recorded.

Interest Income

              Interest income was approximately $0.1 million and $0.2 million, respectively, for the nine months ended June 30, 2010 and 2009. The decrease in interest income is due primarily to a $0.1 million non-recurring adjustment during the three months ended June 30, 2009.

Interest Expense

              The following table summarizes information related to interest on our long-term debt and Senior Secured Revolving Loan Agreement:

	Nine Months Ended June 30,
	2009	2010
	(Dollars in Thousands)
Interest expense	$28,777	$28,699

              During the nine months ended June 30, 2010 and 2009, interest expense consisted of interest on our 2012 Notes, including $2.5 million and $2.4 million, respectively, of amortization related to financing costs and discount, which was partially offset by $0.9 million and $1.1 million, respectively, of capitalized interest primarily related to construction activities for our Seneca Hickory Stick Golf Course.

Net Income

              Net income for the nine months ended June 30, 2010 was $52.5 million, compared to a net loss of $53.6 million for the nine months ended June 30, 2009, an increase of $106.1 million, for the reasons stated above.

Operating Results—Fiscal Year Ended September 30, 2009 Compared to the Fiscal Year Ended September 30, 2008 and Operating Results for the Fiscal Year Ended September 30, 2008 Compared to the Fiscal Year Ended September 30, 2007

Summary of Operating Results

              As of September 30, 2009, we owned and operated the Seneca Niagara Casino and Hotel in Niagara Falls, New York; the Seneca Allegany Casino and Hotel in Salamanca, New York; and the Seneca Buffalo Creek Casino in Buffalo, New York. In addition, Lewiston Golf Course Corporation was established to operate a golf course that was currently under construction. All of our revenues are derived from our operations at our completed facilities.

              The following table summarizes our results from operations by corporation and/or facility:

	Fiscal Years Ended September 30,
	2007	2008	2009
	(Dollars in Thousands)
Net revenues:
Seneca Niagara Falls Casino and Hotel	$418,363	$432,710	$386,127
Seneca Allegany Casino and Hotel	168,295	166,631	152,259
Seneca Buffalo Creek Casino	6,306	32,747	41,124

Total	$592,964	$632,088	$579,510

Operating expenses:
Seneca Niagara Falls Casino and Hotel	$287,362	$298,588	$280,715
Seneca Allegany Casino and Hotel	138,144	154,144	159,606
Seneca Buffalo Creek Casino	17,955	30,819	118,253
Seneca Hickory Stick Golf Course	—	234	363
Seneca Gaming Corporation	1,270	4,115	2,265

Total	$444,731	$487,900	$561,202

Operating income (loss):
Seneca Niagara Falls Casino and Hotel	$131,001	$134,122	$105,412
Seneca Allegany Casino and Hotel	30,151	12,487	(7,347)
Seneca Buffalo Creek Casino	(11,649)	1,928	(77,129)
Seneca Hickory Stick Golf Course	—	(234)	(363)
Seneca Gaming Corporation	(1,270)	(4,115)	(2,265)

Total	$148,233	$144,188	$18,308

              The most important factors and trends contributing to our operating performance during Fiscal 2009 were:

  •
  The ongoing economic recession, which has reduced consumer spending and encouraged an apparent transition to gaming of logistical convenience;

  •
  Adverse credit market conditions which have reduced the availability, and increased the cost, of capital for expansion projects to generate additional revenues;

  •
  Recognition of an impairment charge in the amount of $107.6 million related to costs incurred on certain construction and development projects;

  •
  Limited maintenance capital investment in both our Niagara Falls and Allegany properties;

  •
  Additional marketing by New York racinos which may be attributable, in part, to recent New York State legislation providing financial support for marketing to racinos;

  •
  Recruitment and retention of key members of the management team, including, but not limited to, recruitment of a new Chief Executive Officer, General Manager of the Seneca Niagara Casino and Hotel and General Counsel;

  •
  The reduction of expenses attributable to implementation of operating initiatives, which included: a continued focus on hotel yield management; reduced food and beverage costs as a percentage of food and beverage revenue; repricing of our food and beverage products; initiatives to increase our cash paying patrons; reduced marketing costs; and labor efficiencies achieved through active monitoring of scheduling activities and a reduction in workforce;

  •
  The rescission of a Fiscal 2008 Council request for $20 million, a reduction in monthly distributions to the Nation from the current level of $4 million per month to $3 million per month commencing in March 2009, and a reduction in Head Leases payments for Fiscal 2009 from $81 million to $76 million;

  •
  Extension of hours of operation of the Buffalo Creek facility, effective February 2009;

  •
  Increased promotional room rates offered to casino hotel guests, designed to maintain occupancy levels to support gaming and non-gaming revenues; and

  •
  The effects of increased Head Lease payments to the Nation from $62 million to $76 million, which reduced our cash reserves and funds available for construction, capital reinvestment and liquidity reserves.

              The most important factors and trends contributing to our operating performance during Fiscal 2008 were:

  •
  The opening of our temporary facility on the Buffalo Creek Territory in July 2007, which was in operation for all of Fiscal 2008, compared to approximately three months during Fiscal 2007;

  •
  Expansion of our temporary facility on the Buffalo Creek Territory during the second quarter of 2008;

  •
  Our ability to enroll patrons in our cross-property Seneca Link Player's Card program, which continues to facilitate the use of effective direct mail and targeted marketing programs to establish patron loyalty to the Seneca brand at a profitable level;

  •
  Our mix of slot machines, which we believe is superior to our competition and includes the latest product offerings by leading slot manufacturers, and promotes the ongoing development of a Seneca brand inter-property progressive link;

  •
  Operating initiatives which included: continued focus on hotel yield management; reduced food and beverage costs as a percent of food and beverage revenue; repricing of our food and beverage products; initiative to increase our cash paying patrons; and labor efficiencies achieved through active monitoring of scheduling activities;

  •
  A four percentage point increase in the slot exclusivity fee rate remitted to the Nation from 18% to 22%, effective January 1, 2007, pursuant to the Compact;

  •
  The opening in February 2007 of a competing gaming facility at Presque Isle Downs in Erie, Pennsylvania, approximately 80 miles from the Seneca Allegany Casino and Hotel and 120 miles from the Seneca Niagara Casino and Hotel, offering approximately 2,000 slot machines;

  •
  Tumultuous and volatile economic conditions and general consumer uncertainty leading to reduced consumer spending and an apparent transition to gaming of logistical convenience;

  •
  Adverse credit market conditions which have negatively impacted availability of funding sources to complete construction at a borrowing rate which provides for a desirable return on investment;

  •
  Increases in payments to the Nation, which have limited our cash reserves and funds available for construction, capital reinvestment and liquidity reserves; and

  •
  Reduced capital reinvestment in both our Niagara Falls and Allegany properties.

Gross Revenues

              Gross revenues consisted of the following:

	Fiscal Years Ended September 30,
	2007	2008	2009
	(Dollars in Thousands)
Gaming(1)	$553,837	$581,664	$531,255
Food and beverage	56,608	63,272	58,476
Lodging	24,352	28,757	24,252
Retail, entertainment and other	20,190	25,032	23,259

Total	$654,987	$698,725	$637,242

(1)
Effective March 31, 2010, free promotional slot play amounts previously reported as Promotional Allowances were reclassified as a reduction of Gaming Revenues. Prior year amounts were also reclassified to conform to current year presentation.

              The table below summarizes the percentage of gross revenues from each revenue source:

	Fiscal Years Ended September 30,
	2007	2008	2009
Gaming	84.6%	83.2%	83.4%
Food and beverage	8.6%	9.1%	9.2%
Lodging	3.7%	4.1%	3.8%
Retail, entertainment and other	3.1%	3.6%	3.6%

Total	100.0%	100.0%	100.0%

              Each revenue source contributing to our gross revenues is described below.

Gaming Revenue

2009 Compared to 2008

              Our gaming revenue for Fiscal 2009 decreased $50.4 million or 9%, when compared to Fiscal 2008, primarily due to the impact of adverse economic conditions which reduced consumer demand for gaming and entertainment offerings.

              During Fiscal 2009, Seneca Niagara Casino and Hotel's net gaming revenue decreased $44.7 million, or 11%; Seneca Allegany Casino and Hotel's net gaming revenue decreased $13.8 million, or 9%; and Seneca Buffalo Creek Casino's net gaming revenue increased $8.1 million, or 25% when compared to Fiscal 2008.

2008 Compared to 2007

              Our gaming revenue for Fiscal 2008 increased $27.8 million or 5%, when compared to Fiscal 2007, primarily due to the opening of the Seneca Buffalo Creek temporary facility in July 2007, which added 244 slot machines to our gaming portfolio, and facilitated continued growth in our patron base.

              During Fiscal 2008, Seneca Niagara Casino and Hotel's net gaming revenue increased $6.8 million, or 2%; Seneca Allegany Casino and Hotel's net gaming revenue decreased $5.0 million, or 3%; and Seneca Buffalo Creek Casino's net gaming revenue increased $26.0 million, or 418% when compared to Fiscal 2007.

Slot Machine Revenues

              Revenues from slot machines are the largest component of our gaming revenues. The following table presents data related to slot revenues (in thousands, except where noted):

	Fiscal Years Ended September 30,
	2007	2008	2009
Slot handle	$6,285,270	$6,738,084	$6,255,252
Gross slot revenue	$493,784	$528,245	$485,005
Net slot revenue	476,618	$513,192	$472,336
Free promotional slot plays(1)	$41,980	$50,883	$55,519
Weighted average number of slot machines (in units)	6,480	6,708	6,646
Gross slot hold percentage	7.86%	7.84%	7.75%
Gross slot win per unit per day (in dollars)	$209	$216	$200

(1)
Free promotional slot plays are included in slot handle, but not reflected in slot revenues.

2009 Compared to 2008

              Net slot revenue decreased $40.9 million, or 8%, when comparing Fiscal 2009 to 2008 primarily due to the impact of adverse economic conditions which reduced consumer demand for gaming and entertainment offerings.

2008 Compared to 2007

              Net slot revenue increased $36.6 million, or 8%, when comparing Fiscal 2008 to 2007 primarily due to the opening of the Seneca Buffalo Creek temporary facility in July 2007.

Table Game Revenues

              The following table presents data related to table game revenues (in thousands, except where noted):

	Fiscal Years Ended September 30,
	2007	2008	2009
Table games drop	$452,805	$420,474	$369,591
Net table games revenue	$76,777	$68,033	$58,478
Weighted average number of table games (in units)	138	142	144
Table games hold percentage	16.97%	16.20%	15.77%
Table games revenue per unit per day (in dollars)	$1,524	$1,310	$1,110

2009 Compared to 2008

              Net table games revenue decreased $9.6 million, or 14%, when comparing Fiscal 2009 to 2008. During Fiscal 2009, Seneca Niagara Casino and Hotel's net table games revenue decreased $7.0 million, or 14% and Seneca Allegany Casino and Hotel's net gaming revenue decreased $2.6 million, or 15% when compared to Fiscal 2008. The decrease was due to those factors previously noted, as well as a decrease in the table games hold percentage when comparing these same periods.

2008 Compared to 2007

              Net table games revenue decreased $8.7 million, or 11%, when comparing Fiscal 2008 to 2007. During Fiscal 2008, Seneca Niagara Casino and Hotel's net table games revenue decreased $5.9 million, or 10% and Seneca Allegany Casino and Hotel's net gaming revenue decreased $2.8 million, or 15% when compared to Fiscal 2007. The decrease was attributable primarily to a decrease in the table games hold percentage when comparing these same periods.

Food and Beverage Revenue

              The following table presents data related to food and beverage revenue:

	Fiscal Years Ended September 30,
	2007	2008	2009
Covers (in thousands)	4,226	4,342	3,947
Average Check (in dollars)	$13.40	$14.57	$14.82

2009 Compared to 2008

              During Fiscal 2009, our consolidated food and beverage revenue decreased $4.8 million, or 8% when compared to Fiscal 2008, due primarily to negative economic conditions leading to a widespread decrease in overall consumer spending, which resulted in a decrease in the number of patrons visiting our casinos and restaurants, reflected as a decrease in covers, offset by an increase in the average revenue per check. Seneca Niagara Casino and Hotel's food and beverage revenue accounted for $4.3 million of the decrease; Seneca Allegany Casino and Hotel's food and beverage revenue accounted for $0.5 million of the decrease; and Seneca Buffalo Creek Casino's food and beverage revenue remained flat compared to the prior year. During Fiscal 2009 and 2008, 52% and 55%, respectively, of our food and beverage revenue were the result of Seneca Link Player's Card point redemptions.

2008 Compared to 2007

              During Fiscal 2008, food and beverage revenue increased $6.7 million, or 12% when compared to Fiscal 2007, to $63.3 million. Seneca Niagara Casino and Hotel contributed $4.8 million of the increase; Seneca Allegany Casino and Hotel contributed $1.6 million of the increase; and Seneca Buffalo Creek Casino accounted for $0.3 million of the increase. During Fiscal 2008 revenues from food and beverage cash sales increased 16% when compared to Fiscal 2007. During Fiscal 2008 and 2007, 55% and 56%, respectively, of our food and beverage revenue were the result of Seneca Link Player's Card point redemptions.

Lodging Revenue

              The following table presents data related to lodging revenue:

	Fiscal Years Ended September 30,
	2007	2008	2009
Occupied rooms	233,286	281,924	280,915
Average daily room rate (ADR)	$104	$102	$86
Occupancy rate	90.2%	95.1%	95.2%
Revenue per available room (REVPAR)	$94	$97	$82

2009 Compared to 2008

              During Fiscal 2009, our lodging revenue decreased by $4.5 million, or 16%, when compared to Fiscal 2008, primarily due to a decrease in average rate per occupied room. During 2009, SGC continued to offer hotel room rates at discounted prices in an effort to continue to stimulate casino patron visitation and encourage longer trip duration. Seneca Niagara Casino and Hotel's lodging revenue accounted for $3.4 million of the decrease and Seneca Allegany Casino and Hotel's lodging revenue accounted for $1.1 million of the decrease. During Fiscal 2009 and 2008, 73% and 74%, respectively, of our lodging revenue was the result of Seneca Link Player's Card point redemptions.

2008 Compared to 2007

              During Fiscal 2008 our lodging revenue increased by $4.4 million, or 18% when compared to Fiscal 2007 due to increased occupancy, offset by a slight decrease in average rate per occupied room. Seneca Niagara Casino and Hotel contributed $1.1 million of the increase and Seneca Allegany Casino and Hotel contributed $3.3 million of the increase due to its 212-room resort hotel being open for the entire fiscal year compared to approximately six months during the fiscal year ended September 30, 2007. During Fiscal 2008 and 2007, 74% and 78%, respectively, of our lodging revenue was the result of Seneca Link Player's Card point redemptions.

Retail, Entertainment and Other Revenue

2009 Compared to 2008

              During Fiscal 2009, our retail, entertainment and other revenue decreased $1.8 million, or 7%, when compared to Fiscal 2008 primarily due to the impact of adverse economic conditions which reduced consumer demand for gaming and entertainment offerings. During Fiscal 2009 and 2008, 76% of our retail revenue, and 53% of our entertainment revenue, respectively, was attributable to Seneca Link Player's Card point redemptions.

2008 Compared to 2007

              During Fiscal 2008, our retail, entertainment and other revenue increased by $4.8 million, or 24%, compared to the prior fiscal year. The increase was primarily attributable to higher entertainment revenue due to the opening of the event center at Seneca Allegany Casino and Hotel in March 2008 and higher commissions received on ATM and credit cash advance services. During Fiscal 2008 and 2007, 76% and 82%, respectively, of our retail revenue, and 53% and 61% of our entertainment revenue, respectively, was attributable to Seneca Link Player's Card point redemptions.

Promotional Allowances

              SGC operates a complimentary program in which food and beverage, retail, entertainment, and other services are provided to patrons based on points earned through the Seneca Link Player's Card. The retail value of these complimentary items is included in gross revenues and then deducted as promotional allowances to arrive at net revenues.(1)

(1)
Effective March 31, 2010, free promotional slot play amounts previously reported as Promotional Allowances for the fiscal years ended September 30, 2007, 2008 and 2009, respectively, were reclassified as a reduction of Gaming Revenues to conform to current year presentation.

              The retail value of providing such promotional allowances was included in revenues as follows:

	Fiscal Years Ended September 30,
	2007	2008	2009
	(Dollars in Thousands)
Food and beverage	31,781	34,577	30,357
Lodging	18,956	21,094	17,803
Retail, entertainment and other	11,286	10,965	9,572

Total	$62,023	$66,636	$57,732

              The estimated cost of providing such promotional allowances was as follows:

	Fiscal Years Ended September 30,
	2007	2008	2009
	(Dollars in Thousands)
Food and beverage	$27,071	$26,540	$22,272
Lodging	8,672	9,450	8,759
Retail, entertainment and other	9,673	9,874	8,020

Total	$45,416	$45,864	$39,051

              Promotional allowances as a percent of gaming revenue were 10.9%, 11.4% and 11.2% during Fiscal 2009, 2008 and 2007, respectively.

2009 Compared to 2008

              Promotional allowances decreased $8.9 million, or 13%, when comparing Fiscal 2009 to Fiscal 2008. As shown in the table, above, Food and Beverage, Lodging, and Retail, Entertainment and Other promotional allowances decreased $4.2 million, $3.3 million and $1.4 million, respectively.

2008 Compared to 2007

              Promotional allowances increased $4.6 million, or 7% from Fiscal 2007 to Fiscal 2008. As shown in the table, above, Food and Beverage and Lodging promotional allowances increased $2.8 million and $2.1 million, respectively, while Retail, Entertainment and Other promotional allowances decreased $0.3 million.

Detailed Operating Expense Information

	Fiscal Years Ended September 30,
	2007	2008	2009
	(Dollars in Thousands)
Operating expenses:
Gaming	$153,259	$169,472	$152,199
Food and beverage	47,863	49,907	44,505
Lodging	10,218	13,191	12,368
Retail, entertainment and other	14,530	16,952	14,188
Advertising, general and administrative	153,838	187,011	182,172
Pre-opening costs	15,426	286	363
Depreciation and amortization	49,597	51,081	47,850
Impairment of property and equipment	—	—	107,557

Operating expenses	$444,731	$487,900	$561,202

Gaming Expenses

              Gaming expenses principally consist of costs incurred from operating our table games and slot machines, of which, the primary components are payroll and payroll related costs and the slot exclusivity fee remitted to the Nation pursuant to the Compact.

              The following tables summarizes the exclusivity fees expense by property:

	Fiscal Years Ended September 30,
	2007	2008	2009
	(Dollars in Thousands)
Seneca Niagara Casino and Hotel	$71,440	$77,446	$68,628
Seneca Allegany Casino and Hotel	30,503	31,160	28,452
Seneca Buffalo Creek Casino	1,369	7,094	8,878

Total	$103,312	$115,700	$105,958

2009 Compared to 2008

              The slot exclusivity fee decreased $9.7 million, from $115.7 million in Fiscal 2008 to $106.0 million for Fiscal 2009, due to a decrease in net slot revenues.

2008 Compared to 2007

              The increase in the slot exclusivity fee is attributed to an increase in net slot revenue and an increase in the exclusivity fee rate from 18% to 22%, effective January 1, 2007. When comparing Fiscal 2008 to Fiscal 2007, the increase in slot exclusivity fees resulting from the 4% rate increase being in effect for the entire fiscal year was $21.0 million.

              Gaming expenses as a percent of gaming revenues were 28.6%, 29.1% and 27.7%, for Fiscal 2009, 2008 and 2007, respectively.

Food and Beverage Expenses

              Food and beverage expenses represent those costs incurred for the operation of our restaurants, snack bars and beverage outlets. The primary components of these expenses are the cost of food and beverage and payroll and payroll related expenses for team members providing the services.

2009 Compared to 2008

              During Fiscal 2009, food and beverage costs decreased $5.4 million, or 11%, when compared to Fiscal 2008, due to lower volumes, reflected as a decrease in covers (as discussed above), and a continued concerted effort to reduce all components of such costs, while maintaining superior product offerings to our patrons. The number of covers decreased 9% for Fiscal 2009, when compared to Fiscal 2008, contributing approximately $2.0 million to the decrease. Lower average costs of goods sold of 9% contributed approximately $1.8 million to the decrease. Lower payroll and other operating expenses of $1.0 million and $0.6 million, respectively, also contributed to the decrease.

2008 Compared to 2007

              During Fiscal 2008, our food and beverage expenses increased $2.0 million, or 4%, when compared to Fiscal 2007. The increase can be attributed to an increase in food and beverage revenues, offset by a decrease in average food and beverage costs associated with providing such services.

              Food and beverage expenses as a percentage of food and beverage revenues were 76.1%, 78.9% and 84.5% for Fiscal 2009, 2008 and 2007, respectively.

Lodging Expenses

              Lodging expenses represent those costs incurred for the operation of our luxury hotel at Seneca Niagara Casino and Hotel and our resort hotel at Seneca Allegany Casino and Hotel. The components of these expenses include payroll and payroll related expenses, guest amenity supplies, laundry and other expenses.

2009 Compared to 2008

              During Fiscal 2009, lodging expenses decreased $0.8 million, or 6%, as compared to Fiscal 2008. The decrease is primarily due to a $0.7 million decrease in payroll and related expenses.

2008 Compared to 2007

              Lodging expenses increased $3.0 million during Fiscal 2008, or 29%, when compared to Fiscal 2007. The increase is primarily due to a full year of operation of the resort hotel at Seneca Allegany Casino and Hotel during Fiscal 2008 compared to six months of operation during Fiscal 2007. The most significant lodging related expenses during Fiscal 2008 were $8.9 million incurred for payroll and payroll related expenses, $2.1 million in laundry expense and $0.8 million in expenses related to providing in-room amenities.

              Lodging expenses as a percent of lodging revenues were 51.0%, 45.9% and 42.0%, for Fiscal 2009, 2008 and 2007, respectively.

Retail, Entertainment and Other Expenses

              Retail, entertainment and other expenses primarily represent those costs incurred for the operation of our retail shops and spas and entertainment offerings. The components of these expenses include payroll and payroll related expenses, the purchase of products offered for sale in our retail outlets and spas and contract costs for entertainers.

2009 Compared to 2008

              For Fiscal 2009, these costs decreased approximately $2.8 million, or 16%, compared to Fiscal 2008, due principally to a $2.2 million decrease in headline entertainment costs and a $0.9 million decrease in retail cost of sales, offset by a $0.3 million increase in payroll and payroll related costs.

2008 Compared to 2007

              Retail, entertainment and other expenses increased $2.4 million during Fiscal 2008, or 17%, when compared to Fiscal 2007, primarily due to the increase in contract entertainment costs resulting from the opening of the events center at Seneca Allegany Casino and Hotel in March 2008.

              Retail, entertainment and other expenses as a percentage of retail, entertainment and other revenues were 61.0%, 67.7% and 72.0%, for Fiscal 2009, 2008 and 2007, respectively.

Advertising, General and Administrative Expenses

              Advertising, general and administrative expenses consist primarily of payroll and payroll related expenses, regulatory fees, advertising and marketing costs, Head Lease expense, insurance, legal and utility costs.

2009 Compared to 2008

              Advertising, general and administrative expenses decreased $4.8 million during Fiscal 2009, or 3%, when compared to Fiscal 2008. The decrease was primarily due to a $14.0 million increase in Head Lease expense, offset by a decrease of $5.8 million in marketing related expenses including: advertising expense of $1.9 million, promotional expense of $2.4 million and special events expense of $1.5 million; a decrease of $4.7 million in payroll and related expenses; a $2.2 million decrease in utility costs; a $1.3 million decrease in outside services (primarily related to tour bus services); a $0.7 million decrease in insurance expenses; a $0.6 million decrease in professional services expenses; a $0.5 million decrease in supplies expenses and a $1.7 million decrease in various other operating expenses. Furthermore, during Fiscal 2008, a non-recurring write off of $1.2 million was recognized related to external development costs associated with Seneca Massachusetts Gaming Corporation.

2008 Compared to 2007

              Advertising, general and administrative expenses increased $33.1 million during Fiscal 2008, or 22%, when compared to Fiscal 2007. The increase was primarily due to a $26.4 million increase in Head Lease expense paid to the Nation for rental of land used in the operation of our facilities; a $3.8 million increase in promotional expenses; a $1.9 million increase in utilities resulting from an increase in utilization due to the expanded facilities and increased utility costs, such as natural gas; and a $0.5 million increase in insurance expenses.

              Advertising, general and administrative expenses as a percent of gross revenues were 28.6%, 26.8% and 23.5%, for Fiscal 2009, 2008 and 2007, respectively.

Pre-opening Expenses

              Pre-opening expenses are non-recurring costs incurred to support the expected opening of new facilities.

              During Fiscal 2009, pre-opening expenses incurred were primarily related to the construction and preparation of the Seneca Hickory Stick Golf Course, to be operated by LGCC. During Fiscal 2009, pre-opening expenses increased $0.1 million, or 27%, when compared to Fiscal 2008.

              During Fiscal 2008, pre-opening expenses incurred were primarily related to the preparation of the Seneca Hickory Stick Golf Course, to be operated by LGCC. Pre-opening expenses decreased $15.1 million during Fiscal 2008 due to the opening of the resort hotel at Seneca Allegany Casino and Hotel and the temporary casino at Seneca Buffalo Creek Casino during Fiscal 2007.

Depreciation Expense

              During Fiscal 2009, depreciation expense was $47.9 million, a decrease of $3.2 million, or 6%, when compared to the prior fiscal year.

              During Fiscal 2008, depreciation expense was $51.1 million, an increase of $1.5 million, or 3%, when compared to the prior fiscal year.

Impairment of Property and Equipment

              On August 27, 2008, the construction activities at Seneca Allegany Casino and Hotel and Seneca Buffalo Creek Casino, as previously described, were suspended for reasons including: the economic recession; inability to obtain construction financing at reasonable interest rates; and operating and other demands on our available cash, such as our payments and distributions to the Nation. As of September 30, 2009, due to the continuation of weak economic conditions, adverse credit market conditions and an uncertain economic outlook, construction remained suspended indefinitely. Furthermore, certain master planning efforts related to the future expansion of the Seneca Niagara Falls property were suspended for the same reasons. As a result of these circumstances an impairment charge of $107.6 million was recognized during Fiscal 2009 based upon an estimate of the net realizable value based on an estimate of undiscounted cash flows that projected no future benefit. The reported fair value of zero is considered to be level three within the fair value hierarchy as established by ASC 820, Fair Value Measurements and Disclosures. Level three inputs are defined as inputs for which significant valuation assumptions are unobservable in a market and therefore value is based on the best available data, some of which is internally developed and considers risk premiums that a market participant would require.

Other Non-Operating Income and (Expenses), net

              The following table summarizes information related to other non-operating income and expenses:

	Fiscal Years Ended September 30,
	2007	2008	2009
	(Dollars in Thousands)
Non-operating income (expenses)	$3,220	$(5,600)	$287

              During Fiscal 2009 we recorded an other-than-temporary loss on one specific investment of $0.2 million, as other non-operating expense, and the cost basis of this investment has been reduced accordingly. Also during Fiscal 2009 we recorded the reversal of an unapplied construction settlement claims reserve of $0.5 million, as other non-operating income. During Fiscal 2008 we recorded an other-than-temporary loss on one specific investment of $4.2 million, as other non-operating expense, and the cost basis of this investment has been reduced accordingly. Also during Fiscal 2008 we recorded $1.4 million in lease termination costs as other non-operating expense related to amounts paid to a tenant for early termination of a lease agreement related to space in the SGC administration building. During Fiscal 2007, we had non-operating income of $3.7 million, primarily resulting from the settlement of an on-going arbitration proceeding involving a dispute with the former construction manager for our luxury hotel expansion project in Niagara Falls.

Interest Income

              Interest income was $0.2 million, $1.3 million and $3.9 million, for Fiscal 2009, 2008 and 2007, respectively. The decrease in interest income can be attributed to the decrease in the average cash balance on deposit with financial institutions in interest bearing accounts when comparing these periods.

Interest Expense

              The following table summarizes information related to interest on our long term debt:

	Fiscal Years Ended September 30,
	2007	2008	2009
	(Dollars in Thousands)
Interest expense	$36,063	$37,325	$38,179

              During Fiscal 2009, interest expense consisted primarily of interest on our $500 million aggregate principal amount of 7 1/4% senior notes, including $3.2 million of amortization related to financing costs and discount, which was partially offset by $1.6 million of capitalized interest on our construction activities for our Seneca Hickory Stick Golf Course.

              During Fiscal 2008, interest expense represents interest on our $500 million aggregate principal amount of 7 1/4% senior notes and $3.2 million in amortization of related financing costs and discount, partially offset by $2.2 million of capitalized interest on our construction activities for the conversion of the temporary casino structure at Seneca Allegany Casino and Hotel, the permanent casino at Seneca Buffalo Creek Casino and our Seneca Hickory Stick Golf Course.

Net (Loss) Income

              Net loss for Fiscal 2009 was $19.4 million, compared to $102.6 million of net income for Fiscal 2008, a decrease of $122.0 million, for the reasons stated above.

              Net income for Fiscal 2008 was $102.6 million, compared to $119.3 million for Fiscal 2007, a decrease of $16.7 million, or 14%, for the reasons stated above.

Liquidity and Capital Resources

              Our ability to fund our operations, make planned capital expenditures, service our debt and satisfy our other financial obligations and commitments depends on our future operating performance and cash flow, which are in turn subject to prevailing economic conditions and to financial, business and other factors, some of which are beyond our control. Additionally, unlike traditional corporations, we are prohibited by law from obtaining capital through an offering of equity securities.

              We are leveraged, have significant interest payment requirements under the indenture governing the 2012 Notes, distribution obligations under the Distribution Agreement and other commitments from time to time to the Nation. The 2012 Notes will be refinanced by the Notes, and we will have significant interest payments under the indenture governing the Notes, as well as under our term loan facility and revolving credit facility which will be effective upon the issuance date of the Notes.

              We make distributions to the Nation pursuant to declarations by our Board of Directors. During the nine months ended June 30, 2010 and 2009, we distributed $22.5 million and $33.2 million, respectively, to the Nation pursuant to such declarations and an additional $11.2 million and $10.7 million to the Nation during the same periods, respectively, pursuant to the Distribution Agreement. In October 2009, the Nation reduced anticipated Fiscal 2010 monthly distributions, exclusive of amounts required under the Distribution Agreement to $30.0 million, compared to $42.0 million for Fiscal 2009.

              SGC's senior management, Board of Directors and its owner, the Nation, monitor and review our financial condition and liquidity needs to help ensure appropriate operating, financial and strategic plans meet ongoing economic challenges and address our ongoing liquidity requirements. As a result of these efforts, in conjunction with our efforts to create additional operating efficiencies, SGC's depository cash balances increased to approximately $91.8 million at June 30, 2010 (including $47.9 million of restricted cash) from $61.7 million, as of September 30, 2009.

              We intend to continue to work closely with the Nation to help ensure cash generated from our operations, available cash and cash equivalents, restricted cash and short-term investments are sufficient to service our debt, satisfy our other financial obligations and commitments and to meet our working capital.

Cash Flows

	Fiscal Years Ended September 30,		Nine Months Ended June 30,
	2008	2009	2009	2010
	(Dollars in Thousands)
Net cash provided by operations	$158,853	$138,791	$84,791	$85,407
Cash flows relating to investing activities
Purchases of property and equipment	(141,383)	(46,097)	(40,137)	(22,532)
Decrease (Increase) in restricted cash	14,579	—	—	(47,910)
Sale of investments, net	14,600	—	—	—
Change in long-term deposits	(127)	82	82	8
Land acquisition costs	(5,874)	(6,248)	(1,022)	(612)

Net cash used in investing activities	(118,205)	(52,263)	(41,077)	(71,046)
Cash flows relating to financing activities
Contribution received from the Nation	—	—	—	5,101
Cash paid for deferred financing fees	—	—	—	(79)
Proceeds from senior secured revolving loan agreement	—	20,000	20,000	—
Payments on senior secured revolving loan agreement	—	(20,000)	(20,000)	—
Distributions paid to the Nation	(66,005)	(56,603)	(43,937)	(33,650)

Net cash used in financing activities	(66,005)	(56,603)	(43,937)	(28,628)
Net decrease in cash and cash equivalents	$(25,357)	$29,925	$(223)	$(14,267)

Cash Flows—Operating Activities

              The $0.6 million increase in cash flows from operations during the nine months ended June 30, 2010 as compared to the nine months ended June 30, 2009 was due to higher net income of $106.1 million; a decrease in cash payments of current liabilities of $4.6 million and a decrease in cash paid for current assets of $3.0 million, offset by a decrease in impairment of property and equipment of $108.8 million; a decrease in depreciation expense of $4.0 million and a decrease in bad debt expense of $0.3 million.

              Our cash flows from operations during Fiscal 2009 decreased by $20.1 million as compared to Fiscal 2008, due primarily to the $14.0 million increase in Head Lease expense and lower cash receipts from customers, resulting from reduced gaming revenue due to the ongoing economic downturn.

Cash Flows—Investing Activities

              During the nine months ended June 30, 2010, cash flows used in investing activities were approximately $71.0 million, compared to $41.1 million during the nine months ended June 30, 2009. The increase of $29.9 million was due primarily to an increase in restricted cash of $47.9 million, partly offset by a decrease in cash paid for property and equipment and land acquisition costs of $17.6 million and 0.4 million, respectively.

              During Fiscal 2009, cash flows used in investing activities were approximately $52.3 million, compared to $118.2 million during Fiscal 2008. The decrease of $65.9 million was primarily due to: a decrease in cash paid for property and equipment of $95.3 million, offset by a decrease in proceeds from the sale of investments of $14.6 million and a $14.6 million decrease in cash provided by the release of restricted cash.

              During the nine months ended June 30, 2010, purchases of property and equipment were $22.5 million and consisted of: $3.7 million related to construction of the Seneca Hickory Stick Golf

Club; $6.9 million for the expansion of the existing gaming facility at the Seneca Buffalo Creek Casino; and $11.9 million for the acquisition of equipment for existing casino operations, principally, the purchase of slot machines. Land acquisitions of $0.6 million include legal expenses and other acquisition costs related to certain parcels within the 50 acre "footprint" described in the Compact with New York State and designated for ownership by the Nation.

              During Fiscal 2009, capital expenditures were $46.1 million compared to $141.4 million in Fiscal 2008 and consisted of: $15.6 million relating to the construction of the permanent Seneca Buffalo Creek Casino and Hotel on the Nation's Buffalo Creek Territory; $6.9 million associated with pre-construction costs relating to the additional hotel tower at the Seneca Allegany Casino and Hotel; $5.2 million relating to construction of the Seneca Hickory Stick Golf Course; and $1.0 million for the conversion of the temporary gaming facility at Seneca Allegany Casino and Hotel into an events center, with related amenities. The remaining $17.4 million in capital expenditures were principally for maintenance capital expenditures and the acquisition of equipment for existing casino operations. Our land acquisitions of $6.2 million include legal expenses and other acquisition costs related to certain parcels within the 50 acre "footprint" described in the Compact with New York State and designated for ownership by the Nation.

Cash Flows—Financing Activities

              During the nine months ended June 30, 2010, net cash used in financing activities was $28.6 million, compared to $43.9 million during the nine months ended June 30, 2009, a decrease of $15.3 million. During the nine months ended June 30, 2010 these activities included cash distributions paid to the Nation of $33.7 million, partially offset by a cash contribution received from the Nation of $5.1 million. During the nine months ended June 30, 2009 these activities consisted of cash distributions to the Nation of $43.9 million.

              During Fiscal 2009, net cash used in financing activities was $56.6 million, compared to $66.0 million during Fiscal 2008, a decrease of $9.4 million. The decrease was due to a decrease in distributions paid to the Nation of $9.4 million. Cash distributions were $42.2 million and payments pursuant to the Distribution Agreement were $14.4 million.

Principal Debt Arrangements

              See "Description of Certain Indebtedness" for a discussion of our principal debt arrangements.

Distribution Agreement Obligations

              On April 27, 2007, SGC entered into a Distribution Agreement among the Nation, the Seneca Nation of Indians Capital Improvements Authority, or the Authority, SGC and Wells Fargo Bank, as Trustee, in connection with the Authority's issuance in two series (one tax exempt and the other taxable) of an aggregate principal amount of $159,495,000 special obligation bonds, or the Authority Bonds. The Distribution Agreement obligates SGC, subject to any contractual restrictions applicable to SGC (including, but not limited to, those contained in the indenture governing the Notes) to make monthly distributions to the Nation at the times and in the amounts necessary to enable the Authority to pay the debt service on the Authority Bonds as required under the Authority's indenture. At the direction of the Nation and the Authority, SGC pays such distributions directly to the Trustee. The Authority's debt service commenced on June 1, 2007. For the period from June 1, 2007 through November 1, 2007, the Authority's debt service averaged approximately $0.9 million per month. For the period December 1, 2007 through June 1, 2008, the Authority's debt service averaged approximately $1.7 million per month. In June 2008, it was determined that the amortization (debt service) schedule provided, upon which the foregoing $1.7 million monthly payments was made, was incorrect. A corrected amortization schedule was provided and, after giving effect to a resulting credit for amounts overpaid, for the period from January 1, 2008 through December 1, 2023, the Authority's debt service averages approximately $1.2 million per month. The foregoing debt service averages are based on scheduled payments of interest and principal under the Authority's indenture and bonds and do not address the effects of any earlier call for redemption, by acceleration or otherwise. The Distribution Agreement provides that neither the Trustee nor the Authority's bondholders will have any recourse under the Distribution Agreement to any revenues, assets or property of SGC or its subsidiaries should SGC fail to comply with our distribution obligations. During the nine months ended June 30, 2010 and 2009, SGC distributed to the Nation $11.2 million and $10.7 million, respectively, for the Authority's debt service on the special obligation bonds.

Other Commitments

              Commencing in 2002 and pursuant to the Compact, the Nation acquired from the State of New York, the City of Niagara Falls and private parties approximately 24 acres of land and related improvements in Niagara Falls, New York, including the then-Niagara Falls Convention Center. The State of New York further agreed in the Compact to assist the Nation in whatever manner appropriate, including through the exercise of its power of eminent domain, to acquire the remaining acreage within the approximate 50-acre footprint in Niagara Falls, New York, designated by New York State under the Compact for ownership by the Nation. The Compact specifically excluded approximately 1.5 acres of land within the footprint owned by a Roman Catholic Church. Additionally, in July 2006, the Nation agreed to waive its right to acquire approximately one half acre of additional land within the footprint owned by End Time Handmaidens, Inc., a religious organization. In return for the waiver, the Nation obtained a right of first negotiation and refusal with respect to the future sale of the parcels. As a result of the carve-out relating to the parcels owned by the Roman Catholic Church, and the Nation's agreement with End Time Handmaidens, the total acreage of the Niagara Territory upon completion of the condemnation process is anticipated to be approximately 48 acres.

              We have obtained possession of, either through eminent domain proceedings or private purchase, substantially all of the remaining acreage within the footprint, other than a bicycle path owned by the New York State Department of Transportation, or NYSDOT.

              Many of the post-2002 real property acquisitions in Niagara Falls, New York have been pursuant to New York State Eminent Domain Procedure Law, or EDPL, using the State's power of eminent domain (through the ESDC). The amounts paid to condemnees from whom the ESDC has acquired property are deemed to be advance payments, in that property owners are entitled to reserve their rights to challenge the land and improvement values determined by the condemnor's appraisers. The ESDC has made advanced payments under the EDPL of approximately $31.5 million for the condemned parcels within the footprint including, in particular, approximately 18 acres of land and related fixtures (a former water park) for an aggregate advanced payment of $18.0 million, and another hotel property for an aggregate advanced payment of $8.2 million (excluding fixtures).

              Pursuant to the EDPL, New York state courts will determine the final purchase price to be paid to condemnees who elect to challenge the initial appraised value of their property. To date, all record owners from whom property was acquired pursuant to the EDPL have reserved rights to claim additional compensation. Most record owners have filed notices of claim to initiate proceedings challenging the fair market value appraisals utilized by ESDC. The most significant valuation proceedings were those involving Fallsite LLC and Fallsville Splash, LLC, which have filed notices of claim in the amounts of $40.0 million and $35.0 million for land and trade fixtures, respectively, relating to a former water park within the footprint. ESDC's fair market appraisal value for the foregoing was approximately $17.0 million. On April 5, 2010, the New York State Supreme Court determined that no additional compensation was owed to either Fallsite LLC or Fallsville Splash for the water park real estate and fixtures. SGC anticipates that the former property owners will appeal. In a related action, on June 21, 2010 the condemnees separately moved to vacate the original 2006 order that vested title to the Splashpark properties in ESDC. The ESDC is vigorously contesting the condemnees' claims as procedurally improper and substantively without merit. If the claimants are successful, the former Splashpark properties could be returned to the property owners at which point SGC would seek return of the amounts paid for the properties.

              Intertrust Development had filed a notice of claim for $15.8 million for land and trade fixtures associated with a former Holiday Inn hotel within the footprint. ESDC's fair market appraisal value for the foregoing was $8.2 million (excluding fixtures). We agreed to a settlement of this matter with Intertrust, whereby Intertrust has received an additional $3.8 million in addition to the appraisal value of $8.2 million, and whereby we have agreed to purchase, for business promotional use, tickets to Fallsview Waterpark, an affiliate of Intertrust, for $2.5 million to be paid in three installments over three years.

              Another former landowner, JFD Holdings, has filed a notice of claim for $1.1 million for a parcel of land at 621 Niagara Street within the footprint. ESDC's fair market appraisal for the foregoing is approximately $550,000. No trial date has yet been set. Also, three individuals have filed notices of claim with respect to four parcels within the footprint seeking $1.3 million, in aggregate, for the four parcels. ESDC's fair-market appraisal for the four properties, in aggregate, is $185,000. No trial dates have been set.

              If a court determines that the value for the land and improvements is higher than the appraised value paid to a condemnee, then SGC may be liable to the condemnee for the difference and potentially also responsible for certain additional costs and payments to the condemnee, such as attorneys' fees. As of June 30, 2010, $0.8 million of the previously recorded reserve of $6.4 million remained for such matters and is included in the other current liabilities section on SGC's consolidated balance sheet. Should the liability be greater than our reserve for such matters, it could have a negative impact on income and financial condition.

Expansion and Development Plans

              On August 27, 2008, the construction activities at Seneca Allegany Casino and Hotel and Seneca Buffalo Creek Casino, each described below, were suspended for reasons including: the economic recession; inability to obtain construction financing at reasonable interest rates; and operating and other demands on available cash, such as payments to the Nation. As of June 30, 2010, construction remained suspended indefinitely. Furthermore, certain planning efforts related to the future expansion of the Seneca Niagara Falls property were suspended for the same reasons. As a result of these circumstances an impairment charge of $107.6 million was recognized during the third and fourth quarters of Fiscal 2009. During the nine months ended June 30, 2010, an additional $221,000 was recorded as an impairment of property and equipment. Nonetheless, SGC will continue to explore alternative future expansion and development options.

              Seneca Niagara Falls Casino and Hotel.    In 2006, we began master planning activities for the remaining approximately 24 acres of undeveloped land contained in the Niagara Falls footprint. During August 2008, these master planning activities were suspended and an impairment charge was recognized in the third quarter of Fiscal 2009 related to these activities, in the amount of approximately $3.5 million. During the nine months ended June 30, 2010, an additional $33,000 was recorded as an impairment of property and equipment.

              Seneca Allegany Casino and Hotel.    Construction on the next phase of development at Seneca Allegany Casino and Hotel was suspended and an impairment charge was recognized for costs incurred related to these activities in the third and fourth quarters of Fiscal 2009, in the amount of approximately $17.1 million. During the nine months ended June 30, 2010, an additional $37,000, was recorded as an impairment of property and equipment.

              Seneca Buffalo Creek Casino.    Construction on the next phase of development at Seneca Buffalo Creek Casino and Hotel, which was planned to include approximately 90,000 square feet of gaming space; 2,000 slot machines; 45 table games; a 22-story all-suite hotel; four restaurants; a full-service spa and salon; retail and other amenities; and a 2,200-space parking garage, for a total estimated cost of approximately $333 million, was suspended and an impairment charge was recognized in the third and fourth quarters of Fiscal 2009 related to these activities, in the amount of approximately $87.0 million. During the nine months ended June 30, 2010, an additional $151,000 was recorded as an impairment of property and equipment.

              On March 5, 2010, SEGC completed an expansion of the existing facility, increasing the number of slot machines to 457 and the total square feet of gaming space to approximately 10,600.

              The construction of a permanent casino at the Buffalo Creek site, as well as any expansion by STGC at Seneca Allegany Casino and Hotel will require significant capital outlays. The ability to recommence these projects will depend on various factors including prevailing economic conditions, cash flow from operations, the availability of external financing with regard to one or more of the projects, certain Nation and governmental approvals, and the effects of legal and/or administrative proceedings.

              Seneca Hickory Stick Golf Course.    In July 2007, the Company commenced construction of the Seneca Hickory Stick Golf Course, LGCC's championship level golf course, in Lewiston, New York. It is located approximately 10 miles from the Seneca Niagara Casino and Hotel. The golf course will serve as an amenity for our patrons intended to enable SGC to increase its demographic and geographic reach. Designed by world-renowned golf architect Robert Trent Jones II, Seneca Hickory Stick Golf Course currently features a scenic, 18-hole par-72, PGA-style layout and temporary pro shop. The permanent clubhouse was recently completed and features approximately 4,300 square feet of space, including a pro shop, bar and casual dining for 40 patrons. The area adjacent to the clubhouse has been designed to accommodate tents and support facilities for large tournaments. The golf course opened for public play on July 2, 2010. As of June 30, 2010, the Company has incurred $24.2 million for the purchase of land and construction, with a total cost to construct the golf course, clubhouse and related amenities estimated to be approximately $25.5 million.

Regulation

              Our operations are regulated by Nation laws, the Compact and federal statutes, most notably the Indian Gaming Regulatory Act, or IGRA. Several bills were proposed during past sessions of Congress that would have affected Indian gaming but were not enacted into law. While bills may be introduced that are relevant to Indian gaming in the 111th Congress, leaders from the committees that have jurisdiction over the IGRA have not made any indications that gaming regulation will be an agenda item for the 111th Congress. It remains unclear whether the administration will pursue legislative initiatives related to the topic of Indian gaming.

              The Department of the Interior published final regulations effective August 25, 2008 governing the conduct of gaming on lands taken into trust after October 17, 1988. The regulations on their face do not purport to impair the ability of the Nation and SGC to expand its gaming operations. Future gaming legislation or court decisions construing the new regulations could adversely impact expansion of SGC gaming operations and the future growth of the Nation's revenue base. In addition, from time to time, various government officials have proposed taxing Indian casino gaming or otherwise limiting or restricting the conduct of gaming operations by Indian tribes. No assurance can be given that such legislation, if and when enacted by Congress, would not have a material adverse effect on the operations of SGC. If Congress were to enact comprehensive amendments to the IGRA, such legislation could have a material adverse effect on the operations of SGC. In addition, under federal law, gaming on the Nation's lands may be dependent upon the permissibility under New York law of certain forms of gaming or similar activities. If New York State were to make various forms of gaming illegal or against public policy (or the courts were to similarly rule), or otherwise to take a legal position adverse to SGC, such actions could have a material adverse effect on our ability to conduct our gaming operations as currently conducted. Moreover, a 1996 U.S. Supreme Court decision may permit a state to avoid or refuse to negotiate amendments to existing compacts such as the Compact.

Recent Accounting Pronouncements

              In April 2010, the Financial Accounting Standards Board, or FASB, issued an Accounting Standards Update, "Entertainment-Casinos (Topic 924), Accruals for Casino Base Jackpot Liabilities, a consensus of the FASB Emerging Issues Task Force," or ASU 2010-16. The objective of ASU 2010-16 is to address the accounting for casino base jackpot liabilities. Specifically, it addresses diversity in practice regarding whether an entity accrues liabilities for a base jackpot before it is won if the entity is not required to award the base jackpot. Some entities do not accrue liabilities for a base jackpot before it is won because they could avoid the payment. Other entities accrue liabilities for a base jackpot ratably over the period of play expected to precede payout. ASU 2010-16 clarifies that an entity should not accrue jackpot liabilities (or portions thereof) before a jackpot is won if the entity can avoid paying that jackpot. Jackpots should be accrued and charged to revenue when an entity has the obligation to pay the jackpot. This guidance applies to both base and progressive jackpots and is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2010. The amendments are to be applied prospectively with a cumulative-effect adjustment reflected in retained earnings. The cumulative-effect adjustment is the difference between the amounts recognized in the statement of financial position before initial application of the amendments and the amounts recognized in the statement of financial position at initial application of those amendments. The Company is currently evaluating the impact implementation of ASU 2010-16 will have on the consolidated financial statements.

              Other proposed or otherwise potential accounting standards are currently under study by standard-setting organizations and certain regulatory agencies. Because of the tentative and preliminary nature of such proposed standards, the Company has not yet determined the effect, if any, that the implementation of such proposed standards would have on the consolidated financial statements.

Quantitative and Qualitative Disclosure About Market Risk

              Market risk is the risk of loss arising from adverse changes in market rates and prices, such as interest rates, foreign currency exchange rates and commodity prices. Upon the issuance of the Notes, our primary exposure to market risk is interest rate risk associated with variable rate indebtedness pursuant to our New Senior Secured Credit Agreement.

              Since the Notes will be fixed-rate indebtedness, and our obligations under the Distribution Agreement are based upon fixed-rate indebtedness of the Authority, we believe that our overall exposure to market risk in the form of interest rate fluctuations is low. Due to the significant portion of outstanding debt being fixed rate indebtedness, we believe a 100 basis point change in interest rates would not have a material effect on our consolidated financial statements.

Contractual Obligations

              The following table reflects our significant contractual obligations as of September 30, 2009:

	Payment due by period
Contractual Obligations	Total	1 Year	2-3 Years	4-5 Years	After 5 Years
	(Dollars in Thousands)
Principal amount of the 2012 Notes issued in 2004	$300,000	$—	$300,000	$—	$—
Principal amount of the 2012 Notes issued in 2005	200,000	—	200,000	—	—
Interest payments on 2012 Notes issued in 2004(1)	54,375	21,750	32,625	—	—
Interest payments on 2012 Notes issued in 2005(1)	36,250	14,500	21,750	—	—
Seneca Niagara Casino Head Lease with the Nation(2)	514,233	36,087	72,173	72,173	333,800
Seneca Allegany Casino Head Lease with the Nation(3)	342,000	24,000	48,000	48,000	222,000
Seneca Buffalo Creek Casino Head Lease with the Nation(4)	226,768	15,914	31,827	31,827	147,200
Distribution Agreement for municipal bonds(5)	208,834	14,830	29,657	29,661	134,686

Total	$1,882,460	$127,081	$736,032	$181,661	$837,686

(1)
Interest on the 2012 Notes is 7.25%.

(2)
Amounts represent annual lease payments based upon approximately $3.0 million per month.

(3)
Amounts represent annual lease payments based upon approximately $2.0 million per month.

(4)
Amounts represent annual lease payments based upon approximately $1.3 million per month.

(5)
The Distribution Agreement with the Nation covers principal and interest payments for the Seneca Nation of Indians Capital Improvements Authority bonds with an aggregate principal amount of $159.5 million. Payments are made monthly per the Distribution Agreement beginning in June 2007 and will continue through December 2023.

Critical Accounting Policies and Estimates

              Management's discussion and analysis of our financial condition, results of operations and liquidity and capital resources are based on our consolidated financial statements. To prepare our consolidated financial statements in accordance with accounting principles generally accepted in the United States, we must make estimates and assumptions that affect the amounts reported in the consolidated financial statements. We regularly evaluate these estimates and assumptions, particularly in areas we consider to be critical accounting estimates, where changes in the estimates and assumptions could have a material impact on our results of operations, financial position and, to a lesser extent, cash flows. Actual results may differ from our estimates, which could materially affect the reported results. To provide an understanding of the methodology we apply, our significant accounting policies and basis of presentation are summarized in Note 2 to our audited consolidated financial statements. We believe the accounting policies described below involve a higher degree of management judgment:

              Liability for Unredeemed Seneca Link Player's Card Points.    Patrons who are members of our Seneca Link Player's Card rewards program earn promotional points based on the volume and type of their gaming activity. The Seneca Link Player's Card accumulates points that are redeemable for food and beverage at our restaurants, lodging, spa and salon services, free slot play and products offered at our retail stores. Points are accrued and reflected as a current liability on our consolidated balance sheets based upon expected redemption rates and the estimated cost of the service or merchandise to be provided. Management reviews the adequacy of the accrual for unredeemed points by periodically evaluating the historical redemption and projected trends. Actual results could differ from our estimates.

              Self-Insurance Reserves.    We have financial exposure for portions of our employee benefits programs and general liability reserves. We accrue for liabilities based on filed claims and estimates of claims incurred but not reported. We believe the accruals to cover these costs are adequate, but actual results may vary from the amount accrued on our consolidated balance sheets.

              Property and Equipment.    We have a significant amount of capital invested in our property and equipment, which is stated at cost less accumulated depreciation. We use judgment in determining if, or when, assets have been impaired and the estimated useful lives of assets. The accuracy of these estimates affects whether or not impairment exists, and the depreciation expense recognized in our results of operations. Leasehold improvements represent a significant portion of our property and equipment balance. These assets are amortized over the related lease term or depreciable life, whichever is shorter. The useful lives assigned to our other property and equipment assets are based on our standard policy, which we believe represents the useful life of each category of asset. In accordance with the Financial Accounting Standards Board's, or FASB's, Accounting Standards Codification, or ASC 360, Property, Plant, and Equipment, the carrying values of our long-lived assets are reviewed when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Assets are grouped at the property level when estimating future undiscounted cash flows for determining whether an asset has been impaired. Management assesses the possibility of asset impairment by using the estimates of future undiscounted cash flows, which are affected by current operating results, trends and prospects, as well as the effect of obsolescence, demand, competition and other economic factors.

              Our analysis of undiscounted cash flows represents our best estimates at the time of the review. However, changes in these assumptions due to actual market conditions that cause less favorable results than our estimates may result in impairment in the future.

              Regulatory Costs.    We have financial exposure for regulatory costs related to oversight provided by the New York State Police (State Police) and New York State Gaming Office (SGO) which have been billed but not paid. There is an ongoing dispute between the Nation and the State Police and the Nation and the SGO as to the appropriate amount of costs that are due for their respective regulatory oversight. As of June 30, 2010, we have accrued approximately $39.2 million to cover such costs. We believe this accrual is adequate, but actual results may differ from the amount accrued on our consolidated balance sheets.

 BUSINESS

Overview

              Seneca Gaming Corporation, wholly owned and chartered by the Seneca Nation of Indians, owns, develops and operates all of the Nation's Class III gaming operations on the Nation's territories in Western New York State. We currently operate three casinos in Western New York State: Seneca Niagara Casino and Hotel, located in Niagara Falls, New York; Seneca Allegany Casino and Hotel, located in Salamanca, New York; and Seneca Buffalo Creek Casino, located in Buffalo, New York. Our three casinos are located on land held in restricted fee by the Nation, which, together with the Nation's exclusive rights under the Compact, allow us to conduct Class III gaming operations in Western New York State. Our casinos are the only resort gaming facilities in Western New York State permitted to offer full Las Vegas-style gaming, including, but not limited to, blackjack, craps, roulette and slot machines. Additionally, we own and operate the Lewiston Golf Course Corporation, a wholly owned subsidiary of SNFGC, which operates the Seneca Hickory Stick Golf Course, located approximately 10 miles from the Seneca Niagara Casino and Hotel.

              Our strategy is to capitalize on our high quality resort facilities, diverse products and our dedication to superior customer service to effectively compete in each of our markets and create value for our stakeholders. Significant investment in our assets has enabled SGC to maintain its position as the premier gaming operator in Western New York State and the surrounding areas. Our principal goal is for our facilities to complement one another, offering diverse gaming, lodging and entertainment experiences that meet the various demands of our patrons in our target markets. We offer among the greatest variety of quality gaming and non-gaming amenities in our markets with the most up-to-date slot product, first-class lodging accommodations and high quality dining experiences. Our product quality and superior customer service have been proven through the various awards our properties have won over the past several years, including the AAA Four-Diamond Awards at both Seneca Niagara Casino and Hotel, and Seneca Allegany Casino and Hotel. SGC continues to brand the Seneca name through advertising and promotion of our Seneca Link Player's Card, which is accepted at all of SGC's facilities in order to promote increased customer loyalty, increased visitation and expansion of our customer base.

              As of June 30, 2010, our consolidated gaming operations featured approximately 221,100 square feet of gaming space, with 6,574 slot machines, 135 table games and 816 hotel rooms. For the twelve months ended June 30, 2010, on a consolidated basis we generated gaming revenue of $531.6 million, net revenue of $577.9 million, net income of $86.7 million and EBITDA of $168.7 million. During the same period, on a consolidated basis we generated $243.6 million of Adjusted EBITDA, which represents a 42.1% Adjusted EBITDA margin. See footnotes 3 and 4 to the table under "Summary—Summary Historical Financial and Other Data" for definitions of EBITDA and Adjusted EBITDA and "Summary—Reconciliation of Adjusted EBITDA" for a reconciliation of net income to EBITDA and to Adjusted EBITDA.

Our Properties

			As of June 30, 2010			Twelve Months ended as of June 30, 2010
						(Dollars in millions) (unaudited)
Name	Date Opened	Total Gaming Square Footage	Slots	Tables	Hotel Rooms	Net Revenue
Seneca Niagara Casino & Hotel	12/31/2002	147,000	3,973	102	604	$380
Seneca Allegany Casino & Hotel	5/1/2004	63,500	2,144	33	212	149
Seneca Buffalo Creek Casino	7/3/2007	10,600	457	—	—	49

Seneca Niagara Casino and Hotel

              Seneca Niagara Casino and Hotel operates on approximately 48 acres (24 of which are available for future development) in Niagara Falls, New York, 20 miles north of Buffalo, New York, and offers gaming, entertainment, lodging and related amenities. Seneca Niagara Casino and Hotel is SGC's flagship resort property catering to mid-to-high value gaming guests looking for a full service first-class gaming resort destination and is open 24 hours per day, seven days per week. We opened our original Niagara Falls gaming facility on December 31, 2002 in the former Niagara Falls Convention and Civic Center. Since opening, we have continued to invest in the facilities and equipment at this property. On March 31, 2006, we completed the phased opening of our luxury hotel, along with all other amenities. Our aggregate capital investment in the Seneca Niagara Casino and Hotel as of June 30, 2010 is approximately $532.5 million.

              As of June 30, 2010, Seneca Niagara Casino and Hotel featured:

    •
    approximately 147,000 square feet of Class III gaming space with approximately 3,973 slot machines; approximately 102 table games, including, but not limited to, blackjack, craps and roulette; and keno;

    •
    604 luxury hotel rooms, comprised of 486 standard rooms, 22 individually themed center suites, 86 corner suites and 10 penthouse suites;

    •
    a full-service luxury spa, salon and fitness center;

    •
    food and beverage amenities, including three full-service themed fine dining restaurants, a 400-seat international buffet, two casual dining restaurants, a walk-up delicatessen, a snack bar, and four bars and lounges;

    •
    five retail stores;

    •
    an approximately 24,000-square-foot multi-purpose entertainment and special event facility, which can seat up to 2,400 for concerts, and can also be used for meetings, banquets and conventions;

    •
    a 468-seat showroom;

    •
    approximately 9,000 square feet of conference and banquet space; and

    •
    an approximately 2,130-space parking garage, surface parking for approximately 1,500, vehicles which includes employee parking, and a bus transportation center.

Seneca Allegany Casino and Hotel

              Seneca Allegany Casino and Hotel, which is located on the Nation's Allegany Territory in Salamanca, New York, approximately 60 miles south of Buffalo, New York and 75 miles northeast of Erie, Pennsylvania, offers gaming, entertainment, lodging and related amenities. Seneca Allegany Casino and Hotel caters primarily to mid value gaming guests and drive-in patrons from its primary and secondary markets, and is open 24 hours per day, seven days per week. Seneca Allegany Casino opened on May 1, 2004. On December 28, 2006, we opened a new permanent gaming floor and on March 30, 2007, we opened a 212-room resort hotel, including food and beverage and other amenities. In March 2008, we completed the conversion of the former temporary casino structure into an event center and additional administrative office space. Our aggregate capital investment in the Seneca Allegany Casino and Hotel as of June 30, 2010 is approximately $348.7 million.

              As of June 30, 2010, Seneca Allegany Casino and Hotel featured:

    •
    approximately 63,500 square feet of gaming space with approximately 2,144 slot machines and 33 table games, including, but not limited to, blackjack, craps and roulette;

    •
    212 luxury hotel rooms, including 28 suites of various sizes;

    •
    a full-service luxury spa, salon, and fitness center;

    •
    food and beverage amenities, including two full-service themed fine dining restaurants, a 200-seat international buffet, a 24-hour casual dining restaurant, a walk-up delicatessen, a snack bar, and two bars and lounges;

    •
    retail outlets including a multi-faceted retail store, including logo merchandise and sundries and a discount store where all items are priced at $10;

    •
    an approximately 22,000-square-foot multi-purpose entertainment and special event facility, which can seat up to 2,200 for concerts, and can also be used for meetings, banquets and conventions; and

    •
    a parking garage for approximately 1,840 vehicles and surface parking for approximately 1,050 vehicles.

Seneca Buffalo Creek Casino

              Seneca Buffalo Creek Casino is located in the inner harbor district of downtown Buffalo, New York on an approximately nine acre parcel and offers a convenient local gaming experience that caters primarily to patrons within the Buffalo metropolitan area. On July 3, 2007, we commenced operations at this temporary facility, which featured 135 slot machines and a snack bar. During the quarter ended March 31, 2008, the temporary facility was expanded to include an additional 109 slot machines. In February 2009, the facility began operating 24 hours a day, seven days a week. On March 5, 2010, we completed an approximately $7.4 million expansion of the temporary facility, increasing the number of total slot machines to approximately 457 and the total square feet of gaming space to approximately 10,600. Our aggregate capital investment as of June 30, 2010 in the Seneca Buffalo Creek Casino is approximately $19.8 million.

              As of June 30, 2010, Seneca Buffalo Creek Casino featured:

    •
    approximately 10,600 square feet of gaming space with approximately 457 slot machines;

    •
    food and beverage snack bar; and

    •
    surface parking for approximately 300 vehicles.

              Our ability to continue to operate the Seneca Buffalo Creek Casino temporary facility will depend on various factors, including existing legal challenges. See "Business—Legal Proceedings" for a discussion of existing legal challenges regarding our Seneca Buffalo Creek Casino.

Seneca Hickory Stick Golf Course

              In addition to our Las Vegas-style gaming operations, we also own and operate Seneca Hickory Stick Golf Course, a championship level golf course, in Lewiston, New York. Located approximately 10 miles from the Seneca Niagara Casino and Hotel, the golf course opened for public play on July 2, 2010. The golf course serves as an amenity for our patrons and is intended to enable us to increase our demographic and geographic reach. Designed by world-renowned golf architect Robert Trent Jones II, Seneca Hickory Stick Golf Course currently features a scenic, 18-hole par 72, PGA-style layout. A recently completed permanent clubhouse is expected to open in the spring of 2011. It features approximately 4,300 square feet, including a pro shop, bar and casual dining for 40 patrons and additional area adjacent to the clubhouse that has been designed to facilitate the use of temporary structures to accommodate special events.

Status of Former Class II Operations

              In January 2005, we transferred all Class II gaming operations to the Nation, which included our poker operations at the Seneca Niagara Casino and Hotel, and Seneca Allegany Casino and Hotel. The transfer of the Class II operations in January 2005 was consistent with the Council's intent that we manage and operate the Nation's Class III operations and that Council directly manage and operate the Nation's Class II operations.

              The Nation, through its wholly owned business enterprise, Seneca Gaming & Entertainment, operates the Class II poker operations at Seneca Niagara Casino and Hotel, pursuant to an arms length lease transaction in addition to two stand alone Class II gaming facilities located on the Nation's territories in Salamanca and Irving, New York, respectively. On November 9, 2009, Seneca Gaming & Entertainment relocated its poker operations at Seneca Allegany Casino to a new facility located within one mile of our property.

              Pursuant to a recent Nation resolution, we began operating a limited number of Class II gaming devices on a temporary basis.

Strengths

Prudent Fiscal Management

              The Nation and our management team have a strong track record of driving top-line revenues while proactively managing our cost base to generate positive cash flow with industry leading margins. Management continues to selectively pursue growth and development opportunities and maintain fiscal prudence relating to capital expenditures, tribal distributions and lease payments under operating lease agreements, or Head Leases, between the Nation and each of SNFGC, STGC and SEGC. The top five members of our management team have substantial experience in the gaming industry with a combined tenure of approximately 85 years.

              In 2008, as we began to see the impact of the economic recession, we implemented operating and expense control initiatives aimed at: hotel yield management, increasing our cash paying patrons, repricing our food and beverage products, reducing food and beverage costs as a percentage of food and beverage revenue, maximizing effectiveness of marketing programs and reducing marketing costs, achieving labor efficiencies through active monitoring of scheduling activities and reducing our workforce. As a result of these actions, our Adjusted EBITDA decreased by only 5.4% despite a decrease in net revenue of 8.6% and a decrease in net income of 15.5% when comparing the fiscal year ending 2008 to the last twelve months ended June 30, 2010. If further adjusted for the increase in our exclusivity payment rate from 22% to 25% effective January 2, 2010, our Adjusted EBITDA during this time period would have decreased by only 2.6%.

              The Nation, our Board and management team have also effectively managed our use of cash in order to maintain our strong liquidity position. We proactively halted the expansion projects at Seneca Allegany Casino and Hotel and Seneca Buffalo Creek Casino in 2008 due to the economic recession, and both projects remain suspended indefinitely today. In addition, the Nation has demonstrated its willingness and ability to adjust distributions based on the economic environment, including reduced discretionary tribal distributions from $51 million in the fiscal year ended 2008 to $31.5 million for the twelve months ended June 30, 2010, as well as keeping Head Lease payments constant at $76 million from the fiscal year ended 2009 to the current fiscal year ending 2010, in lieu of a planned increase. As a result, despite the recent economic recession, as of June 30, 2010, we maintained $117 million in cash and cash equivalents (including $48 million of restricted cash reserves), had no outstanding borrowings on our existing revolving credit facility and a ratio of total debt to EBITDA of 3.0x, a ratio among the lowest of our gaming operator peers.

              Our contemplated refinancing further demonstrates the Nation's and the Company's dedication to fiscal prudence. Consistent with the Nation's desire to deleverage, the five-year term loan under the $225 million senior secured credit agreement that we will enter into concurrently with the issuance of the Notes, or the New Senior Secured Credit Agreement, will contain a mandatory amortization schedule of 20% per annum. In addition, in the absence of future expansion plans with respect to projects that have been suspended, we will have limited capital expenditure requirements, other than maintenance capital requirements, which will help us generate significant cash flow to service the required amortization, deleverage the Company and continue to maintain a strong liquidity position.

High Quality, Diversified, Full Service Product Offering and Strong Barrier to Entry

              We are the only Las Vegas-style gaming operator located in our primary and secondary markets and have a competitive advantage over other operators in our markets that do not offer the same quality and breadth of product offerings as our facilities. With approximately 221,100 square feet of gaming space, 6,574 slot machines, 135 table games and 816 hotel rooms in three casinos combined with a broad array of non-gaming related initiatives and offerings, including entertainment events, conference/meeting rooms, golf, restaurants and bars, retail, spa and salon amenities, we believe that we are the premier gaming operator in Western New York State and in the areas of Northern Pennsylvania and Ohio. As slot play currently represents approximately 90% of our consolidated gross gaming revenues, we strive to offer the most popular and current slot machine game content to differentiate ourselves from our regional competition. In addition to the broad and state-of-the-art product offering, we believe that we distinguish our gaming facilities from competitors with consistent, superior guest experiences, as evidenced by our achieving the AAA Four Diamond Award for five consecutive years at Seneca Niagara Casino and Hotel and for two consecutive years at Seneca Allegany Casino and Hotel. In addition, we have a diversified product offering with each of our properties catering to different demographics, providing a diversified and more stable cash flow stream. Furthermore, there are strong barriers of entry to our market as we have the exclusive right to offer Class III gaming in Western New York State, which we believe puts our competitors in an inferior position with respect to product offering capabilities and meeting customer demands.

Strong Market Demographics and Strategic Location

              More than 3.5 million adults live within our primary and secondary markets within the United States, and we draw from an adult population of approximately 9 million that resides in Canada and is located within a 110 mile driving distance to our facilities. Our markets include major cities such as Buffalo, Rochester and Niagara Falls, New York; Toronto, Canada; Erie and Pittsburg, Pennsylvania; Cleveland and Akron, Ohio; and other areas of New York and Canada. In addition, our facilities are located directly off heavily traveled major highways, providing convenient access to patrons, and have superior locations closer to major population centers than our competitors.

Significant Investment

              Since the December 31, 2002 opening of the Seneca Niagara Casino, we have invested significantly in the development, expansion and maintenance of our resort facilities, including the completion of the hotel and gaming expansion projects at Seneca Niagara Casino and Hotel, and Seneca Allegany Casino and Hotel, and the opening and expansion of the Seneca Buffalo Creek Casino. These investments enable us to maintain our position as the premier gaming operator in Western New York State. Our capital program includes reinvestment in slot product, hotel rooms, information technology and infrastructure and other non-gaming amenities. We have invested over $900 million in our three casinos as of June 30, 2010. Since July 1, 2009, we have replaced approximately 1,800 gaming machines, representing approximately 27% of our gaming machines. To help maintain our current market position, and to provide for expanded opportunities in the convention and tourism markets, we intend to continue to explore opportunities for our Niagara Falls, Allegany and Buffalo facilities, subject to the availability of necessary funding and an appropriate return on investment.

Business and Marketing Strategy

              Our gaming facilities provide a high-quality and diverse gaming experience which we believe adds to our patron base and strengthens patron loyalty in each segment of the gaming market. A principal goal is for the facilities to complement each other, offering diverse hotel, entertainment and gaming experiences for our guests. In order to maximize income from operations, we attempt to coordinate advertising, promotions, entertainment and special events to minimize competition among its gaming facilities, and integrate administrative and information technology functions. We plan to continue to brand the Seneca name through advertising and promotion of our Seneca Link Player's Card, which is accepted at all of our facilities. The key components of our integrated marketing plan include the following:

    •
    Offer the Highest Quality Service.  We believe that we distinguish our gaming and resort facilities from competitors with consistent superior patron service, as evidenced by our achieving the AAA Four Diamond Award since 2005 at Seneca Niagara Casino and Hotel and since 2008 at Seneca Allegany Casino and Hotel. Consistent superior patron service is a fundamental component of our business and marketing strategy. We attribute much of our success to our employees' ability to provide high quality, efficient and friendly service, which promotes increased and repeat visitation and spend per visit and strengthens customer loyalty at our properties and to the Seneca brand. We require that each new employee participate in substantial customer service training as part of their orientation. In addition, we seek feedback from our patrons through "blind" surveys and the use of "secret shopper" programs to constantly improve our service to meet patron demand. It is our intention to continue to invest in providing the highest level of guest service as an integral component of our long-term financial success.

    •
    Reinvest in our Resort Facilities.  We believe our commitment to reinvest in each of our gaming facilities is critical to our continued success and future growth. We intend to reinvest in our gaming facilities to ensure their attractiveness to our patrons, while at the same time providing maximum return on investment. To increase our profitability, we intend to regularly update our slot machines with the most popular game content in order to create a more exciting gaming experience for our patrons. We have also invested in technology, including slot machine "ticket-in/ticket-out" technology, automated ticket redemption machines, player tracking system enhancements and the development of a Seneca brand inter-property progressive slot jackpot. Reinvestment in our gaming and resort facilities serves to enhance our patrons' entertainment experience.

    •
    Offer Diversified Gaming Experience to Broadest Customer Base.  We intend to operate each of our gaming and resort facilities in a manner that will be complementary and offer a product for every demographic and budget with unique facilities that cater to our customer demands. Seneca Niagara Casino and Hotel is SGC's flagship resort property, catering to mid-to-high value gaming guests looking for a full service gaming resort destination. With the opening of the permanent casino and 212-room resort hotel at Seneca Allegany Casino and Hotel, SGC expanded its marketing efforts to attract higher-value gaming patrons and extend its geographic reach. Seneca Buffalo Creek Casino serves as a convenient local gaming experience designed to expand SGC's patron base.

    •
    Incorporate the Seneca Link Player's Card.  Our Seneca Link Player's Card program, which tracks play at all of our properties, enables targeted marketing programs and helps to establish patron loyalty to the Seneca brand. We encourage patrons to sign up for a Seneca Link Player's Card and to use their Player's Card at their venue of choice. Patrons accumulate points at our facilities and may redeem them at any of our casinos. Our Player's Card program enables us to understand our patron preferences by providing us with valuable information about our their gaming activity and use of our facilities' various non-gaming amenities. As of June 30, 2010, we had approximately 552,000 active members in the Seneca Link Player's Card database, each with at least one rated trip to our properties during the twelve months ended June 30, 2010. Rated play accounts for 78% of our slot machine and 72% of our table games revenues.

    •
    Expand Target Markets and Patron Base.  The completion of our resort hotels in Niagara Falls, New York and Salamanca, New York has enabled us to expand our marketing efforts to higher value gaming patrons from a wider geographic area. We continue to evaluate our marketing programs and efforts to attract more guests from the region, including New York, Pennsylvania and Ohio, as well as higher value patrons from New England, New Jersey, New York City and Toronto, Canada. We intend to continue to market to these areas by offering various promotions, including special events for preferred gaming patrons, use of commissioned, independent representatives or splinter arrangements, air charters, motor coach tours and organized package group visits. We have also recently expanded our player development staff and have upgraded our entertainment offerings to further brand our properties and to attract repeat visits, encourage loyalty and attract higher-end gaming patrons.

    •
    Utilize an Integrated Marketing Strategy.  Our marketing strategy relies on the superior quality of our facilities, the personal service level of our employees and an integrated approach to targeted marketing and promotional initiatives. These initiatives pertain to direct mail, radio, print, outdoor advertising, promotions, slot and table tournaments, special events, busing, entertainment and player development, each serving to attract and retain our patrons and to brand the Seneca name as the premier gaming and entertainment experience in Western New York State. We coordinate our marketing events to maximize the quality, frequency and length of stay of patron visits and to minimize competition among our gaming facilities. Our patron tracking system is sophisticated and scalable and provides us with the ability to analyze our patrons' gaming and non-gaming preferences. In addition, we recently redesigned our player's club based on patron spend, to ensure each tier is properly recognized and rewarded for its gaming activity. In May 2004, we began using a "promotional credit" program that provides slot credits to our patrons based on spend at our facilities. These credits, which are not redeemable for cash, are available on the patron's Seneca Link Player's Card when they return for visits, which we believe encourages repeat business.

Seneca Niagara Casino and Hotel, Seneca Allegany Casino and Hotel and Surrounding Area

Market and Competition

Market

              Seneca Niagara Casino and Hotel is located on the Nation's Niagara Territory in Niagara Falls, New York, approximately 20 miles north of Buffalo and approximately 90 miles west of Rochester. Our primary market for this property includes the cities of Buffalo and Niagara Falls, New York, and covers the area in the United States within an estimated 50 miles of Seneca Niagara Casino and Hotel. Our secondary market includes Rochester, New York, and covers the area in the United States within an estimated 51 to 100 miles of Seneca Niagara Casino and Hotel. Our outer markets include Toronto, Canada; Erie and Pittsburgh, Pennsylvania; Ohio, and other areas of New York and Ontario, Canada. We continue to seek to expand our geographic reach with targeted marketing efforts for higher-end gaming patrons in the New York City area, New England, New Jersey, Michigan, Illinois and Canada. In addition, Niagara Falls is a major tourist destination, and we attempt to draw patrons from its tourist base.

              Seneca Allegany Casino and Hotel is located immediately off Interstate 86 in southwestern New York. Since its opening in May 2004, the primary market for this property has been the area within 75 miles of the casino, which includes Erie, Pennsylvania. The secondary market has been the area within 75 to 175 miles of the casino, which includes Cleveland and Akron, Ohio and Pittsburgh, Pennsylvania. Since opening, the Seneca Allegany Casino has catered primarily to mid-value, drive-in patrons from its primary and secondary markets. With the opening of our 212-room resort hotel in March 2007, we implemented additional targeted marketing programs focused on expanding our geographic reach.

              The casino on the Nation's Buffalo Creek Territory facility is located in the inner harbor district of downtown Buffalo, New York, and is designed for the convenience gamer.

              As of June 30, 2010, approximately 53% of the 552,000 active Seneca Link Player's Card members live in New York State, and approximately 17%, 14%, and 10% live in Pennsylvania, Ohio and Canada, respectively.

Competition in Immediate Market Area

              The United States and Canadian gaming industries are highly regulated and the overall number of casino operations in the Northeast is limited. In recent years, there has been a trend to relax the legal restrictions on entry and to permit the development of additional gaming operations. While we believe that we are the premier gaming operator in Western New York State and in the areas of Northern Pennsylvania and Ohio located within our primary and secondary markets, we face intense competition in these markets. Currently, there are two large casino resorts, Casino Niagara and Niagara Fallsview Casino Resort, and five major racetrack facilities with gaming operations, Hamburg Casino at the Fairgrounds (formerly Buffalo Raceway), Finger Lakes Gaming and Racetrack, Batavia Downs Gaming and Raceway, Fort Erie Racetrack and Slots and Woodbine Racetrack, within the 100-mile radius that constitutes Seneca Niagara Casino and Hotel's primary and secondary markets. Hamburg Casino at the Fairgrounds, Fort Erie Racetrack and Slots and Presque Isle Downs in Erie, Pennsylvania, which opened in February 2007, each directly compete in Seneca Allegany Casino and Hotel's primary market.

              Casino Niagara and Niagara Fallsview Casino Resort are located in Niagara Falls, Ontario, and are both within two miles of Seneca Niagara Casino and Hotel. Casino Niagara and Niagara Fallsview Casino Resort are owned and operated by the Province of Ontario and managed by the Hyatt-led Falls Management Company. Casino Niagara offers over 95,000 square feet of gaming space including more than 1,600 VLTs, 40 table games, three restaurants and three bars. Niagara Fallsview Casino Resort opened in June 2004 and features 200,000 square feet of gaming space that includes over 3,000 VLTs, over 100 table games, a 374-room Hyatt hotel, a spa and various restaurant and entertainment venues. Casino Niagara and Niagara Fallsview Casino Resort are both located approximately 70 miles from Seneca Allegany Casino and Hotel on the outer edge of Seneca Allegany Casino and Hotel's primary market area.

              The following table contains information regarding our competitors located in our immediate market area:

Facility	Location	Year Gaming Opened	Approx. Total Gaming Square Footage	Slots/ VLTs	Tables	Hotel Rooms	Driving Distance From Seneca Niagara Casino and Hotel	Driving Distance From Seneca Allegany Casino and Hotel
Casino Niagara	Ontario, Canada	1996	95,000	1,600	40	—	2 miles	70 miles
Niagara Fallsview Casino Resort	Ontario, Canada	2004	200,000	3,000	100	374	2 miles	70 miles
Presque Isle Downs	Erie, PA	2007	48,000	2,000	48	—	120 miles	80 miles
Hamburg Casino at the Fairgrounds	Hamburg, NY	2004	55,000	940	—	—	30 miles	50 miles
Batavia Downs	Batavia, NY	2005	60,000	604	—	—	55 miles	75 miles
Finger Lakes Gaming and Race Track	Farmington, NY	2004	30,000	1,200	—	—	90 miles	140 miles
Fort Erie Racetrack and Slots	Ontario, Canada	1999	75,000	400	—	—	15 miles	60 miles
Woodbine Racetrack	Ontario, Canada	2000	56,000	2,000	—	—	50 miles	160 miles

Competition in Broader Regional Market

              Outside of our immediate market area, we also face competition in our broader regional market. The Oneida Indian Nation operates a gaming facility resort, Turning Stone Resort & Casino, near Syracuse, New York, located approximately 190 miles and 235 miles from Seneca Niagara Casino and Hotel, and Seneca Allegany Casino and Hotel, respectively. Turning Stone Resort & Casino features approximately 2,264 multi-gaming machines and 83 table games.

              Competition elsewhere in New York State includes other racetracks that operate VLTs, including Tioga Downs Casino in Nichols and Vernon Downs Casino Hotel in Vernon.

              Outside of New York State, our competition in our broader regional market also includes four other gaming facilities in Pennsylvania, two gaming facilities in West Virginia and one gaming facility in Orillia, Ontario. In July 2010, Pennsylvania casinos offered table games for the first time in that state.

              The following table contains information regarding our competitors located in our broader regional market area:

Facility	Location	Year Gaming Opened	Approx. Total Gaming Square Footage	Slots/ VLTs	Tables	Hotel Rooms	Driving Distance From Seneca Niagara Casino and Hotel	Driving Distance From Seneca Allegany Casino and Hotel
Turning Stone Resort & Casino	Syracuse, NY	1993	120,000	2,264	83	709	190 miles	235 miles
Rivers Casino	Pittsburgh, PA	2009	129,000	3,000	86	—	240 miles	190 miles
The Meadows Racetrack and Casino	Meadow Lands, PA	2007	155,000	3,500	62	—	255 miles	220 miles
Wheeling Island Hotel Casino Racetrack	Wheeling, WV	1994	90,000	2,000	63	51	290 miles	250 miles
Mountaineer Casino Racetrack and Resort	Chester, WV	1994	122,000	2,800	66	57	250 miles	215 miles
Tioga Downs Casino	Nichols, NY	2006	19,000	750	—	—	190 miles	160 miles
Vernon Downs Casino Hotel	Vernon, NY	2006	34,000	750	—	165	195 miles	245 miles
Mohegan Sun at Pocono Downs	Wilkes-Barre, PA	2006	72,000	2,500	82	—	300 miles	250 miles
Hollywood Casino at Penn National	Grantville, PA	2008	94,000	2,366	54	—	315 miles	250 miles
Casino Rama	Ontario, Canada	1996	93,000	2,472	104	289	150 miles	240 miles

New Market Entrants

Ohio Casinos

              On November 3, 2009, the voters of Ohio approved a proposal for a casino to be located in each of Ohio's four largest cities: Cleveland, Cincinnati, Toledo, and Columbus. A casino in Cleveland may increase competition at Seneca Allegany Casino and Hotel, likely commencing in 2012. Cleveland is approximately 180 and 220 miles from the Seneca Allegany Casino and Hotel and the Seneca Niagara Falls Casino and Hotel, respectively. Casinos in Cincinnati, Toledo and Columbus may increase competition to a lesser extent, as these cities are at least 290 and 300 miles from the Seneca Allegany Casino and Hotel and the Seneca Niagara Falls Casino, respectively.

Massachusetts Gaming

              On July 31, 2010, the House of Representatives and Senate passed two bills that would allow for the licensing and regulation of commercial casino gambling. Those bills would license up to three casino resorts, one in each of three geographic regions in the state, including Western Massachusetts, and authorize slot machine facilities at up to two of the existing four racetracks. On August 2, 2010, the Governor returned the bills with amendments based on an earlier Senate bill that would authorize up to three regional casinos but no racetrack slot machine facility. It is unclear whether or when there will be a response to the Governor's action.

Non-Gaming Competition

              We also face competition from other non-gaming leisure activities and destinations in the geographic areas referred to above.

              If we are unable to compete successfully, our business, financial condition and results of operations could be materially adversely affected. For more detail on this risk, please see the section of this document titled "Risk Factors—Risks Relating to our Business—We compete with casinos, other forms of gaming and entertainment and other resort properties. If we are unable to compete successfully, we will not be able to generate sufficient cash flow to fund our operations or fulfill our financial obligations as they become due."

Class III Gaming Compact

              The Nation's Compact with New York State provides the Nation with the right to establish and operate the Nation's three Class III gaming facilities in Western New York State. The Compact grants the Nation the exclusive right to operate specifically defined gaming devices, including slot machines, within a 10,500 square-mile, geographic area in Western New York State, which begins with the eastern boundary of State Route 14 (located approximately 30 miles due east of Rochester and runs north-south from Sodus Point to the Pennsylvania border with New York) and extends westward to Canada and Pennsylvania. In exchange for this exclusivity, the Nation pays exclusivity fees to New York State based on a percentage of the slot machine net drop (money dropped into the machines after payout but before our expenses). The exclusivity payment was 18% for the first four years, was 22% for years 5-7 (beginning January 1, 2007), and is 25% for the remainder of the term (beginning January 1, 2010). The exclusivity payment to New York State was approximately $106.0 million, $115.7 million, $103.4 million, $79.1 million and $67.4 million for Fiscal 2009, 2008, 2007, 2006 and 2005, respectively. We have been informed by the Nation that the Nation alleges that the State has breached the exclusivity provisions of the Compact by allowing the operation of various gaming devices within the Nation's exclusivity area. The Compact provides that the State's right to receive exclusivity payments shall "cease immediately" in the event of a breach by the State of the Compact's exclusivity provisions. See "Business—Legal Proceedings—Nation Exclusivity Fee and Regulatory Fee Disputes with New York State."

              The Compact allows New York State to permit the Tuscarora Indian Nation and the Tonawanda Band of Seneca Indians to obtain the right to include gaming devices in a compact without abrogating the exclusivity provisions of the Compact, so long as either tribe locates its proposed gaming facility either on land that was federally recognized Indian lands existing as of the effective date of the Compact or on land that is more than 25 miles from a gaming facility site authorized by the Compact.

              The Compact provides that the Nation may acquire property and establish a gaming facility in Niagara Falls within an approximate 50 acre area designated as land to be developed by the Nation. Seneca Niagara Casino and Hotel is located on land within this designated area on lands held in restricted fee pursuant to the Seneca Nation Settlement Act of 1990, or SNSA. The two additional Class III gaming facilities are the Seneca Allegany Casino and Hotel on the Nation's Allegany Territory and the Seneca Buffalo Creek Casino on the Nation's Buffalo Creek Territory. The Compact is in effect until December 9, 2016, and will automatically renew for an additional period of seven years unless either party objects in writing, or either the Nation or the State terminates the Compact at any time if any of the following occurs: (1) the Indian Gaming Regulatory Act of 1988, or IGRA, is repealed; (2) the Nation adopts a referendum revoking the Nation's authority to conduct Class III gaming; or (3) either the Nation or the State commits a "Material Breach" as defined by the Compact.

The Nation's Other Gaming Operations

              The Nation, through its wholly owned business enterprise, Seneca Gaming & Entertainment, operates two Class II gaming facilities located on the Nation's Territory in Salamanca and Irving, New York. Seneca Gaming & Entertainment is not a guarantor of the 2012 Notes and will not be a guarantor of the Notes. We transferred the Salamanca Class II facility and our poker assets and operations to the Nation on January 1, 2005. We believe the Nation's Class II gaming facilities do not directly compete with the Company's Class III gaming facilities.

Properties

              Our three casinos and related amenities (other than the Hickory Stick Golf Course in Lewiston, New York) are located on land held in restricted fee by the Nation, which, together with rights under the Compact, allows us to conduct Class III gaming operations in Western New York. Our subsidiaries lease the land for each casino from the Nation pursuant to Head Leases with the Nation. We believe our existing properties collectively are sufficient to conduct our operations.

              Seneca Niagara Casino and Hotel.    Seneca Niagara Casino and Hotel is located on Nation Territory in Niagara Falls, New York. Seneca Niagara Casino and Hotel is located approximately 20 miles north of Buffalo, New York and approximately 90 miles west of Rochester, New York.

              Pursuant to the Compact, the State of New York designated approximately 50 acres of the land in Niagara Falls, New York, for ownership and development by the Nation of gaming facilities. Commencing in 2002 and pursuant to the Compact, the Nation acquired from the State of New York, the City of Niagara Falls and private parties approximately 24 acres of land and related improvements in Niagara Falls, New York, including the then-Niagara Falls Convention and Civic Center. The Compact authorized the Nation to use funds appropriated under the SNSA to acquire parcels of land in Niagara Falls and Erie County for gaming purposes. By operation of federal law, these lands and other parcels that may be acquired in the future pursuant to the Seneca Nation Settlement Act of 1990, or SNSA, (whether in Niagara Falls or Erie County) are lands held in restricted fee, subject to restrictions against alienation, constitute Indian country subject to the jurisdiction of the Nation, and qualify as gaming eligible Indian lands pursuant to IGRA. Seneca Niagara Casino and Hotel and its 2,130 space parking garage are situated on the Nation's restricted fee lands. See "Risk Factors—Risks Relating to Legal Disputes and Regulation—Our ability to operate Class III gaming facilities on land held in restricted fee by the Nation under the SNSA is presently subject to challenges, which if successful could have a material adverse effect on our ability to conduct gaming operations in Niagara Falls and Erie County."

              Many of our post-2002 acquisitions within the footprint have been accomplished through condemnation proceedings pursuant to New York State Eminent Domain Procedure Law, or EDPL. The amounts paid to condemnees from whom we have acquired property are deemed to be advance payments, in that property owners are entitled to reserve their rights to challenge the appraised property values determined by the condemnor's appraisers. To date, all record owners from whom property was acquired pursuant to the EDPL have reserved rights to claim additional compensation. If a court determines that the value for the land and improvements is higher than the appraised value we paid to a condemnee, then we may be liable to the condemnee for the difference and potentially also responsible for certain additional costs and payments to the condemnee, such as attorneys' fees. See "Risk Factors—Risks Relating to Legal Disputes and Regulation—SNFGC may be subject to material liabilities arising out of the condemnation process through which it has acquired lands in the 50-acre footprint in Niagara Falls, New York" for further description of the Niagara Falls condemnation proceedings. See also "Business—Seneca Niagara Falls Casino and Hotel" for a further description of these facilities.

              Seneca Allegany Casino and Hotel.    The Compact authorizes the Nation to establish a gaming facility on the reservation territory existing at the time the Compact was approved. The Nation accordingly chose to develop the Seneca Allegany Casino and Hotel within the territorial boundaries of the Nation's Allegany Territory, in which Salamanca, New York is located. STGC leases the land on which Seneca Allegany Casino and Hotel is located from the Nation. Seneca Allegany Casino and Hotel is located immediately off Interstate 86, approximately 70 miles south of Niagara Falls, New York and is within 75 miles of Erie, Pennsylvania, and 165 miles of Cleveland and Akron, Ohio and Pittsburgh, Pennsylvania. See "Business—Seneca Allegany Casino and Hotel" for a further description of these facilities.

              Seneca Buffalo Creek Casino.    The temporary Seneca Buffalo Creek Casino is located on approximately nine acres of land in the inner harbor district of Buffalo, New York, which constitute the Nation's Buffalo Creek Territory. SEGC leases the land on which the temporary Seneca Buffalo Creek Casino is located from the Nation. The land on which the temporary casino is located was acquired by the Nation using funds appropriated under the SNSA and are therefore lands held in restricted fee, subject to restrictions against alienation, constitute Indian country subject to the jurisdiction of the Nation, and qualify as gaming eligible Indian lands pursuant to IGRA. See "Risk Factors—Risks Relating to Legal Disputes and Regulation—Our ability to operate Class III gaming facilities on land held in restricted fee by the Nation under the SNSA is presently subject to challenges, which if successful could have a material adverse effect on our ability to conduct gaming operations in Niagara Falls and Erie County" and "Business—Legal Proceedings." See also "Business—Seneca Buffalo Creek Casino" for a further description of these facilities. On November 9, 2006, SEGC and the Nation entered into an agreement with the City of Buffalo, New York, for the purchase of a two-block section of Fulton Street in the City of Buffalo for a purchase price of approximately $631,000. Pursuant to the agreement, SGC agreed, among other matters, to build a permanent casino located on the Seneca Buffalo Creek Territory, with an aggregate capital investment of at least $125 million which casino would include 1,900 to 2,200 slot machines and 30 to 50 table games. On August 27, 2008, construction of the permanent casino was suspended for reasons including the economic recession; inability to obtain construction financing at reasonable interest rates; and operating and other demands on available cash, such as payments to the Nation. As of September 30, 2010, construction remained suspended indefinitely.

              Seneca Hickory Stick Golf Course.    In March 2006, we acquired 257 acres of land for the development of a tournament level golf course in Lewiston, New York, approximately 10 miles from Seneca Niagara Casino and Hotel. The golf course opened for public play on July 2, 2010. See

"Business—Our Properties—Seneca Hickory Stick Golf Course" for a further description of these facilities.

Employees

              As of June 30, 2010, SGC employed approximately 3,500 employees. Of those, the Seneca Niagara Casino and Hotel employed approximately 2,400 employees; the Seneca Allegany Casino and Hotel employed approximately 1,050 employees; and the Seneca Buffalo Creek Casino temporary facility employed 50 employees.

              We consider relations with our employees to be good. None of our employees are currently members of any labor union or similar organization.

Legal Proceedings

Constitutionality of Nation-issued Charters.

              On December 29, 2003, certain tribal members filed an action for a temporary restraining order in Peacemakers' Court, the Nation's trial level court, against G. Michael Brown, as President and CEO of SNFGC, and SNFGC attempting to enjoin Mr. Brown and SNFGC from making any exclusivity payments to New York State pursuant to the Compact. The plaintiffs alleged that New York State "materially breached" the Compact by promulgating rules regarding the collection of taxes on reservation sales to non-Indian purchasers. On December 31, 2003, the Peacemakers' Court dismissed the plaintiffs' complaint. On January 3, 2004, the plaintiffs filed an appeal to the Nation's Court of Appeals, the Nation's intermediate level court. On August 11, 2004, the Court of Appeals issued "bench rulings" and determined, among other matters, that SGC and its Subsidiaries are unconstitutional and legal nullities. On August 17, 2004, the Nation's Supreme Appellate Court, the Nation's highest court of appeals, overturned the Court of Appeal's bench rulings in their entirety and reaffirmed that the Nation's Council had appropriately and validly established SGC and its Subsidiaries and that these entities possessed sovereign immunity from suit. In addition, the Supreme Appellate Court noted that by filing an application for the Writ of Permission, the "bench rulings" were automatically stayed pursuant to Seneca Civil Procedure Rules and the Court of Appeals no longer has jurisdiction over the underlying matter pertaining to the payment of the exclusivity fee to New York State. Notwithstanding this decision, on September 16, 2004, the Court of Appeals held that the Supreme Appellate Court's August 17, 2004 decision was illegal, invalid and of no force and effect due to the violation of Seneca Nation of Indians Rules of Appellate Procedure, among other reasons. The Court of Appeals remanded the case to the Peacemakers' Court and ordered this court to convene and hear the original case with its bench rulings in effect within 30 days of the September 16, 2004 Court of Appeals Order. The Peacemaker's court did not convene by October 16, 2004 to consider the matter, as required by the Court of Appeals' Order, and as of this date has not convened to consider the matter. However, the Senior Policy Advisor and Counsel to the Nation has delivered a legal opinion dated May 4, 2005 to the SGC board of directors stating the following:

    Thus, the action of the Court of Appeals on September 16th purporting to set aside the Supreme Appellate Court's decision of August 17th is of no force and effect because the Supreme Appellate Court's decision of August 17th was "final" by its terms. The Nation's Constitution makes no provision for review of Supreme Appellate Court decisions by the Court of Appeals under any circumstances. As a result, the Council's decision of August 17th is final and the Nation's gaming corporations are constitutional and valid legal entities.

              On October 18, 2004, the Peacemakers' Court, due to a perceived conflict of interest of elected Nation officials serving as members of the boards of directors of the SGC and its Subsidiaries, ordered that all directors of SGC and its Subsidiaries who were or planned to be candidates in the Nation's elections scheduled for November 2, 2004 must resign as directors of the SGC and its Subsidiaries. The Peacemakers' Court further ordered that no present or newly elected Tribal Councilor may serve on the boards of directors of SGC and its Subsidiaries due to a perceived conflict of interest and that any present Tribal Councillors who were directors of SGC and its Subsidiaries must resign their directorships immediately. On November 10, 2004, the Peacemakers' Court withdrew its October 18, 2004 order.

Citizens Against Casino Gambling in Erie County v. Kempthorne (1:06-cv-00001-WMS (WDNY)) (formerly Citizens Against Casino Gambling v. Norton)—CACGEC I

              In January 2006, an action was filed in the United States District Court, Western District of New York by various plaintiffs against the United States Department of the Interior, the National Indian Gaming Commission and three individuals in their official capacities as Secretary of the Interior, Acting Assistant Secretary of the Interior for Indian Affairs and Chairman of the NIGC. The action seeks declaratory and injunctive relief under the Administrative Procedure Act, the Declaratory Judgments Act, the National Historic Preservation Act, or NHPA, the National Environmental Policy Act, or NEPA, and the Indian Gaming Regulatory Act and is principally directed at the decisions and actions of the defendants that permit the construction and operation of our Seneca Buffalo Creek Casino. The plaintiffs claim that the defendants have failed to comply with NEPA, NHPA, and IGRA and have requested that the court take numerous actions including declaring that the two parcels consisting of approximately nine acres in Buffalo, New York, or the Buffalo Parcels, acquired by the Nation pursuant to the Compact and SNSA are not Indian lands within the meaning of IGRA and declaring that the Nation's Compact violates IGRA. On November 1, 2006, oral argument was heard on the defendant's motion to dismiss for lack of jurisdiction, on the Nation's amicus motion to dismiss based upon failure to join the Nation as a necessary party and sovereign immunity, and on the plaintiff's motion for summary judgment.

              On January 12, 2007, the district court vacated the NIGC's approval of the Nation's 2002 gaming ordinance as it pertains to gaming conducted on the Buffalo Parcel and remanded the decision to the NIGC to determine whether the Buffalo Parcels constitute "Indian lands" under IGRA. The court also granted the defendant's motion to dismiss for lack of subject matter jurisdiction, denied the Nation's motion to dismiss (holding, in part, that the Nation was not a necessary party because the U.S. government's interests were aligned with those of the Nation and that the U.S. government (through the U.S. Department of Justice) was vigorously defending the case), and denied, as moot, the plaintiff's motion for summary judgment. In reaching its decision to dismiss on the basis of a lack of subject matter jurisdiction, the court determined that, notwithstanding the U.S. Department of the Interior's prior determination that the Nation's Buffalo Creek Territory constitutes "Indian lands" within the meaning of the IGRA, the NIGC must make its own "Indian lands" determination, and ordered that the Nation's 2002 gaming ordinance (which had been approved by the NIGC) be vacated insofar as it permits Class III gaming on the Nation's Buffalo Creek Territory. The court specifically limited its holding to the Nation's Buffalo Creek Territory. On January 29, 2007, the government filed a motion for reconsideration, which was denied by the court on April 20, 2007, noting that the government asserted no new arguments. After the court denied the government's motion for reconsideration, both the plaintiffs and the defendants appealed.

              On June 9, 2007, the Nation enacted and submitted to the NIGC amendments to its Class III gaming ordinance. The amendments modified the Ordinance's definition of "Nation Lands" to include a site-specific legal description of the Buffalo Parcels. The revised definition also stated that the land specified is held by the Nation in restricted fee pursuant to the SNSA. On June 14 and 19, 2007, the defendants and plaintiffs filed notices of appeal. On June 25, 2007, the plaintiffs filed a motion for a stay of the proceedings remanded to the NIGC pending the outcome of the appeal. The NIGC approved the new ordinance on July 2, 2007. On July 3, 2007, the defendants filed a notice of NIGC approval of the ordinance amendments revising the definition of "Nation Lands." On August, 6, 2007, the defendants filed a response to the plaintiffs' motion to stay, stating that the gaming ordinance at issue in this case is superseded by the Nation's June 9, 2007, site-specific ordinance amendments, approved by the NIGC on July 2, 2007. This, the U.S. argues, moots the case as to the NIGC and moots the motion for a stay pending appeal.

              The U.S. Department of Justice has discontinued its appeal of the January 12, 2007 order in the initial CACGEC federal suit. On November 9, 2007, the Second Circuit Court of Appeals stayed the plaintiffs' appeal pending the resolution of the second federal court action described below (Citizens Against Casino Gambling in Erie County v. Hogen (1:07-cv-00451-WMS (WDNY)). On July 23, 2009, the Second Circuit Court of Appeals issued an order withdrawing the appeal from active consideration by consent without prejudice to reinstatement. On December 10, 2009, the Second Circuit Court of Appeals granted the plaintiffs' request for reactivation of the appeal.

              Although the court permitted the Nation to file a brief as amicus curiae, the Nation is not a party to this action, and as such, neither it nor SGC has the ability to direct or control any aspect of the litigation.

              If the plaintiffs are successful, the Nation could be unable to conduct any gaming upon lands acquired by the Nation pursuant to the SNSA.

Citizens Against Casino Gambling in Erie County v. Hogen (1:07-cv-00451-WMS (WDNY))—CACGEC II

              On July 12, 2007, Citizens Against Casino Gambling in Erie County (CACGEC) filed a second action in the United States District Court, Western District of New York against the United States Department of the Interior, the NIGC and two individuals in their official capacities as Secretary of the Interior and Chairman of the NIGC, respectively. The action seeks declaratory and injunctive relief under the Administrative Procedure Act, the Declaratory Judgments Act, and the Indian Gaming Regulatory Act and is principally directed at the decisions and actions of the defendants in approving the Nation's class III gaming ordinance amendments, and the Indian land opinion issued by the Chairman relative to that approval. The plaintiffs claim that the defendants have failed to comply with federal law and have requested that the Court take numerous actions including declaring that the lands acquired by the Nation pursuant to SNSA are not Indian lands within the meaning of IGRA.

              Plaintiffs moved for summary judgment and defendants moved to dismiss. Neither the Nation nor SGC is party to this action. The Nation filed an amicus brief on the "Indian lands" issues.

              On July 8, 2008, the court issued its decision and order finding (a) that the NIGC's determination that the Nation's Buffalo Creek Territory is "Indian country" was in accord with Congress' intent in enacting the SNSA, and (b) that the NIGC's July 2, 2007 determination that the Nation's Buffalo Creek Territory is gaming-eligible land pursuant to the IGRA's settlement of a land claim exception is arbitrary, capricious, and not in accordance with the law, and the NIGC's July 2, 2007 approval of the Class III gaming ordinance amendments was vacated.

              The court's decision did not provide for injunctive relief, and SGC has continued its operations at the Seneca Buffalo Creek Casino. Plaintiffs subsequently filed a motion on July 14, 2008 to force the NIGC to take specific action against the Nation to enforce the court's judgment.

              In response to ongoing events in the litigation, on July 17, 2008, the Nation submitted new gaming ordinance amendments to the NIGC, so that the NIGC could consider the applicability of new Department of the Interior regulations concluding that lands like Buffalo Creek Territory are exempt from Section 20 of IGRA's prohibition on gaming.

              On July 22, 2008, the United States filed a motion responding to the plaintiffs' motion to enforce and requesting that the case be remanded to the NIGC for further consideration. The remand motion is based upon significant changes in the controlling law, as interpreted by the U.S. Department of the Interior. The Nation simultaneously filed an amicus brief supporting the United States' motion for remand to the NIGC and opposing the plaintiffs' motion to enforce. On August 26, 2008, the court issued its decision on the foregoing motions and granted the plaintiffs' request that the court enforce its July 8, 2008 decision and order to the extent that the NIGC and its Chairman are directed to carry out their enforcement duties under IGRA. The plaintiffs' motion was denied to the extent that they requested an order that would divest the NIGC of its discretion to determine the type of enforcement action to take.

              On September 3, 2008, the Chairman of the NIGC issued a "notice of violation" or "NOV" to the Nation as a result of the August 26, 2008 decision. The NOV asserts that the Nation has violated IGRA by operating the Seneca Buffalo Creek Casino without an approved Class III gaming ordinance for that facility because the gaming ordinance for those lands authorized gaming on lands in Buffalo that the district court deemed ineligible for gaming. The NOV further states that although the NIGC disagrees with the district court's interpretation of IGRA regarding the Buffalo Parcels' eligibility for gaming under IGRA, the NIGC, at the current time, was bound by the district court's ruling as to this particular land parcel absent reconsideration by the district court or reversal on any appeal. Consequently, the Chairman issued the NOV. The NOV was not accompanied by a closure order or an assessment of a civil fine. The NOV further states that the Chairman of the NIGC may modify the measures required to correct the alleged violation if the NIGC approves the Nation's July 16, 2008 gaming ordinance amendments. The Nation immediately appealed the NOV issuance and the administrative appeal is still pending before an independent administrative law judge. The NIGC's request for a stay of the NOV appeal was granted.

              On October 14, 2008, the Nation withdrew the gaming ordinance amendments that it had submitted to the NIGC on July 17, 2008.

              On October 21, 2008, the plaintiffs filed a motion seeking an order from the court that would require the Chairman of the NIGC to issue orders immediately halting gaming at the Seneca Buffalo Creek facility and holding the NIGC Chairman in contempt for not doing so sooner.

              On October 22, 2008, the Nation again submitted gaming ordinance amendments to the NIGC for approval.

              On October 24, 2008, the U.S. Department of Justice filed a notice of appeal relating to the court's July 8, 2008 ruling on whether gaming is permitted on Nation lands in Buffalo, in addition to the court's August 26, 2008 orders (directing the NIGC to issue the NOV and denying the U.S. government's motion to remand the case to the NIGC for an administrative decision on the basis of significant changes in controlling regulation).

              On November 4, 2008, the Nation filed a motion for leave to file an amicus brief in response to the plaintiffs' motion to enforce and motion to hold NIGC Chairman Hogen in contempt for failing to close the Buffalo Creek casino. The United States also filed a response on that day. On November 14, 2008, the plaintiffs filed a reply brief requesting additional time to respond to the Nation's amicus brief if the court granted the Nation's motion allowing it to submit an amicus brief. On November 17, 2008, the court granted the Nation's motion to file the amicus brief and to be heard at argument. The court further ordered that the Nation formally file its amicus brief by November 20, 2008, which it did, and set a December 2, 2008 deadline for filing responses to the Nation's brief.

              On December 2, 2008, the plaintiffs filed their response to the Nation's amicus brief. On January 20, 2009, NIGC Chairman Hogen approved the Nation's ordinance amendments. The court reviewed the Chairman's findings and found them to be predicated on an analysis different from any advanced by the parties. This new analysis is presumed valid unless and until it becomes the subject of a successful legal challenge. As such, the Chairman's January 20, 2009 approval rendered moot plaintiff's motion to enforce the Court's vacatur of the July 2, 2007 approval. Accordingly, on January 30, 2009, the court denied the plaintiffs' October 21, 2008 motion for order to enforce.

              If the plaintiffs are successful, the Nation could be unable to conduct any Class III gaming upon lands acquired by the Nation pursuant to the SNSA, including the Buffalo Creek Territory.

Citizens Against Casino Gambling in Erie County v. Hogen (1:2009-cv-00291 (WDNY))—CACGEC III

              On March 31, 2009, Citizens Against Casino Gambling in Erie County (CACGEC) filed a third action in the United States District Court, Western District of New York against the Chairman of the NIGC, the United States Department of the Interior, the NIGC, the Secretary of the Interior and the President of the United States. The action seeks declaratory and injunctive relief under the Administrative Procedure Act, the Declaratory Judgments Act, and the Indian Gaming Regulatory Act and is principally directed at the decision by the NIGC Chairman, on January 20, 2009, to approve the Seneca Nation's amendments to its Class III Gaming Ordinance regarding the Nation's Buffalo Creek Territory. The NIGC Chairman concluded that IGRA's general prohibition against gaming on lands acquired after its enactment in 1988 does not apply to lands, such as the Buffalo Creek Territory, that are held in restricted fee. The plaintiffs claim that, in approving the Nation's Class III Gaming ordinance amendments on January 20, 2009, the NIGC Chairman ignored the intention of Congress. The plaintiffs also make several claims that go beyond their prior lawsuits. Most notably, they challenge the constitutionality of the land purchase provisions contained in the SNSA, and attempt to challenge in a more extensive fashion than they had previously the validity of the Nation-State Gaming Compact.

              On June 15, 2009, the Nation moved to intervene as a defendant in CACGEC III. The Nation's proposed intervention and participation as a defendant are expressly restricted to the three claims for relief specified in the plaintiffs' complaint, namely: (1) whether, as restricted fee lands over which the Nation exerts governmental authority, the Buffalo Creek Territory qualifies as "Indian lands" under IGRA; (2) whether the Buffalo Creek Territory is subject to the general prohibition found in section 2719 of IGRA against gaming on trust lands acquired after IGRA's effective date even though the Territory consists of restricted fee, rather than trust, lands; and (3) whether, if the Buffalo Creek Territory is subject to Section 2719's general prohibition, Class III gaming may nevertheless proceed on it because the Buffalo Creek Territory was acquired in settlement of a land claim.

              On March 30, 2010, the Court denied the Nation's motion to intervene, while granting permission for it to participate as amicus curiae. The Court also dismissed certain secondary claims of the plaintiffs in the proceeding, while allowing other core claims regarding the eligibility of the land for casino gaming to proceed. On May 18, 2010, the Nation filed a notice of interlocutory appeal with the Second Circuit Court of Appeals on the issue of its right to intervene.

              If the plaintiffs ultimately succeed in this action, or in their pending appeals in the CACGEC I and CACGEC II proceedings (previous suits filed by the plaintiffs and relating to similar claims), the SGC may be unable to conduct any Class III gaming at its existing properties.

Warren v. United States (1:06-c-00226-JTE (WDNY))

              On or about April 6, 2006, an action was filed in the United States District Court, Western District of New York, by Daniel T. Warren, a pro se plaintiff, against the United States of America, the United States Department of the Interior, the National Indian Gaming Commission, and five individuals in their official capacities as Acting Secretary of the Interior, Acting Assistant Secretary of the Interior for Indian Affairs and Chairman of the National Indian Gaming Commission, as well as Governor George E. Pataki, as Governor of the State of New York, and Cheryl Ritchko-Buley, as Chairwoman of the New York State Racing and Wagering Board. The action initially sought declaratory and injunctive relief as to numerous matters including declaring that IGRA is unconstitutional, that the Compact violates IGRA, that the New York Constitution is not preempted by IGRA, that New York does not have the authority under state law to enter into a tribal state compact under IGRA, that certain actions of the defendants were not in accordance with law, and that certain lands purchased by the Nation were not subject to being taken into trust or restricted fee status under the SNSA or were not pursuant to settlement of a land claim within the meaning of IGRA; and enjoining the defendants from taking actions which would further casino gambling in the State of New York under IGRA or on any lands acquired by the Nation pursuant to SNSA. On August 16, 2006, the plaintiff amended his complaint bringing: a Tenth Amendment challenge to IGRA; a claim that the Compact violates IGRA by providing for gaming which is not otherwise lawful in New York; a claim that both the Compact and the statute authorizing the Governor of New York to enter into the Compact violate various provisions of the New York State Constitution; and a claim that the United States has failed to promulgate regulations for gaming on off-reservation territory, in violation of its statutory duties. The effect of such amendment was to limit the claims remaining in the case, by dropping many of the federal law claims in the original complaint.

              On December 1, 2006, the court heard argument on the plaintiff's motion to join (1) Barry E. Snyder, Sr., as President of the Nation; (2) John Pasqualoni, as President and CEO of SGC; (3) the Nation; and/or (4) SGC, as additional defendants.

              On October 5, 2007, the plaintiff filed a motion to further amend the complaint to include as defendants (1) Maurice John, as President of the Nation; (2) E. Brian Hansberry, as the new President and CEO of SGC (replacing John Pasqualoni); (3) the Nation; and (4) SGC. On October 25, 2007, the Nation filed a response in opposition to that motion asserting that (1) the motion to amend the complaint was not properly before the court because it is premised upon a finding that the Nation is a necessary and indispensible party, and (2) the motion to amend is futile because the Nation and its officers are protected by sovereign immunity. On August 11, 2008, the court ordered the clerk to strike the Nation's responses to motions filed by plaintiff because the Nation had not been granted permission to participate as amicus curiae and had not renewed its motion in that regard. On August 22, 2008, the Nation filed a motion for leave to file brief amicus curiae.

              On March 16, 2009, the plaintiff filed a motion to the amend/correct amended complaint. On March 23, 2009, the court dismissed as moot both plaintiff's October 5, 2007 motion to the amend/correct amended complaint and the Nation's August 22, 2008 motion for leave to file brief amicus curiae in opposition to plaintiff's motion. On April 29, 2009, the Nation filed a motion for leave to appear as amicus curiae. On June 15, 2009, the court granted the Nation's April 29, 2009 request to file a brief amicus curiae. On June 16, 2009, the Nation filed its response to plaintiff's March 16, 2009 motion to amend/correct the amended complaint.

              Dispositive motions to dismiss on behalf of both the plaintiff and the defendants have not yet been heard by the court. In addition, still pending before the court is the motion on behalf of the Seneca entities and officers in opposition to being joined as defendants to the lawsuit on, among other things, sovereign immunity grounds. If the plaintiff is successful in this lawsuit, the Nation would be unable to conduct any Class III gaming upon lands acquired pursuant to SNSA.

In the matter of the Petition of New York State Urban Development Corporation d/b/a Empire State Development Corporation (NYS Supreme Court, Niagara County)

              Commencing in 2002 and pursuant to the Compact, the Nation acquired from the State of New York, the City of Niagara Falls and private parties approximately 24 acres of land and related improvements in Niagara Falls, New York, including the then-Niagara Falls Convention Center. The State of New York further agreed in the Compact to assist the Nation in whatever manner appropriate, including through the exercise of its power of eminent domain, to acquire the remaining acreage within the approximately 50-acre footprint in Niagara Falls, New York, designated by New York State under the Compact for ownership by the Nation. The Compact specifically excluded approximately 1.5 acres of land within the footprint owned by a Roman Catholic Church. Additionally, in July 2006, the Nation agreed to waive its right to acquire approximately one half acre of additional land within the footprint owned by End Time Handmaidens, Inc., a religious organization. In return for the waiver, the Nation obtained a right of first negotiation and refusal with respect to the future sale of the parcels. As a result of the carve-out relating to the parcels owned by the Roman Catholic Church, and the Nation's agreement with End Time Handmaidens, the total acreage of the Niagara Territory upon completion of the condemnation process is anticipated to be approximately 48 acres.

              We have obtained possession of, either through eminent domain proceedings or private purchase, substantially all of the remaining acreage within the footprint, other than a bicycle path owned by the New York State Department of Transportation, or NYSDOT.

              Many of our post-2002 real property acquisitions in Niagara Falls, New York have been pursuant to New York State Eminent Domain Procedure Law, or EDPL, using the State's power of eminent domain (through the Empire State Development Corporation, ESDC). The amounts paid to condemnees from whom the ESDC has acquired property are deemed to be advance payments, in that property owners are entitled to reserve their rights to challenge the land and improvement values determined by the condemnor's appraisers. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Other Commitments" for information regarding a letter of credit established as initial security for the Nation's obligations to pay site acquisition costs and in furtherance of the ongoing condemnation proceedings.

              Pursuant to the EDPL, New York state courts will determine the final purchase price to be paid to condemnees who elect to challenge the initial appraised value of their property. To date, all record owners from whom property was acquired pursuant to the EDPL have reserved rights to claim additional compensation. Four record owners filed notices of claim to challenge the fair market value appraisals utilized by ESDC. Fallsite LLC and Fallsville Splash, LLC have filed notices of claim in the amounts of $40.0 million and $35.0 million for land and trade fixtures, respectively, relating to a former water park within the footprint. ESDC's fair market appraisal value for the foregoing was approximately $17.0 million. On April 5, 2010, the New York State Supreme Court determined that no additional compensation was owed to the former property owners for the water park real estate and fixtures. SGC anticipates that the former property owners will appeal the valuation decision. In a related action, on June 21, 2010 the water park condemnees separately moved to vacate the original 2006 order that vested title to the Splashpark properties in ESDC. The ESDC is vigorously contesting the condemnees' claims as procedurally improper and substantively without merit. If the claimants are successful, the former Splashpark properties could be returned to the property owners at which point ESDC would seek return of the amounts paid for the properties.

              In other pending condemnation matters, JFD Holdings has filed a notice of claim for $1.1 million for a parcel of land at 621 Niagara Street within the footprint. ESDC's fair market appraisal for the parcel is approximately $550,000. No trial date has yet been set. Also, three individuals have filed notices of claim with respect to four other small parcels within the footprint seeking $1.3 million, in aggregate, for the parcels. ESDC's fair-market appraisal for the four properties, in aggregate, is $185,000. No trial dates have been set.

              If a court determines that the value for the land and improvements is higher than the appraised value we paid to a condemnee, then we may be liable to the condemnee for the difference and potentially also responsible for certain additional costs and payments to the condemnee, such as attorneys' fees. As of June 30, 2010, $0.8 million of the previously recorded reserve of $6.4 million remained for such matters and is included in the current and long-term liabilities sections on SGC's consolidated balance sheet. Should our liability be greater than our reserve for such matters, it could have a negative impact on our income and financial condition.

Seneca Gaming Corporation v. Merrill Lynch Pierce Fenner & Smith Incorporated

              On August 6, 2009, SGC filed suit in the United States District Court for the Southern District of New York, alleging fraudulent conduct on the part of Merrill Lynch in inducing SGC to purchase auction-rate securities. The claim alleges that Merrill Lynch represented the securities as highly liquid and collateralized by residential mortgages. SGC discovered subsequently that the securities were illiquid and not collateralized by residential mortgages, but rather, by complex derivative instruments, and that the securities had become worthless. SGC's suit sought $5 million in damages. SGC and Merrill Lynch have entered into a settlement agreement.

Seneca Gaming Corporation v. Harvest Trends, Inc. et al. (NYS Supreme Court, Niagara County)

              On April 1, 2010, SGC filed suit in the State of New York Supreme Court, County of Niagara, against Harvest Trends, Inc., Harvest Trends LLP, River Lee International, Inc., and several individuals who are former employees of SGC. The suit alleges that these former employees and a vendor, who had been hired and paid to assist SGC in creating an enterprise data warehouse, used SGC time and SGC resources to develop Harvest Trends, an entity created to market a similar product to SGC's competitors. SGC is suing for damages in an amount to be determined and for injunctive relief for the misappropriation of trade secret customer data, unjust enrichment, unfair competition, breaches of fiduciary duties and duties of loyalty, and breaches of contracts. On July 13, 2010, four of the defendants in the above referenced case filed separate counter-suits against SGC and 20 other parties, including executives and members of SGC's board of directors and personnel employed by the SGA. These suits, brought in the State of New York Supreme Court, County of Niagara, allege defamation, intentional infliction of emotional distress, product disparagement, unfair competition, tortious interference with prospective business advantage, abuse of process and aiding and abetting these activities. Each of these complaints seeks in excess of $100 million in damages. SGC believes that these actions are without merit, and intends to defend itself against these actions vigorously.

Seneca Niagara Falls Gaming Corporation and Seneca Gaming Corporation v. Toohey, et. al. (NYS Supreme Court, Niagara County)

              On April 30, 2010, SNFGC and SGC filed suit in the New York Supreme Court, County of Niagara, against a number of individual defendants (Timothy Toohey, Michael J. Dowd, Bergal Mitchell, Rachel Mitchell, Barry Halftown and Mark Gabriele). SNFGC and SGC subsequently amended their complaint on June 17, 2010. The suit alleges that the defendants, individually and collectively, engaged in fraud with respect to a real estate transaction in which SNFGC purchased land in the Town of Lewiston, New York, for the development of its Seneca Hickory Stick golf course. The suit also alleges that Bergal Mitchell, who had at the pertinent times been a member of the board of directors of SNFGC and SGC, breached his fiduciary duties by failing to disclose and concealing certain material information with respect to the transaction, including his alleged receipt of undisclosed transaction proceeds. The suit also asserts aiding and abetting claims against various defendants, both with respect to fraud and breach of fiduciary duty claims. SGC and SNFGC are suing for compensatory and punitive damages. Defendants Toohey and Bergal Mitchell have answered the complaint, while others moved to dismiss. On September 9, 2010, the judge denied motions to dismiss made by defendants Dowd, Rachel Mitchell and Halftown, while granting defendant Gabriele's motion. A formal order has not yet been entered.

Nation Exclusivity Fee and Regulatory Fee Disputes with New York State

              In January 2010, the Nation delivered a letter to the office of the Governor of the State of New York noticing the State that the Nation believed the operation of certain games (known as "Moxie Mania") within the Nation's zone of exclusivity (as defined in the Compact) constituted the operation of a "slot machine" (as defined in the Compact) and was a breach of its exclusivity under the Compact.

Subsequently, two days later, the Nation remitted exclusivity payments for the period through December 2008. Timing of payment for this period was consistent with previous payments to the State for exclusivity. After no response from the State, the Nation passed a resolution in late August 2010 to withhold exclusivity payments and subsequently, the Nation informed the State of its position in writing. On October 6, 2010, the Nation received a copy of a letter from the Counsel to the Governor of the State of New York invoking the negotiation provisions contained in paragraph 14(b) of the Compact between the Nation and the State of New York. The Nation has informed us that the letter alleges the Nation owes the State $214 million for exclusivity payments pursuant to the Compact.

              The Nation maintains that the State has breached the exclusivity provisions of the Compact by allowing the operation of various gaming devices within the Nation's exclusivity area. The Compact provides that the State's right to receive exclusivity payments shall "cease immediately" in the event of a breach by the State of the Compact's exclusivity provisions. The State has informed the Nation that it disagrees with the Nation's claim that exclusivity has been breached.

              We are informed that discussions between the State and the Nation have begun pursuant to the dispute resolution provisions set forth in the Compact, which discussions included an in-person meeting between Nation and New York State representatives on October 19, 2010, consistent with the Compact's requirements that the parties "use their best efforts to settle the applicable dispute, claim, question or disagreement." If the parties are unsuccessful in reaching a solution within thirty days after this meeting, either party may submit the dispute to binding arbitration. Neither the State nor the Nation may electively or unilaterally terminate the Compact unless the other party commits a "material, uncured breach" and the party terminating the Compact has given notice to the other party which notice shall not be effective until six months from receipt. Neither the Nation nor the State has provided such a termination notice. Furthermore, the Nation believes it has the ability to cure any non-payment defaults by making payment as part of, or at the conclusion of, the dispute resolution process contemplated in the Compact.

              Each month, we have been transferring funds to the Nation for purposes of making exclusivity payments under the Compact. Pursuant to a Council Resolution in August 2010, the Nation has not made any such payments to the State for any amounts the State alleges is due for January 1, 2009 and after, and we understand that the Nation has instead withheld this money pending resolution of the current dispute. Under certain provisions incorporated into the Nation Agreement, on the closing date for the Notes, the Nation will fund into a blocked account with a third party financial institution, or the Nation Compact Reserve Account, amounts sufficient to fully fund amounts allegedly due as of that date for exclusivity fee payments, and, going forward, we will agree to transfer each month into such account the amount we calculate to be the accruing monthly amounts allegedly becoming due for exclusivity payments. Under certain defaults, if we are unable to transfer those monthly amounts to the Nation Compact Reserve Account, we will deposit those amounts into our own segregated account, which will satisfy the obligation in the Nation Agreement toward funding the potentially liability. Except for amounts greater than the accruing alleged liability for exclusivity amounts, until final resolution of the exclusivity fee dispute, amounts in these two accounts, collectively referred to as the Compact Reserve Account, only can be released to pay exclusivity fees to the State, or if permitted, directly to local governments, in which case the Nation will receive credit as against its exclusivity fee obligations. The Compact Reserve Account will not be pledged to secure any debt.

              Separately, going back to 2002, the Nation has had a dispute with the New York State Police and the New York State Racing and Wagering Board, or collectively SGO, relating to State assessments for expenses incurred by these agencies relating to their respective duties at the various gaming facilities operated by SGC. The Nation has informed us it believes it has been over-charged by the SGO and, accordingly, we have not been funding payment for all of such assessments with approximately $46 million being alleged by the State to be due.

              The Nation has advised us that it intends to vigorously defend its position regarding both disputes and to pursue all of its rights and remedies under the Compact or otherwise take advantage of the cure provisions provided for in the Compact. We believe that we have adequate resources and means to satisfy any negotiated agreement with the State or arbitration ruling resulting from the SGO fee dispute.

General Company Information

              Our principal executive offices are located at 310 Fourth Street, Niagara Falls, New York (Nation Territory) 14303, and our telephone number is (716) 299-1100. We make available, free of charge, through our internet website, www.senecagamingcorporation.com, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and, if applicable, amendments to those reports filed or furnished pursuant to Section 13 or 15(d) of the Exchange Act as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. We are not including the information contained on our website as a part of, or incorporating it by reference into, this document. Although we currently file or furnish our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and any amendments to those reports to the SEC, as required by the indenture governing the 2012 Notes, the indenture governing the Notes will not require us to file annual, quarterly and current reports with the SEC and we do not intend to file such reports with the SEC.

              The websites for our Seneca Niagara Casino and Hotel, and Seneca Allegany Casino and Hotel properties are located at www.senecaniagaracasino.com and www.senecaalleganycasino.com, respectively. The Nation also furnishes information about SGC and its properties at www.sni.org. The information on these websites is not part of, or incorporated by reference into, this document.

              SENECA GAMING CORPORATION, SENECA NIAGARA CASINO, SENECA NIAGARA CASINO AND HOTEL, SENECA ALLEGANY CASINO, SENECA ALLEGANY CASINO AND HOTEL, SENECA BUFFALO CREEK CASINO, SENECA PLAYERS CLUB, SENECA LINK, and THE WESTERN DOOR are registered trademarks in the U.S. All other trademarks, trade names and service marks appearing in this document are the property of their respective holders.

 MANAGEMENT

              The following table sets forth information concerning our executive officers and directors as of November 3, 2010:

Name	Age	Position
Catherine Walker(1)	55	President and Chief Executive Officer (Principal Executive Officer)
David Sheridan	37	Chief Financial Officer (Principal Financial and Accounting Officer)
Lee Shannon(2)	49	Senior Vice President and General Counsel
Robert Chamberlain	54	Senior Vice President of Design and Construction
James Wise(3)	52	Senior Vice President of Marketing
Kevin W. Seneca(4)	56	Chairman of the Board of Directors
Karen Karsten(5)	43	Vice Chair of the Board of Directors
Richard K. Nephew(5)	70	Treasurer and Director
Ina K. Locke(5)	59	Secretary and Director
Jeffrey Gill(6)	51	Director
Mark I. Halftown(5)	40	Director
Robert E. Mele(5)	53	Director

(1)
Ms. Walker was appointed as Chief Operating Officer on April 25, 2008 and has served as principal executive officer since April 24, 2009. On July 12, 2010, Ms. Walker was appointed President and Chief Executive Officer and has agreed to serve in such capacity for a five-year term.

(2)
Mr. Shannon was appointed Senior Vice President and General Counsel on July 19, 2010.

(3)
Mr. Wise was appointed Senior Vice President of Marketing on November 30, 2009.

(4)
Mr. Seneca was appointed as Chairman of the Board on January 11, 2010.

(5)
Mssrs. Mele, Nephew and Halftown and Ms. Karsten and Locke were appointed to serve as a Director by the Nation's Council on September 4, 2009.

(6)
Mr. Gill was appointed to serve as a Director by the Nation's Council on January 4, 2008.

              The Council alone has the power to appoint and remove directors to and from the board of directors of SGC and each of its subsidiaries. In 2004, the Council amended each of the charters of SGC and its subsidiaries requiring more oversight by the Council. These amendments include, but are not limited to, Council approval of:

  (i)
  SGC and/or its subsidiaries agreeing to (a) sue and be sued, (b) waive such corporation's sovereign immunity and (c) submit to jurisdiction of non-Nation courts;

  (ii)
  any significant expenditure (in excess of $3 million) of corporate resources via approval of a comprehensive business plan regarding such activity requiring the expenditure;

  (iii)
  any amendments to any of the bylaws of SGC and its subsidiaries;

  (iv)
  any management contract;

  (v)
  any investment in or dealings in or with the securities of other entities;

  (vi)
  termination of the operation of any gaming facility;

  (vii)
  any agreements with any government or governmental agency or entity;

  (viii)
  incurrence of any significant guarantees or liabilities by SGC or its subsidiaries;

  (ix)
  any intercompany loans; purchase of real property and significant expenditures for personal property;

  (x)
  obtaining financing and issuance of obligations by SGC or its subsidiaries; and

  (xi)
  participation with others in any entity or association of any kind, or in any transaction, undertaking, or agreement which SGC would have power to conduct by itself.

              These amendments also (i) prohibit SGC and its subsidiaries from engaging in any activities to politically influence any Indian nation, federal, state, or local government or their officials, (ii) clarify that the requirement that board members shall not have been convicted of a "Felony" to involve only those offenses set forth under the Indian Major Crimes Act (18 U.S.C. §1153) and (iii) change the board membership requirement to require at least five members of each board to be enrolled members of the Nation and that no members of Council may serve on the boards of directors. As previously discussed, all of our Class II gaming operations were transferred to the Nation as of January 1, 2005.

              On April 23, 2009, the Council approved additional amendments to the Charters of SGC and its subsidiaries. The principal changes were as follows: (1) prohibiting Nation elected officials (such as the President, Treasurer or Clerk) from being eligible to serve on the board of directors; (2) clarifying that public notice of board vacancies shall be made by February 1 of each year, that board candidates shall apply to Council for consideration and shall be interviewed, and that vacancies shall be filled following at least 30 days public notice, unless in the event of an emergency; (3) adding a requirement that board members be certified by the SGA as having met the substantive standards necessary to obtain a license from the SGA if such candidate were a "Class III Gaming Key Employee" (as defined in the Nation's Class III Gaming Ordinance), (4) providing that at least one board member shall possess a Master of Business Administration or Juris Doctorate degree, be a Certified Public Accountant, or have at least ten years experience as a senior manager or board member of a publicly held gaming corporation; (5) detailing board members' fiduciary duties to SGC, including duties or care, loyalty and obedience, and (6) providing that SGC shall hold a meeting open to the Seneca public on the fourth Saturday of January, April, July, and October every year for purposes of providing information to the Seneca public on the health and well-being of the Company.

              Catherine Walker was appointed our President and Chief Executive Officer on July 12, 2010, having served as our Chief Operating Officer since April 25, 2008 and our principal executive officer since April 24, 2009. Ms. Walker has been a casino executive since 1995, and joined SGC from the Trump Marina Hotel Casino in Atlantic City, New Jersey, where she had served as General Manager since December 2003. Prior to that time, she served as General Manager of the Trump Taj Mahal Casino in Atlantic City from April 2003 to December 2003, and as General Manager of the Trump Indiana Hotel Casino in Gary, Indiana from August 2000 to April 2003. Ms. Walker's professional experience also includes serving in managerial positions with Harrah's Casino in East Chicago, Indiana and Players Island Hotel Casino in Lake Charles, Louisiana, in addition to serving for 13 years as an Assistant General Counsel with the New Jersey Casino Control Commission.

              David Sheridan was appointed our Chief Financial Officer on July 1, 2008. Prior to his appointment, Mr. Sheridan served as Chief Financial Officer for the Oneida Indian Nation of New York and its enterprises (including Turning Stone Resort and Casino) from January 2007 through February 2008, and as Acting Chief Financial Officer (an appointment involving duties and responsibilities comparable to those of Chief Financial Officer) for such Nation and enterprises from August 2006 until January 2007. From March 2003 until August 2006, he served as Director of Accounting and Finance for Turning Stone Resort and Casino. Prior to that time, Mr. Sheridan served as an Assurance and Business Advisory Services Manager for PricewaterhouseCoopers LLP from July 1996 through March 2003. Mr. Sheridan is a certified public accountant.

              Lee Shannon was appointed our Senior Vice President and General Counsel on July 19, 2010. Prior to his appointment, Mr. Shannon was a partner at the law firm of Hobbs, Straus, Dean & Walker, LLP from January 1, 2004 through June 30, 2010. From June 1, 2001 through December 31, 2003, Mr. Shannon was an associate at Hobbs Straus. At Hobbs Straus, Mr. Shannon focused on Federal Indian law, gaming, finance, corporate, commercial and tax matters for Indian tribes and tribal business entities. Hobbs Straus is a national law firm focusing on legal issues impacting Indian Country based in Washington, D.C. with additional offices in Oklahoma City, Oklahoma, Portland, Oregon and Sacramento, California. Prior to June 1, 2001, Mr. Shannon served as an associate at the law firm of Ater Wynne, LLP in Portland, Oregon where he focused on public finance and federal Indian law. Mr. Shannon received his J.D. and M.B.A. from the University of Washington.

              Robert Chamberlain was appointed Senior Vice President of Design and Construction on June 30, 2008. Prior to that time, Mr. Chamberlain was principal of Chamberlain Engineering, Inc. where he provided design, construction and owner representative services to numerous corporate clients throughout the United States. Prior to 1993, Mr. Chamberlain held staff and management positions for internationally recognized design firms. Mr. Chamberlain's involvement with the SGC began in January 2006 when he was retained to oversee the planning, design and construction of all the SGC's capital projects. Preceding that, Mr. Chamberlain provided owner's representative services to Foxwoods Resort Casino for eight years. Mr. Chamberlain is a registered professional engineer.

              James Wise was appointed Senior Vice President of Marketing on November 30, 2009. Prior to that time, Mr. Wise was Vice President of Marketing at the Mohegan Sun at Pocono Downs since May 2006, Corporate Director of Communications at Argosy Gaming Company since April 2003, and Corporate Marketing Director at Hollywood Casino Corporation since 1998. Mr. Wise has more than 20 years experience in the gaming industry and has held management positions with the Tropicana Hotel and Casino in Atlantic City, the Sands Hotel and Casino in Atlantic City, and the Mohegan Sun at Pocono Downs in Pennsylvania.

              Kevin Seneca has served as Chairman of the board of directors since January 2010 and previously served as Treasurer of the board of directors of SGC since September 2009. He has served as a member of the board of directors of SGC since December 2008. Mr. Seneca's current SGC board term expires at the Board's annual meeting in 2011. From November 2006 to November 2008, Mr. Seneca served as Treasurer of the Seneca Nation, and prior to that time, Mr. Seneca was a small business operator and tobacco wholesaler. Mr. Seneca also serves on the board of directors of SNFGC, STGC, SEGC and LGCC, each subsidiaries of SGC, in addition to Seneca Catskills Gaming Corporation, an affiliate of SGC.

              Karen Karsten has served as a member of the board of directors of SGC since September September 2009, and has served as Vice Chair since June 2010. Prior to that time, Ms. Karsten served as the Board's Secretary. Ms. Karsten's current SGC Board term expires at the Board's annual meeting in 2011. Prior to her board appointment, Ms. Karsten was employed in managerial capacities with the SGC as Executive Director of Entertainment from 2006 to 2009, Entertainment Director during 2005 to 2006, and Entertainment Manager from 2002 to 2005. Ms. Karsten also serves on the board of directors of SNFGC, STGC, SEGC and LGCC, each subsidiaries of SGC.

              Richard K. Nephew has served as Treasurer of the board of directors of SGC since January 2010 and has been a member of the board of directors of SGC since September 2009. Mr. Nephew's current SGC Board term expires at the Board's annual meeting in 2011. Mr. Nephew's prior business experience includes serving as Chairman of the Nation's Class II Gaming Commission, Chairman of the Seneca Nation Investment Board, Chairman of the Seneca Nation Economic Development Corporation; and 33 years experience with the Federal Bureau of Indian Affairs, in their Office of Trust and Economic Development, Division of Financial Assistance from 1960 to 1993. Mr. Nephew also serves on the board of directors of SNFGC, STGC, SEGC and LGCC, each subsidiaries of SGC.

              Ina K. Locke has served as a member of the board of directors of SGC since September 2009, and has served as its Secretary since June 2010. Ms. Locke's current SGC Board term expires at the Board's annual meeting in 2011. Ms. Locke currently serves as a Senior Health Information Assistant for the Seneca Nation Health Department, a position she has held since 2005. Ms. Locke's prior experience includes approximately 25 years experience with the Seneca Nation of Indians Health Department, service as a Commissioner on the Nation's Import Export Commission, service as an elected member of Tribal Council, Commissioner with the Seneca Nation Housing Authority, and service as Board of Education Member. Ms. Locke also serves on the board of directors of SNFGC, STGC, SEGC and LGCC, each subsidiaries of SGC.

              Jeffrey L. Gill served as Chairman of the board of directors of SGC from September 25, 2009 to January 10, 2010, after having served as Vice Chairman of the board of directors of SGC since September 2008. He has been a member of the board of directors of SGC since January 2008. Mr. Gill's SGC Board term expired at the Board's annual meeting in 2010 and he continues to serve as a director until his successor is elected. From June 2005 to June 2007, Mr. Gill served as Chairman of the Seneca Gaming Authority. Mr. Gill retired as an Erie County, New York Sheriff's Deputy in December 2004. Mr. Gill also serves on the board of directors of SNFGC, STGC, SEGC and LGCC, each subsidiaries of SGC.

              Mark I. Halftown has served as a member of the board of directors of SGC since September 2009. Mr. Halftown's current SGC Board term expires at the Board's annual meeting in 2012. Mr. Halftown has served as Budget Monitor for the Seneca Nation Health Department since July 2007, after previously serving as Finance Officer for Seneca Smoke Shop from June 2002 to April 2007. Mr. Halftown's other experience includes service as a Finance Specialist for the Seneca Nation Health Center, Program Director for the Seneca Nation Mortgage Program; and internal auditor for the Seneca Nation Fiscal Affairs Department. Mr. Halftown also serves on the board of directors of SNFGC, STGC, SEGC and LGCC, each subsidiaries of SGC.

              Robert E. Mele has served as a member of the board of directors of SGC since September 2009, and served as its Vice Chairman from September 2009 until June 2010. Mr. Mele's current SGC Board term expires at the Board's annual meeting in 2012. Mr. Mele has approximately 30 years of financial experience and knowledge serving in numerous senior executive and management positions, both domestically and internationally. He currently serves as Chief Financial Officer of Seneca Construction Management Corporation, an affiliate of SGC, a position he has held since 2005. Prior to that time, Mr. Mele was involved in community development activities in Mexico City, after serving as Vice President of Finance and Administration / Acting CEO of Diveo Internet de Mexico during 2001 and 2002, and Vice President of Finance and Administration for MCM Telecom from 1996 to 2001, both in Mexico City, Mexico. Mr. Mele is a graduate of Harvard University and the Wharton School of Business. Mr. Mele also serves on the board of directors of SNFGC, STGC, SEGC and LGCC, each subsidiaries of SGC.

 SENECA GAMING CORPORATION AND THE NATION

Seneca Gaming Corporation

              SGC was established by the Nation in August 2002 for the purpose of developing, constructing, leasing, operating, managing, maintaining, promoting and financing Nation gaming facilities, including without limitation any Class III gaming facilities established in accordance with the Compact. Our Class II operations were transferred to the Nation as of January 1, 2005. For further discussion of our former Class II operations, see "Business—Status of Former Class II Operations," above. SGC is a governmental instrumentality of the Nation and was established by the Nation pursuant to Nation law by a duly enacted resolution of the Council. SGC is wholly owned by the Nation for economic and governmental purposes and shares in the Nation's sovereign immunity, which can be waived if the board of directors adopts a resolution waiving immunity in a specific situation and such waiver is approved by the Nation's Council. SGC is managed by a board of directors with seven members, not less than five of whom must be enrolled members of the Nation. The Nation's Council alone has the power to appoint and remove SGC's directors. The Nation's Council must approve significant liabilities and significant expenditures of personal property and other certain material contracts.

              There are four subsidiaries under the control, operation and management of SGC: Seneca Niagara Falls Gaming Corporation, established in August 2002 to finance, develop, and operate the Nation's gaming facility in Niagara County, New York; Seneca Erie Gaming Corporation, established in August 2003 to finance, develop, and operate the Nation's gaming facility in Erie County, New York; Seneca Territory Gaming Corporation, established in September 2003 to finance, develop, and operate the Nation's gaming facilities on the Nation's Allegany or Cattaraugus territories; and Lewiston Golf Course Corporation, established in June 2007 to develop and operate SGC's golf course amenity in Lewiston, New York. SNFGC operates the Seneca Niagara Casino and Hotel located on the Nation's Niagara Falls Territory in Niagara Falls, New York. STGC operates the Seneca Allegany Casino and Hotel located in Salamanca, New York on the Nation's Allegany Territory. SEGC operates the Seneca Buffalo Creek Casino located in Buffalo, New York, on the Nation's Buffalo Creek Territory. SGC's current corporate structure is as follows:

              Each of SGC's subsidiaries is required to make periodic financial reports and submit an annual report to the SGC board of directors. The SGC board of directors is required to make quarterly and annual reports to the Council regarding the financial condition of the companies, including but not limited to, significant problems and accomplishments, future plans, and such other information as the Council deems pertinent. The SGC board of directors is also required to provide monthly reports to Council regarding certain budgetary and related matters. The members of the boards of directors of SGC and its subsidiaries are the same.

Seneca Gaming Authority and Class III Gaming Ordinance

              All of the Nation's gaming operations, including SGC's gaming operations, are subject to the supervision and regulation of the Seneca Gaming Authority, or SGA, which was established pursuant to the Nation's Class III gaming ordinance, or Gaming Ordinance. The Gaming Ordinance provides regulatory authority to SGA for the Nation's Class III gaming operations. It was originally adopted on July 13, 1998 and was subsequently amended on August 1, 2002 and November 16, 2002. The NIGC approved the Gaming Ordinance on November 26, 2002. The Nation in April 2004 amended the Gaming Ordinance to extend SGA's regulatory authority to include jurisdiction over Class II gaming. This amendment was approved by the NIGC as of November 6, 2006. On June 9, 2007, the Nation adopted amendments to the Gaming Ordinance with certain site-specific language applicable to the Buffalo Creek Territory. This action was taken in connection with ongoing litigation challenging the Nation's right to conduct Class III gaming on the Buffalo Creek Territory (Citizens Against Casino Gambling v. Kempthorne), in which the judge had vacated the NIGC's 2002 approval of the Gaming Ordinance as it pertained to gaming on the Buffalo Creek Territory. The Nation submitted amendments to the Gaming Ordinance on June 9, 2007, which amendments modified the definition of "Indian Lands" to contain a site specific legal description of the Buffalo Creek Territory. This site-specific Ordinance provision applicable to the Buffalo Creek Territory was approved by the NIGC on July 2, 2007. In response to ongoing events in connection with the Buffalo Creek litigation, on July 16, 2008, the Nation submitted further amendments to the NIGC, so that the NIGC could consider the applicability of new Department of the Interior regulations concluding that lands like Buffalo Creek Territory are exempt from Section 20 of IGRA's prohibition on gaming. The Nation withdrew these amendments on October 14, 2008, and again submitted them to the NIGC on October 22, 2008. The NIGC approved the ordinance amendments on January 20, 2009. This approval has been challenged in a lawsuit brought by Citizens Against Casino Gambling in Erie County. For additional information regarding the status of, and litigation relating to, our Seneca Buffalo Creek Casino, see discussion of "CACGEC III" under "Business—Legal Proceedings."

              The SGA consists of five commissioners selected by the Nation and is responsible for, among other things, monitoring and regulating the standards of operation and standards of management of all authorized Class III gaming, protecting the assets and integrity of casino operations, overseeing casino surveillance, monitoring the compliance of the Nation's gaming activities with external accounting and audit control procedures, and supervising the licensure of all employees and vendors of the Nation's gaming activities. The SGA functions independently and autonomously from the Council in all regulatory matters within its purview. The SGA's statutory authority confers on it responsibility only for regulatory matters relating to the Nation's gaming activities, and leaves SGC (or one of its subsidiaries) responsible for the day-to-day management and operation of the Nation's Class III gaming activities. For further discussion of the Seneca Gaming Authority, see "Regulation of the Nation, Seneca Gaming Corporation and its Subsidiaries" below.

The Nation

              The Nation is a federally recognized, self-governing Indian nation operating under a Constitution originally adopted in 1848 and most recently amended in 1993. The Nation's current total enrolled population is approximately 7,800. The Seneca Nation is one of the Six Nations of the Iroquois Confederacy that consists of the Seneca, Cayuga, Onondaga, Oneida, Mohawk and Tuscarora nations. The Seneca originally lived throughout Western New York with most communities located in the area between the Genesee River and Canandaigua Lake in the Finger Lakes region of New York. Today, the Seneca Nation holds title to five distinct territories in Western New York State, including land in Niagara Falls and Buffalo and land set aside by the 1794 Treaty of Canandaigua: the Allegany, Cattaraugus and Oil Spring Territories. The three territories designated by the Canandaigua Treaty encompass parts of four counties in New York State: Allegany, Cattaraugus, Chautauqua, and Erie counties. The Oil Spring Territory is 640 acres, or one square mile, of land located 43 miles southeast of the Cattaraugus Territory and 24 miles east of the Allegany Territory. The Allegany Territory is composed of approximately 31,095 acres and includes most of Salamanca within its territorial boundaries. The Cattaraugus Territory is 35 miles north of Allegany and encompasses approximately 22,000 acres of land. In addition, approximately 24 acres of land (of the approximate 50 acre parcel identified in Appendix I of the Compact) in Niagara Falls and approximately nine acres of land in Erie County have been converted into restricted fee lands pursuant to the SNSA. By operation of federal law, these lands and other parcels that may be acquired in the future pursuant to the SNSA, whether in Niagara Falls or Erie County, are subject to restrictions against alienation, constitute Indian country subject to the jurisdiction of the Nation, and qualify as gaming eligible Indian lands pursuant to IGRA. For further discussion of land acquisitions in Niagara Falls, New York, see "Niagara Falls Real Estate Acquisitions," above.

Nation Governance

              The Nation came into formal existence under its current governmental structure in 1848 when the chief system was replaced by a constitution with elected officials. The Nation's Constitution provides for three branches of government: executive, legislative and judicial. The Nation holds an election every two years for its three Executive Branch officers: the President, the Treasurer and the Clerk. These officers alternate between the two principal territories, Cattaraugus and Allegany, every two years. The most recent election of the Executive Branch Officers was held on November 2, 2010. The Legislative Branch, or the Council, has sixteen members, of which eight members are elected from each of the two principal territories. Each Councilor is elected to a four-year term, which is staggered. The most recent election of Council members was held on November 2, 2010. Judicial elections are held every two years, in odd numbered years. The next judicial election will be held in November 2011.

Nation Governmental Operations

              The Nation currently has administrative departments located on both the Allegany and Cattaraugus territories. The Nation's programs include tribal administration functions as well as a wide array of community services, including health, environmental, education, recreation and community planning. In order to provide efficient services to the communities, many departments have offices located on both territories. The tribal administrative executive offices are housed in the two central administration buildings located on the Allegany and Cattaraugus territories: Seneca Allegany Administrative Building and the William Seneca Buildings, respectively. The other Nation organizational departments are located in buildings adjacent to the main tribal administration building or surrounding area.

Nation Businesses

              The Nation enterprises, subdivisions of the Nation's government, are responsible for the various economic development initiatives undertaken by the Nation other than SGC and its subsidiaries. The Nation enterprises are currently comprised of the following: Seneca Gaming & Entertainment, Seneca One Stop, Seneca-Iroquois National Museum, and Highbanks Campground. The Nation has also formed the following for-profit businesses: Seneca Catskills Gaming Corporation, to develop prospective gaming operations in the Catskills region of New York State, and Seneca Construction Management Corporation, to provide construction management services, and Seneca Holdings LLC, to diversify the Nation's non-gaming economic development activities. None of these enterprises or corporations is a part of SGC or its subsidiaries or otherwise contributes to its revenue. Individual Seneca entrepreneurs also operate their own businesses on Nation lands and throughout Western New York. The businesses include, but are not limited to, restaurants, retail shops, hotels, gas stations, and Internet-based businesses.

Tribal Employment Rights Ordinance

              Our operations are subject to the Nation's Tribal Employment Rights Ordinance, or TERO, which requires the granting of a preference to enrolled Nation members and other Native Americans in hiring, promotion, training and all other aspects of employment of employees. TERO is implemented by a five member commission, appointed by the Nation's Council. Prior to February 2009 TERO also required SGC to grant a similar preference in the engagement of certain vendors and contracts.

 REGULATION OF THE NATION, SENECA GAMING CORPORATION AND ITS SUBSIDIARIES

              The conduct of our Class III gaming activities on Nation lands is subject to multiple levels of regulation, including regulation by the Nation through its Gaming Ordinance (and the SGA, which has regulatory jurisdiction over the Nation's gaming activities) and regulation by the State of New York, through the New York State Racing and Wagering Board and the New York State Police, each in accordance with the Compact between the Nation and New York State. See "Certain Relationships and Related Party Transactions—Related Party Transactions—Certain Material Agreements of SGC and the Nation—Nation-State Gaming Compact" for further discussion of the regulatory authority of the SGA and New York State gaming officials. The federal government also oversees Indian gaming generally pursuant to IGRA and exercises regulatory oversight through the NIGC. The U.S. Department of Justice also possesses authority to enforce IGRA and the Gambling Devices Act, 15 U.S.C. § 1171-78, more commonly known as the Johnson Act. The following description of the regulatory environment in which gaming takes place and in which SGC and its subsidiaries operate is intended as a summary and is not a complete recitation of all relevant laws. Moreover, because the regulatory environment is dynamic and evolving, it is impossible to predict how certain provisions will ultimately be interpreted or applied or how they may affect SGC and its subsidiaries. Changes in such laws or regulations could, under certain circumstances, have a material adverse effect on the operations of SGC and its subsidiaries.

Seneca Nation Law and Legal Systems

Applicability of State and Federal Law

              The Nation is an Indian tribal government with certain sovereign powers. The Nation's ability to enact its own laws and regulations to regulate gaming activities derives from the exercise of the Nation's inherent sovereign powers, recognized by the United States in the 1794 Treaty of Canandaigua and in subsequent federal court opinions. It is the position of the United States, and federal courts have uniformly held, that Indian nations are subject to certain federal laws and certain state laws where federal law so prescribes. It is therefore possible that a federal agency with whose regulations the Nation may not be currently complying could object to such noncompliance. If an agency sought to enforce compliance, such agency action and any resultant federal court ruling could result in the disruption of construction, operations, and related activities of SGC, which events would have a material adverse effect on our financial results.

Waiver of Sovereign Immunity; Court Jurisdiction; Exhaustion of Tribal Remedies

              Indian nations enjoy sovereign immunity from unconsented suit similar to that of the states and the United States. An Indian nation and its wholly owned tribal entities, such as SGC and its subsidiaries, share in the Indian nation's sovereign immunity, but may formally waive their sovereign immunity with respect to suits against them. The Nation and SGC, respectively, granted a limited waiver of sovereign immunity and consent to suit in connection with the 2012 Notes issued by SGC in 2004 and 2005, including suits against SGC to enforce its obligation to repay the 2012 Notes. Courts have held waivers of sovereign immunity to be effective, if given explicitly with proper authorization.

              The remedies available against an Indian nation also depend, at least in part, upon the jurisdiction of courts and the rules of comity and doctrines requiring initial exhaustion of remedies in tribal tribunals and, as to some judicial remedies, the particular nation's consent to jurisdictional provisions contained in the disputed agreements. Congress has allowed the courts of New York State to hear certain matters involving Indians and occurring on Indian lands in New York, although each situation must be analyzed on a case-by-case basis.

              The Nation's judiciary branch is comprised of separate Peacemaker, Appellate, Surrogate and Supreme Courts. The Nation court system has its own clerks and facilities and has heard numerous civil cases.

              The U.S. Supreme Court has held that, under certain circumstances, where a tribal court exists, the remedies and jurisdictional questions in that forum must first be exhausted before the claim can properly be heard by federal courts that would otherwise have jurisdiction. We sometimes waive our right to require exhaustion of tribal court remedies. For example, the Nation and SGC, respectively, consented to the jurisdiction of the federal and New York State courts in connection with any action by the trustee to enforce the 2012 Notes and operative documents related thereto and agreed to waive the requirement of exhaustion of tribal court remedies. However, it is not clear that such a waiver would be effective. Generally, where a dispute as to the existence of jurisdiction in the tribal forum exists, the tribal court must first rule as to the limits of its own jurisdiction. In the event that a waiver of tribal court jurisdiction is held to be ineffective, the recipient of the waiver (e.g., the trustee and holders of the 2012 Notes) may be required to enforce their rights and remedies against the Nation or SGC in Nation court. In addition, unless the decisions of the Nation court violate some applicable state or federal law, if any, there may be no effective right to appeal such decisions in state or federal court.

              The Federal Court of Appeals for the Second Circuit (which has appellate jurisdiction over federal district courts located in New York State) has ruled that if a non-member of a tribe asserts a claim against a tribe based on state or federal law, and not on tribal law, and no prior tribal court proceedings are pending, a federal court generally may adjudicate the claim without requiring the plaintiff to exhaust tribal court remedies. A similar ruling by a New York State appellate court concluded that the state trial court properly proceeded with adjudicating a dispute rather than requiring the plaintiff to exhaust tribal court remedies where the dispute was among tribal members involving issues not concerning internal tribal affairs, the state court had jurisdiction concurrent with tribal courts over the issues and no case was currently pending before the tribal court. Courts in other states and federal judicial circuits have reached different conclusions, and there can be no assurances whether a court in New York State will defer exercising jurisdiction over a case until after the appropriate tribal court has had an opportunity to adjudicate the matter, even where there is a waiver of exhaustion of tribal court remedies.

The Indian Gaming Regulatory Act of 1988

IGRA

              All gaming activities on Indian lands are subject to IGRA. Congress enacted IGRA in order to establish a system for regulating gaming activities on Indian lands. IGRA's purpose is to provide a statutory basis for the operation of gaming by Indian tribes as a means of promoting tribal economic development, self sufficiency, and strong tribal governments. Congress simultaneously sought to shield Indian gaming from organized crime and other corrupting influences, to ensure that the Indian tribe is the primary beneficiary of the gaming operation and that gaming is conducted fairly and honestly by both the operator and players.

Classes of Gaming

              IGRA divides gaming into three classes, each of which is regulated differently. Class I gaming encompasses social games solely for prizes of minimal value or traditional forms of Indian gaming engaged in by individuals as a part of, or in connection with, tribal ceremonies or celebrations. Such gaming is subject to the exclusive jurisdiction of the tribes and is not subject to regulation under IGRA. Class II gaming includes bingo, poker and similar games, and is subject to tribal regulation and federal oversight by the NIGC. Class III gaming, the most heavily regulated of the three classes, encompasses all other forms of gaming, and includes slot machines, casino games, banking card games, dog racing, and lotteries. Class III gaming is lawful only if it is (1) authorized by a tribal ordinance, (2) located in a State that permits such gaming for any purpose by any person, organization, or entity, and (3) conducted in conformance with a Tribal-State compact.

National Indian Gaming Commission

              The NIGC, an independent executive agency located in the Department of the Interior, is vested with regulatory authority over gaming activities on Indian lands pursuant to IGRA and its implementing regulations. The NIGC is charged with the administration and enforcement of IGRA. The NIGC regulates gaming by Indian tribes, in order to shield tribes from organized crime and other corrupting influences, to ensure that the Indian tribe is the primary beneficiary of the gaming operation and that gaming is conducted fairly and honestly by both the operator and players. Congress aimed to make gaming a means of promoting tribal economic development, self-sufficiency, and strong tribal governments. To carry out these goals, Congress gave the NIGC substantial power, including the authority to initiate enforcement actions, close tribal gaming operations and levy civil fines. Moreover, the NIGC has authority to issue regulations governing gaming activities of Indian lands, review and approve Class II and Class III gaming ordinances, review and approve management agreements for tribal gaming operations, conduct investigations and generally monitor Indian gaming activities. IGRA also provides for federal criminal penalties for illegal gaming on Indian land and for theft from Indian gaming facilities. The Secretary of the Interior retains certain responsibilities under IGRA, such as the approval of tribal-state compacts and approval of per capita distribution plans.

NIGC Regulations Implement Certain Provisions of IGRA

              These regulations govern, among other things, the submission and approval of tribal gaming ordinances or resolutions, and require an Indian tribe to have the sole proprietary interest in and responsibility for the conduct of gaming activities. Pursuant to NIGC regulations, tribes are required to issue gaming licenses only under certain articulated standards, to conduct or commission financial audits of their gaming enterprises, to perform or commission background investigations of primary management officials and key employees and to maintain facilities in a manner that adequately protects the environment and the public health and safety. NIGC regulations also set forth a review procedure for tribal licensing of all gaming operation employees and require tribes to report certain specified information, including information derived from background investigations, to the NIGC. On August 24, 2005, the United States District Court For The District of Columbia in Colorado River Indian Tribes vs. National Indian Gaming Commission, ruled "that the [IGRA] does not confer upon the NIGC the authority to issue or enforce [minimum internal control standards] for Class III gaming." Accordingly, the Court declared unlawful the minimum internal control standards as applied to Class III gaming. On October 26, 2006, the D.C. Circuit Court of Appeals unanimously upheld this decision finding that the Indian Gaming Regulatory Act does not grant the NIGC power to impose operational standards on Class III gaming.

              On November 18, 2005, Senate Indian Affairs Committee Chairman McCain (R-AZ) introduced S. 2078, the Indian Gaming Regulatory Act Amendments of 2005. S. 2078 would have made a number of amendments to IGRA, including authorizing the NIGC to promulgate "regulations addressing minimum internal control standards for class II gaming and class III gaming activities." The import of this particular amendment would have been to essentially overrule the Colorado River Indian Tribes vs. National Indian Gaming Commission decision.

Tribal-State Compacts

              Under IGRA, Class III gaming activities are lawful on Indian lands only if such activities are conducted in conformance with a Tribal-State gaming compact. A Tribal-State gaming compact is the product of negotiation by a tribe and a state which sets the terms by which the tribe may conduct

Class III gaming. IGRA contemplates that states and tribes will utilize the compacting process to address public policy issues of mutual concern. IGRA provides a representative list of the types of provisions that may be included in a Tribal-State gaming compact. Among other things, Congress sought through the compact process to accommodate significant governmental interests of the states. At the same time, IGRA's compacting process affords reciprocal protection for the significant governmental interests of tribes by requiring a state to negotiate over a form of Class III gaming as long as the state permits it for any purpose by any person. The mechanism for entering into a Tribal-State gaming compact is set forth in IGRA.

              The Nation's Compact was executed on August 18, 2002, and deemed approved by the Secretary of the Interior on October 25, 2002 pursuant to IGRA. After taking effect on December 9, 2002, when notice was published in the Federal Register, the Compact authorized the Nation to own and operate three Class III gaming facilities, two then off-Territory in Niagara Falls and in Erie County, New York, and one on the already existing Nation Territory.

              Tribal-state gaming compacts have been the subject of litigation in a number of states, including New York State. In 1996, the U.S. Supreme Court ruled in the case of Seminole Tribe of Florida v. Florida that the provision of IGRA that permits Indian tribes to sue in federal court to force states to negotiate tribal-state gaming compacts in good faith is unconstitutional, as applied to an unconsenting state, by virtue of the Eleventh Amendment to the U.S. Constitution.

              In 1999, certain legislators, organizations and individuals opposed to casino gambling brought a lawsuit: (1) challenging the validity of the 1993 gaming compact between New York State and the St. Regis Mohawk Tribe under the separation of powers provisions in the New York State Constitution; and (2) seeking a declaration that New York State Constitution's general prohibition on gambling covers Las Vegas-style gaming at casinos operated pursuant to IGRA by Indian tribes on their Territory lands in New York. The plaintiffs also requested an injunction prohibiting New York State from expending any money in furtherance of the gaming compact. The lawsuit was made moot by the subsequent approval by the New York State Legislature of the 1993 compact.

              In October 2001, the New York Legislature passed Chapter 383 of the Laws of 2001, or Chapter 383, which allowed former Governor Pataki to enter into a gaming compact with the Seneca Nation of Indians and to enter into gaming compacts with other Indian tribes for the establishment of three additional casinos in the Catskills. Chapter 383 also approved the installation of VLTs at certain racetracks.

              In January 2002, two actions were filed in the Supreme Court of the State of New York, County of Albany, challenging the validity of Chapter 383. The actions were captioned Dalton v. Pataki, et al, and Karr v. Pataki, et al. Plaintiffs sought a judgment declaring the legislation unconstitutional and enjoining its implementation. These two cases were consolidated and we refer to both cases below as Dalton v. Pataki.

              On July 17, 2003, the New York Supreme Court dismissed the plaintiffs' complaints in Dalton v. Pataki and held that Chapter 383 is constitutional. The plaintiffs appealed the Court's decision to the Third Department of the New York Supreme Court's Appellate Division and oral argument was held on December 16, 2003. On July 7, 2004, a five-judge panel issued its Opinion and Order declaring the provisions of Chapter 383 authorizing the additional compacts constitutional, the licensing of VLTs to racetracks to be unconstitutional due to the impermissible revenue distribution scheme set forth therein and the provision of Chapter 383 authorizing the Division of the Lottery to participate in the multi-state lottery constitutional.

              On May 3, 2005, the New York Court of Appeals held all of Chapter 383 (including the licensing of VLTs to racetracks) to be constitutional. In July 2005, the New York Court of Appeals, the State's highest court, denied a motion to rehear the case. Appellants filed a writ of certiorari seeking review by the United States Supreme Court. On November 28, 2005, the United States Supreme Court denied the writ.

Indian Lands

              In order for the Nation to conduct gaming pursuant to the Compact, it must do so on Indian lands within its jurisdiction. Indian lands include, but are not limited to, lands located within the boundaries of an Indian territory. For non-territory lands to qualify as Indian lands under IGRA, the land must be either held in trust by the United States for the benefit of any Indian tribe or individual, or held by any Indian tribe or individual subject to restriction by the United States against alienation, and the tribe must exercise governmental power over those lands.

              As it relates to lands that have been acquired in trust or restricted fee status for gaming purposes after October 17, 1988, IGRA generally prohibits gaming on such lands unless certain conditions are met. As relevant to date, lands that are acquired as part of a settlement of a land claim are exempt from the prohibition against gaming on lands acquired after the enactment of IGRA.

              Pursuant to the Compact, the Nation may acquire property and establish gaming facilities in Niagara Falls within the boundaries of the approximate 50 acre area of land described in Appendix I of the Compact and designated as land to be developed by the Nation in connection with its gaming facilities. The Compact also authorizes the Nation to establish a gaming facility in Erie County, New York and one on the already existing Nation Territory. Moreover, the Compact authorizes the Nation to use funds appropriated under the SNSA to acquire parcels of land in Niagara Falls and Erie County for gaming purposes. See "Certain Relationships and Related Party Transactions—Related Party Transactions—Certain Material Agreements of SGC and the Nation—Nation-State Gaming Compact," below.

              In 1990, Congress enacted the SNSA which provides the Nation with fair compensation for use of its land and for the impact on the Nation from prior lease arrangements in Salamanca, New York. The funds appropriated under the SNSA are available for the Nation to acquire land which could be placed into restricted fee status. The SNSA provides that unless the Secretary of the Interior determines that lands acquired pursuant to the SNSA should not be subject to restrictions against alienation, such lands shall be held in restricted fee status by the Nation.

              As determined by the Secretary of the Interior in connection with the approval of the Compact, the Nation will have jurisdiction over lands placed into restricted fee status pursuant to the SNSA. Indeed, lands placed in restricted status pursuant to the SNSA are held in the same legal manner as existing Nation lands are held and thus, subject to the Nation's jurisdiction. In addition, the Secretary determined that lands placed into restricted fee status pursuant to the SNSA are Indian lands as defined by IGRA, and the Nation is authorized to use such land for gaming purposes pursuant to IGRA, because such lands will be acquired as part of a settlement of a land claim.

              In the future, if and when all funds appropriated under the SNSA have been used by the Nation, the Nation may acquire lands in fee status and then request such lands to be held in trust on its behalf through the land-into-trust process. To the extent the Nation acquires lands in trust in the future, it is noted that the land-into-trust process, as compared to the restricted fee process under the SNSA, will be much more cumbersome and lengthy.

              The Nation (as opposed to SGC or its subsidiaries) has acquired approximately 24 acres in Niagara Falls (of the approximate 50 acre area of land described in Appendix I of the Compact) with funds appropriated under the SNSA. On October 3, 2005, the Nation acquired approximately nine acres of land in Erie County with SNSA funds. By operation of federal law, these lands and other parcels that may be acquired in the future pursuant to the SNSA (in Niagara Falls or Erie County), are subject to restrictions against alienation, constitute Indian country subject to the jurisdiction of the

Nation, and qualify as gaming eligible Indian lands pursuant to IGRA. The Nation's existing casino and hotel on the Niagara Falls Territory and existing temporary casino on the Buffalo Creek Territory are situated on these lands.

              In addition to the two then off-Territory sites in Niagara Falls and Erie County, the Compact also authorizes the Nation to establish a gaming facility on then already existing Nation Territory. The lands upon which the Nation owns, operates and manages its Territory-based Seneca Allegany Casino and Hotel, are located within the Nation's Allegany reservation boundaries, thus constituting Indian lands eligible for gaming pursuant to IGRA.

Possible Changes in Federal and State Law

              Our operations are regulated by Nation laws, the Compact and federal statutes, most notably IGRA. Changes with respect to any applicable laws potentially could affect our operations.

              The Department of the Interior has recently published final regulations effective August 25, 2008 governing the conduct of gaming on lands taken into trust after October 17, 1988. The regulations on their face do not purport to impair the ability of the Nation and SGC to expand its gaming operations. Future gaming legislation or court decisions construing the new regulations could adversely impact expansion of SGC gaming operations and the future growth of the Nation's revenue base. In addition, from time to time, various government officials have proposed taxing Indian casino gaming or otherwise limiting or restricting the conduct of gaming operations by Indian tribes. No assurance can be given that such legislation, if and when enacted by Congress, would not have a material adverse effect on the operations of SGC. If Congress were to enact comprehensive amendments to the IGRA, such legislation could have a material adverse effect on the operations of SGC. In addition, under federal law, gaming on the Nation's lands may be dependent upon the permissibility under New York State law of certain forms of gaming or similar activities. If New York State were to make various forms of gaming illegal or against public policy (or the courts were to similarly rule), or otherwise to take a legal position adverse to SGC, such actions could have a material adverse effect on our ability to conduct our gaming operations as currently conducted. Moreover, the 1996 U.S. Supreme Court decision in Seminole Tribe of Florida v. Florida may permit a state to avoid or refuse to negotiate amendments to existing compacts such as the Compact.

 CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Transactions with the Nation

Land Leases from the Nation

              The Nation has entered into operating lease agreements (each a Head Lease) with each of SNFGC, STGC and SEGC. Due to the related party nature of these leases, which can be effectively modified by the Nation, SGC records monthly lease expense equal to the required payment amount for the respective month. Lease payment increases under the Head Leases are restricted under the terms of the indenture governing the 2012 Notes and the Distribution Agreement and will be restricted under the terms of the indenture governing the Notes and the New Senior Secured Credit Agreement. The foregoing leases contain no renewal options or escalation clauses.

              The SNFGC Head Lease (dated October 25, 2002) which expires on December 31, 2023 covers use of the land and certain improvements existing at the commencement of such Head Lease, principally including structures formerly known as the Niagara Falls Convention Center and Lackey Plaza. Effective October 1, 2007, the monthly payments were $1,365,909, as approved by the board of directors of SGC and SNFGC. Pursuant to the terms of the Amended and Restated SNFGC Head Lease entered into on March 27, 2008, and effective October 1, 2007, payments were further increased, at the request of the Nation, to $2,033,333 per month, with such increase effective as of October 1, 2007. On August 1, 2008, at the request of the Nation, SGC approved an increase in the SNFGC Head Lease to $3,083,333 per month, effective October 1, 2008, and to $3,666,667 per month, effective October 1, 2009. On March 19, 2009 SNFGC entered into an amendment to the foregoing Head Lease agreement with the Nation, which reduced payments to $3,007,208 per month effective October 1, 2008 and eliminated the increase that would have taken effect as of October 1, 2009.

              The STGC Head Lease (effective as of May 1, 2004) which expires on December 31, 2023 covers use of the land which is currently being used in operating the Seneca Allegany Casino and Hotel. Effective October 1, 2007, the monthly payments were $1,365,909, as approved by the board of directors of STGC. Pursuant to an amendment to the STGC Head Lease entered into on March 27, 2008, and effective as of October 1, 2007, the payments were increased, at the request of the Nation, to $1,691,667 per month. On August 1, 2008, at the request of the Nation, SGC approved increases in the payments under the STGC Head Lease to $2,166,666 per month effective October 1, 2008, and to $2,666,667 per month effective October 1, 2009. On March 19, 2009 STGC entered into an amendment to the foregoing Head Lease agreement with the Nation, which reduced payments to $2 million per month effective October 1, 2008 and eliminated the increase that would have taken effect as of October 1, 2009.

              The SEGC Head Lease (effective as of April 1, 2006) which expires on December 31, 2023 covers use of the land which is currently being used in operating the Seneca Buffalo Creek Casino. Effective October 1, 2007, the monthly payments were $1,287,500, as approved by the board of directors of SEGC. Pursuant to an amendment to the SEGC Head Lease entered into on March 27, 2008, and effective as of October 1, 2007, the payments were increased, at the request of the Nation, to $1,441,667 per month. On August 1, 2008, at the request of the Nation, SGC approved an increase in the payments under the SEGC Head Lease to $1,500,000 per month effective October 1, 2008 and thereafter. On March 19, 2009 SEGC entered into an amendment to the foregoing Head Lease agreement with the Nation, which reduced payments to $1,326,125 per month effective October 1, 2008.

              In connection with the March 19, 2009 Head Lease amendments described above, for purposes of compliance with its indenture governing the 2012 Notes and the Distribution Agreement, SGC obtained and delivered to Wells Fargo, N.A. (as trustee under the indenture governing the 2012 Notes) written fair market value rent opinions from an independent financial advisor with regard to the SNFGC and STGC Head Lease amendments (as required by the indenture governing the 2012 Notes).

The SEGC Head Lease amendment reflects a 3% per annum (for two years) increase in rent as permitted by the indenture governing the 2012 Notes. SGC also delivered to Wells Fargo, N.A. (as trustee under the indenture governing the Authority Bonds and a party to the Distribution Agreement) an additional certification required pursuant to the Distribution Agreement. Further or additional increases in rent payable under the Head Lease agreements are restricted under the terms of the indenture governing the 2012 Notes and the Distribution Agreement and will be restricted under the indenture governing the Notes and the New Senior Secured Credit Agreement, and are subject to compliance with all applicable contractual commitments of SGC and the Nation, such that no increase may contravene, or constitute a default under any agreement, indenture, instrument or other commitment legally binding upon the Nation, SNFGC, STGC or SEGC, respectively, or to which the premises (described in the Head Leases) are subject.

              Expenses resulting from the above Head Lease agreements were as follows for the fiscal years ended September 30:

	2009	2008	2007
	(In Millions)
SNFGC	$36.1	$24.4	$15.9
STGC	24.0	20.3	15.9
SEGC	15.9	17.3	15.0

	$76.0	$62.0	$46.8

Regulatory Services

              SGC is charged by the Nation for its costs incurred related to the operation of SGA gaming regulatory services. These include: (a) costs incurred solely and directly in connection with regulatory services and oversight of SGC's gaming operations and which are therefore 100% allocable to SGC; and (b) an administration fee, assessed by the Nation for costs indirectly incurred in conjunction with the operation and regulation of the Corporation, which is fixed as a percentage of direct costs, currently set at 20%, as determined by the Nation in its performance of administration of the SGA and its oversight of the Company. During September 2009, the administration fee percentage was reduced by the Nation from 29.56% to 20%, with retroactive application to Fiscal 2009. Such costs were approximately $9.7 million and $10.9 million for Fiscal 2009 and 2008, respectively, and $6.7 million and $7.6 million for the nine months ended June 30, 2010 and 2009, respectively.

              SGC is also charged by the Nation for its costs incurred related to services provided by the New York State Racing and Wagering Board, New York State Police, Seneca Nation of Indians Marshals, Buffalo Police and Cattaraugus County Sheriff Department solely and directly in connection with SGC's operations, which costs were approximately $10.8 million and $9.6 million for the Fiscal 2009 and 2008, respectively, and $8.9 million and $8.4 million for the nine months ended June 30, 2010 and 2009, respectively.

              At June 30, 2010 and September 30, 2009, approximately $40.4 million and $33.7 million, respectively, were recorded as "accrued regulatory costs" in the accompanying consolidated balance sheets, for the payment of such New York State related regulatory costs.

Distributions to the Nation

              General Distributions

              We make distributions to the Nation pursuant to resolutions adopted by our board of directors for specific projects identified by the Nation and for general purposes. During the nine months ended June 30, 2010 and fiscal 2009, we distributed $22.5 million and $42.2 million, respectively, to the Nation pursuant to such resolutions. Additionally, $7.5 million of distributions, declared by the board of directors during the three months ended June 30, 2010 and payable to the Nation, are recorded on the unaudited consolidated balance sheet of SGC at June 30, 2010 as distributions payable.

              Distribution Agreement Obligations

              During the nine months ended June 30, 2010 and 2009 and during fiscal 2009, SGC distributed $11.2 million, $10.7 million and $14.4 million, respectively, to the Nation under the Distribution Agreement. See "Certain Relationships and Related Party Transactions—Related Party Transactions Certain Material Agreements of SGC and the Nation—Distribution Agreement" for a detailed description of the Distribution Agreement.

              New York State Exclusivity Fee under the Compact

              During Fiscal 2009, SGC distributed approximately $106.0 million to the Nation for the payment of the exclusivity fee to New York State.

Class II Poker Operations

              In January 2005, we transferred all Class II gaming operations to the Nation, which included our poker operations at the Seneca Niagara Casino and Hotel, and at the Seneca Allegany Casino and Hotel. Class II gaming includes bingo and similar games, and is subject to tribal regulation and federal oversight by the NIGC. For a description of the classes of gaming, see "Regulation of the Nation, Seneca Gaming Corporation and its Subsidiaries—The Indian Gaming Regulatory Act of 1988—Classes of Gaming" above. The transfer of the Class II operations in January 2005 was consistent with our understanding of the Seneca Nation Tribal Council's (the Nation's legislative body) intent that we manage and operate the Nation's Class III operations and that Council directly manage and operate the Nation's Class II operations. The Nation, through its wholly owned business enterprise, Seneca Gaming & Entertainment, operates the Class II poker operations at Seneca Niagara Casino and Hotel, in addition to two Class II gaming facilities located on the Nation's territories in Salamanca and Irving, New York, respectively. On November 9, 2009, Seneca Gaming & Entertainment relocated its poker operations at Seneca Allegany Casino to a new facility located within one mile of our property. For the nine months ended June 30, 2010 and 2009, SGC recorded $0.4 million and $0.6 million, respectively, of rental income and fees. At June 30, 2010 and September 30, 2009, SGC recorded $0.4 million and $0.5 million, respectively, as a receivable from the Nation relating to poker room rentals.

Construction Management Services

              SNFGC, STGC, SEGC and LGCC have each entered into construction management agreements with Seneca Construction Management Corporation, or SCMC, and SCMC LLC, for certain renovations and capital improvements at Seneca Niagara Casino and Hotel, Seneca Allegany Casino and Hotel, Seneca Buffalo Creek Casino and Seneca Hickory Stick Golf Course, respectively. SCMC and SCMC LLC are wholly owned by the Nation. For the nine months ended June 30, 2010 and 2009, SNFGC, STGC and SEGC have collectively made payments to SCMC and SCMC LLC for construction management and related fees of $0.3 million and $1.8 million, respectively. Such fees reflect the amounts earned by SCMC and SCMC LLC for the performance of construction management services related primarily to the recently completed expansion of the Buffalo Creek facility. Additional amounts paid to SCMC and SCMC LLC are passed through and used to pay subcontractors, reimbursements for out-of-pocket expenses and similar costs.

Related Party Transactions

Review, Approval or Ratification of Transactions with Related Persons

              Our corporate charter provides that no director may have an "economic interest" in any of the Company's activities. Our audit committee charter further requires that the audit committee review and approve or disapprove all related party transactions, and our written Code of Business Conduct and Ethics requires that any transaction involving a potential conflict of interest involving an executive officer or a member of our board of directors must be disclosed and approved by our full board of directors, unless such transaction also constitutes a "related party transaction" under the SEC's rules, in which case the transaction must be approved by the Audit Committee. The Audit Committee has implemented a formal policy to further detail the process for identifying and obtaining approval of related party transactions. In addition, on an annual basis, each director and executive officer completes a Directors' and Officers' Questionnaire that requires disclosure of any transactions with SGC or its subsidiaries in which the individual, or any member of the individual's family, has a direct or indirect material interest. The foregoing written rules constitute our current written policies relating to approval of related party transactions.

Director Independence

              SGC is not a listed issuer with securities listed on a national securities exchange or inter-dealer quotation system with requirements that a majority of the board of directors be "independent." Accordingly, SGC is not subject to rules requiring certain of its directors to be independent. We believe all of our current directors would meet the NYSE definition of "independent" except for Karen Karsten, Robert Mele and Kevin Seneca. Even if SGC were a listed issuer, the board believes that SGC would be able to rely on at least one exemption from these director independence standards in that it is both a controlled company (having one owner, the Seneca Nation of Indians) and has only debt (as opposed to equity) securities outstanding

Certain Material Agreements of SGC and the Nation

              The following summaries of certain material agreements related to our operations, to which the Nation or SGC (or its subsidiaries) is a party, do not purport to be complete and are qualified in their entirety by reference to the agreements summarized herein. Capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in the agreement being summarized (unless otherwise indicated).

              Nation-State Gaming Compact

              The Nation engages in Class III gaming activities in accordance with the Compact, approved on October 25, 2002. The Compact was negotiated between the Nation and New York State in accordance with the provisions of IGRA applicable to the conduct of Class III gaming operations by Indian tribes. See "Regulation of the Nation, Seneca Gaming Corporation and its Subsidiaries—The Indian Gaming Regulatory Act of 1988—Tribal-State Compacts," above.

              The Compact provides, among other things, that:

              (1)   The Nation may conduct the following games of chance on its lands: baccarat, bang, beat the dealer, best poker hand, blackjack, Caribbean stud poker, chuck-a-luck, craps, gaming devices, hazard, joker seven, keno, let it ride poker, minibaccarat, pai gow poker, pai gow tiles, red dog, roulette, sic bo, super pan, under and over seven, wheel games, casino war, Spanish blackjack, multiple action blackjack, and three card poker. See "Regulation of the Nation, Seneca Gaming Corporation and its Subsidiaries—The Indian Gaming Regulatory Act of 1988—Tribal-State Compacts," above. The Compact sets forth specifications describing and governing the operation of each of these types of games by the Nation.

              (2)   The Compact provides for the establishment of the SGA, which exercises jurisdiction over and responsibility for the conduct of gaming operations by the Nation. The SGA was established pursuant to the Gaming Ordinance. The New York State Racing and Wagering Board and the New York State Police, collectively, the SGO, act in a concurrent regulatory and oversight role with regard to the Nation's Class III gaming operations. The SGA is entitled to unfettered access to all areas of the Nation's gaming facilities including the surveillance room(s), copies of daily inspection reports as well as access to the business and accounting records relating to the Nation's gaming operations during the course of an investigation. Each Nation Class III gaming operation must provide reasonable office and reserved parking space adjacent to the Class III gaming facilities for the SGO. New York State is empowered to sue to enforce applicable Compact terms and to remedy violations through arbitration or in federal court.

              (3)   Law enforcement responsibilities relating to the Nation's Class III gaming operations are concurrent between the Nation Law Enforcement Agency and the New York State Police as a matter of federal law. Nothing in the Compact alters the jurisdiction of New York State, if any, over Indian land as provided by applicable law. Members of the New York State Police in the course of official duties have unfettered access to all areas of the Class III gaming and auxiliary facilities, subject only to State and federal constitutional limitations. As stated, the Nation Law Enforcement Agency may exercise concurrent authority with that of the New York State Police to maintain public order and safety, to the extent authorized by federal law.

              (4)   All gaming employees are required to apply for, and obtain, a valid gaming employee license issued by the SGA, following a fingerprint check by the New York State Division of Criminal Justice Services, a background investigation by the New York State Police, and a suitability determination by the SGO. Applicants must submit a license application to the SGA concerning personal and family history, personal and business references, criminal conviction record, business activities, financial affairs, gaming industry experience, gaming school education and general educational background. The SGA may in specified circumstances suspend, revoke or deny a renewal of any gaming license.

              (5)   Any enterprise providing gaming services, gaming supplies or gaming equipment to a Nation Class III gaming operation must hold a current valid gaming service registration issued by the SGA.

              (6)   Any enterprise that provides goods, supplies or services to a Nation Class III gaming operation (other than gaming services, gaming supplies or gaming equipment) in a total amount exceeding $75,000 in a single twelve-month period must be identified to the SGO by the Commission. The SGA cooperates with the SGO in any reasonable investigations deemed necessary by the SGO relating to the fitness of any such enterprise to engage in any business with a Nation Class III gaming operation. The SGO may bar such an enterprise from providing such goods, supplies or services upon a determination of a threat to the effective regulation of Class III gaming or danger of unfair or illegal practices, methods and activities in the conduct of Class III gaming.

              (7)   The Nation's Class III gaming operations must conform with a detailed set of operational and management standards relating to a variety of matters, including accounting, internal controls, operational procedures, surveillance personnel and the handling of cash and credit.

              (8)   The Nation must maintain complete and accurate records of all transactions relating to the revenues and costs of its gaming operations. The forms of such accounts must be consistent with generally accepted accounting principles. An annual audit of the financial statements of its gaming operations must be conducted by an independent certified public accountant in a manner consistent with generally accepted auditing standards.

              (9)   The Nation reimburses New York State for its costs of oversight under the Compact. Costs include staffing, fringe benefits, overhead costs and non-personal services.

              (10) The Nation prohibits the possession of firearms in its Class III gaming facilities except by persons authorized by law and does not permit persons under the age of 18 to be admitted to any Class III gaming facility or to place any wager, directly or indirectly. The SGA maintains and shares with SGC a list of persons barred from the Class III gaming facilities because of criminal histories or associations posing a threat to gaming integrity or safety.

              (11) As required by IGRA and the Gaming Ordinance, SGC has constructed, maintained, and operated its gaming facilities in a manner that adequately protects the environment and the public health and safety.

              (12) SGC (or its subsidiaries) or the Nation on its behalf maintains liability insurance to compensate injured patrons of Class III gaming facilities. The Nation has established procedures for the adjudication of compensation for tort claims by patrons of Class III gaming facilities.

              (13) Except for disputes concerning the games and activities permitted under the Compact, the Nation and New York State have established binding arbitration as a method of resolution of all other disputes concerning compliance with and interpretation of Compact provisions.

              (14) The terms and conditions of the Compact may be modified or amended by written agreement of both parties. If the State agrees to permit any other Indian nation or tribe to conduct a Class III game or activity which has not been authorized under the Compact, the State shall notify the Nation, which may then conduct such game or activity upon adoption of the State's specifications regarding such game or activity.

              (15) The Compact is in effect until December 9, 2016, to be renewed for an additional period of seven years unless either party objects in writing, or terminated as a result of any of the following: (1) repeal of IGRA; (2) the Nation adopts a referendum revoking the Nation's authority to conduct Class III gaming; or (3) either the Nation or the State commits a Material Breach (as defined by the Compact).

              (16) The Compact in no way waives the right of the Nation to request negotiations for amendment or modification to the Compact with respect to a Class III game or activity which is to be conducted on Nation lands but which is not permitted under the provisions of the Compact.

              (17) Except as specifically provided in the Compact, neither New York State nor the Nation waived its sovereign immunity by entering into the Compact.

              The President of the Nation and the Governor of New York signed the Compact on August 18, 2002, and, on October 25, 2002, by operation of law, the Compact was deemed approved in accordance with IGRA. The Compact took effect on December 9, 2002, when notice was published in the Federal Register.

              The Nation is currently in dispute with the State of New York with respect to exclusivity payments and certain other payments owed by the Nation to the State of New York. See "Business—Class III Gaming Compact" and "Risk Factors—Risks Relating to Legal Disputes and Regulation—The Nation is involved in a dispute with the State of New York over payment obligations owed to the State under the Compact."

              Nation Agreement

              In connection with our issuance of the Notes, the Nation will enter into an agreement, or the Nation Agreement with the Trustee and the administrative agent under the New Senior Secured Credit Agreement pursuant to which the Nation will agree not to take certain actions that may adversely affect us or the interests of Note holders or the lenders under our New Senior Secured Credit Agreement and to establish the Compact Reserve Account.

              Amended and Restated Assignment and Plan of Distribution Agreement

              Concurrently with the issuance of the Notes, SGC will enter into an Amended and Restated Assignment and Plan of Distribution Agreement, or the Assignment Agreement, with the Nation. Pursuant to this agreement, the Nation adopted a plan of distribution providing that in the event of the dissolution or final liquidation of any of SNFGC, STGC and SEGC, the net liquidation or dissolution proceeds shall be distributed to SGC. Concurrent with the issuance of the Notes, the Nation will further assign to SGC all of its rights, title and interest in and to these proceeds. The Nation will enter into the Assignment Agreement because even though SNFGC, STGC, and SEGC are owned by SGC, according to the charters of these subsidiaries, in the event of a liquidation or dissolution of a subsidiary, the Nation, and not SGC, would be entitled to receive the net proceeds of the liquidation or dissolution after all liabilities and obligations of the subsidiary have been paid, satisfied and discharged. Both the Nation and SGC will also waive their respective sovereign immunity from unconsented suit and consent to suit in accordance with the Assignment Agreement. Remedies against the Nation are generally limited to specific performance. However, in the event a subsidiary has distributed net liquidation or dissolution proceeds to the Nation and the Nation has not transferred those proceeds to SGC, the Nation may be required to transfer an amount equal to the liquidation proceeds to SGC, or if such remedy is not available, SGC may file a claim for money damages in an amount no greater than the amount of net liquidation or dissolution proceeds not assigned. Any such money damages for which the Nation is liable are only payable from assets held by the Nation, SGC, SNFGC, STGC, or SEGC related to the gaming business, other than real property held in trust for the Nation by the United States.

              Distribution Agreement

              On April 27, 2007, SGC entered into a Distribution Agreement, or the Distribution Agreement, among the Nation, the Seneca Nation of Indians Capital Improvements Authority, or the Authority, SGC and Wells Fargo Bank, as Trustee.

              The Authority is a wholly owned governmental instrumentality of the Nation formed for the purpose of financing, developing and operating such capital improvements of the Nation as the Nation designates. On April 27, 2007, the Authority sold an aggregate principal amount of $159.5 million Special Obligation Bonds, or Authority Bonds, to Merrill Lynch Pierce Fenner & Smith Incorporated, as the initial purchaser, for sale to qualified institutional buyers and investors outside the United States in accordance with Regulation S. The Authority Bonds were issued in two series, one designated Series 2007-A (tax exempt) in the aggregate principal amount of $119.5 million (consisting of $32.8 million aggregate principal amount due 2016 bearing interest at a rate of 5.25%, or Series 2007-A Bonds due 2016, and $86.7 million aggregate principal amount due 2023 bearing interest at a rate of 5.00%, or Series 2007-A Bonds due 2023) and the other designated Series 2007-B (taxable) in the aggregate principal amount of $40.0 million due 2013 bearing interest at a rate of 6.75% (the Series 2007-B Bonds), together with the Series 2007-A Bonds due 2016 and Series 2007-A Bonds due 2023, or collectively, the 2007 Bonds). The Authority Bonds are governed by an indenture between the Authority and the trustee for the Authority Bonds dated April 27, 2007. The Authority Bonds are not obligations of SGC or the Nation, and the issuance of the Authority Bonds will not give rise to an obligation of the Nation to levy any tax or make any appropriation for their payment.

              The Authority intends to pay the debt service on the Authority Bonds from certain Distributions (as defined in the Distribution Agreement) that SGC makes to the Nation and, at the direction of the Nation and the Authority, pays directly to the Trustee under the Distribution Agreement. The Distribution Agreement obligates SGC, subject to any contractual restrictions applicable to it, to make monthly Distributions to the Nation at the times and in the amounts necessary to enable the Authority to pay the debt service on the Authority Bonds as required under the Authority's Indenture. The Distribution Agreement obligates the Nation not to permit SGC to enter into any contractual obligation that would materially adversely affect SGC's ability to comply with its monthly Distribution obligations under the Distribution Agreement (with it agreed that contractual obligations comparable to those in the indenture governing the 2012 Notes would not be deemed to violate or breach this covenant). Existing or future contractual obligations of SGC, SGC's obligations to make the Excluded Payments (as defined in the Distribution Agreement) as well as the results of SGC's and its consolidated subsidiaries' gaming operations, may prevent SGC from making these Distributions at the times and in the amounts sufficient to enable the Authority to pay the principal of, premium, if any, and interest on the Authority Bonds when due whether on their scheduled payment dates, by earlier call for redemption, by acceleration or otherwise. The Distribution Agreement provides that neither the Trustee nor the Authority's bondholders will have any recourse under the Distribution Agreement to any revenues, assets or property of SGC or its subsidiaries should SGC fail to comply with its Distribution obligations. The Authority Bonds are limited recourse obligations of the Authority payable solely from the Trust Estate (as defined in the Distribution Agreement), consisting almost exclusively of the Pledged Distributions (as defined in the Distribution Agreement). Recourse to the Nation with respect to its obligations is limited to the Pledged Distributions.

              Interest on the Authority Bonds, commencing on the issue date, was payable on December 1, 2007, and continues to be payable on each June 1 and December 1 thereafter.

              The Authority is required to redeem all of the Authority Bonds, at a redemption price equal to their principal amount plus accrued and unpaid interest, on the last semi-annual payment date preceding (i) the termination date of the Nation's Compact with New York State pursuant to paragraph 4(c) thereof or (ii) the termination of such Compact pursuant to paragraph 4(d) thereof. In addition, the Authority is required to make mandatory sinking fund payments on the Authority Bonds on each June 1 and December 1 of each year.

              The Authority is required to redeem all of the Series 2007-A Bonds in the event of a Determination of Taxability (generally, a final determination by the Commissioner or any District Director of the Internal Revenue Service or a determination by a court of competent jurisdiction that interest on the Series 2007-A Bonds is not excludable from gross income for federal income tax purposes under Section 103 of the Code), on a date selected by the Authority but not later than 180 days after such Determination of Taxability, at a redemption price equal to the principal amount thereof plus accrued and unpaid interest to the date of redemption plus a premium equal to 4% of the principal amount thereof.

              The Authority may, at its option, redeem at any time on June 1, 2017 and on any business day thereafter, all, or from time to time any part of, the Series 2007-A Bonds due 2023 prior to maturity, at a redemption price equal to 100% of the principal amount of the respective Series 2007-A Bonds due 2023 then being redeemed plus accrued and unpaid interest to the redemption date.

              There is no optional redemption of the Series 2007-A Bonds due 2016 or of the Series 2007-B Bonds.

 DESCRIPTION OF CERTAIN INDEBTEDNESS

              As of June 30, 2010, our debt instruments and facilities consisted of the 2012 Notes on which we pay a fixed interest rate of 7 1/4%, and our Existing Senior Secured Loan Agreement, which matures on December 31, 2011. Following is a summary of certain material terms of the 2012 Notes, the Existing Senior Secured Loan Agreement and the New Senior Secured Credit Agreement.

2012 Notes

              On May 5, 2004 and May 23, 2005, SGC issued $300.0 million and $200.0 million, respectively, in senior notes with fixed interest payable at a rate of 7 1/4% per annum due 2012, which we refer to collectively as the 2012 Notes, under an indenture, or the 2012 Indenture. The 2012 Notes are SGC's unsecured general obligations and are currently guaranteed by SNFGC, STGC, SEGC, and LGCC. Interest on the 2012 Notes is payable semi-annually on May 1 and November 1. The 2012 Notes mature on May 1, 2012. As of June 30, 2010, accrued interest on the 2012 Notes was $6.0 million. The 2012 Indenture contains certain covenants, including limitations on restricted payments and the incurrence of indebtedness, and reporting obligations. As of June 30, 2010, SGC was in compliance with all covenants in the 2012 Indenture. The 2012 Notes will be refinanced by the Notes and by proceeds from the New Senior Secured Credit Agreement which we will enter into concurrently with the issuance of the Notes.

Existing Senior Secured Loan Agreement

              Effective June 19, 2008, SGC entered into a $50.0 million senior secured loan agreement with Key Bank National Association, or the Existing Senior Secured Loan Agreement. On December 18, 2009, SGC amended the Existing Senior Secured Loan Agreement to extend the maturity date from December 19, 2009 to December 31, 2011. The $50.0 million commitment under the Existing Senior Secured Loan Agreement reduces in tandem with any reduction in the letter of credit requirement imposed by the ESDC (relating to the ESDC's efforts on behalf of SGC in connection with ongoing condemnation proceedings in Niagara Falls, New York) up to an aggregate reduction of $10.0 million. As of June 30, 2010, the commitment was reduced to $49.2 million in accordance with this provision and at SGC's request, the lender under the Senior Secured Revolving Loan Agreement had issued letters of credit totaling $17.4 million, $12.3 million of which may be drawn upon to fund the purchase of certain parcels within the 50 acre "footprint" described in the Compact with New York State and designated for ownership by the Nation, with the remaining $5.1 million issued in connection with worker's compensation policies and certain other contracts, as required.

              The Existing Senior Secured Loan Agreement contains certain financial covenants and other customary covenants, including covenants restricting the incurrence of additional indebtedness, the creation of additional liens and the disposition of assets. As of November 3, 2010, SGC was in compliance with all covenants in the Existing Senior Secured Loan Agreement.

              The Existing Senior Secured Loan Agreement will be replaced by the New Senior Secured Credit Agreement and the letters of credit issued under the Existing Senior Secured Credit Agreement will be replaced by letters of credit to be issued under our New Senior Secured Credit Agreement.

New Senior Secured Credit Agreement

              Concurrently with the issuance of the Notes, we will enter into the New Senior Secured Credit Agreement. The New Senior Secured Credit Agreement will provide a term loan facility of $175 million and a revolving loan facility of $50 million. After the issuance date of the Notes, upon request and subject to available commitments, the credit facility may be increased to $275 million, subject to satisfaction of certain conditions. The credit facilities have a five year term. The term loan facility will be fully drawn on the issuance date of the Notes to pay the purchase price of the 2012 Notes validly tendered by holders pursuant to the Tender Offer and accepted by us, and amounts under this facility may not be reborrowed upon payment. We will be required to make quarterly payments on the term loan facility sufficient to amortize 20% of the term loan facility each year, which amortization will be increased if the facility is increased.

              Under the revolving credit facility, $50 million will be available for standby letters of credit, and $15 million will be available for same day, or swingline, loans, in each case subject to certain conditions. The amount available for standby letters of credit will be reduced by $17.4 million of letters of credit transferred from the Existing Senior Secured Loan Agreement. The administrative agent or the letter of credit issuer may require, in certain circumstances, that SGC cash collateralize its obligations with respect to letters of credit issued under this facility and grant a security interest in such cash, deposit accounts and balances therein.

              Borrowings under the revolving credit may be made in an aggregate amount not to exceed at any time outstanding the amount of each lender's revolving credit commitment, subject to certain exceptions with respect to swing line loans. Amounts borrowed under the New Senior Secured Credit Agreement will bear interest at the Euro Dollar Rate, plus an Applicable Rate which ranges between 2.75% and 1.25% based on a leverage grid, or the Base Rate, plus an Applicable Rate which ranges between 1.75% and 0.25% based on the same leverage grid.

              The New Senior Secured Credit Agreement provides that SGC will pay certain letter of credit fees, fronting fees, commitment fees, and other fees as provided in the fee letters with the respective parties.

              SGC's obligations under the New Senior Secured Credit Agreement will be secured by substantially all of SGC's gaming and related assets (including substantially all gaming revenues) not constituting real property or improvements. SGC's obligations will be guaranteed by SNFGC, STGC, SEGC and LGCC. The obligations of SNFGC, STGC, SEGC and LGCC under the guarantees will be secured by substantially all of each guarantor's assets (including substantially all gaming revenues) not constituting real property or improvements. Other than certain excluded collateral described below, the definition of collateral includes: accounts, chattel paper, documents, general intangibles, goods, instruments, insurance, intellectual property, investment related property, letters of credit and letter-of-credit rights, money, receivables and receivable records, revenues, commercial tort claims, collateral records, collateral support and supporting obligations relating to any of the foregoing, all other personal property of the grantors, and all proceeds, products, accessions, rents and profits of or in respect of any of the foregoing. The definition of excluded collateral includes, among other things, any interest in real property, any improvements to real property or fixtures constituting real property or any collateral records relating to any gaming business being conducted at the Venues which cannot be mortgaged, pledged or assigned as security for the Secured Obligations or released or transferred under applicable law, certain license, rights or other interests of SGC to engage in the gaming business, certain rights to engage in gaming regulated by the Compact or IGRA or to engage in any Management Activity, or equity interests in the gaming business.

              The New Senior Secured Credit Agreement will also include certain financial covenants requiring SGC to maintain a total leverage ratio (of total funded debt to consolidated EBITDA) of not more than 3.75 to 1.0 for the first three fiscal quarters following effectiveness of the New Senior Secured Credit Agreement and decreasing on a step basis to 2.5 to 1.0 for the fiscal quarters ending after December 31, 2014 and a fixed charge coverage ratio of 1.05 to 1.0.

              In addition, the New Senior Secured Credit Agreement will contain certain covenants customary for similar facilities, including negative and affirmative covenants including covenants that restrict our ability and the ability of our restricted subsidiaries to, among other things:

    •
    Create, incur, assume, or suffer to exist additional indebtedness or liens;

    •
    Make investments or loans or acquire any person or entity;

    •
    Enter into transactions with affiliates;

    •
    Enter into certain restrictive agreements;

    •
    Engage in mergers, acquisitions, consolidations and asset sales;

    •
    Repay, redeem, purchase or otherwise satisfy specified types of indebtedness, including the Notes;

    •
    Modify the terms of other indebtedness, including the Notes; and

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    Declare, pay or make certain distributions or dividends.

              The New Senior Secured Credit Agreement will also contain events of default as are usual and customary for comparable facilities.

              The terms described above are subject to change. Availability of the facilities under the New Senior Secured Credit Agreement is subject to a number of conditions, including the consummation of the issuance of the Notes. To the extent that any of the conditions are not satisfied, the credit facilities described above may be unavailable to us on the terms described above or at all.

              It is expected that Bank of America, N.A. will act as the administrative agent under the New Senior Secured Credit Agreement and will act as a lender.

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  Exhibit 99.3
SUMMARY
RISK FACTORS
Risks Relating to Legal Disputes and Regulation
USE OF PROCEEDS
CAPITALIZATION
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT
SENECA GAMING CORPORATION AND THE NATION
REGULATION OF THE NATION, SENECA GAMING CORPORATION AND ITS SUBSIDIARIES
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
DESCRIPTION OF CERTAIN INDEBTEDNESS